Exhibit 10.14
PURCHASE AND SALE AGREEMENT
by and between
STERLING BUCKEYE NETWORK EXCHANGE, LLC,
a Delaware limited liability company
(“Seller”)
and
GO DADDY SOFTWARE, INC.,
an Arizona corporation
(“Buyer”)

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PURCHASE AND SALE AGREEMENT

1.	Agreement	1

2.	Escrow Agent	1

3.	Purchase Price and Payment Terms	1

4.	Earnest Money	1

5.	Escrow Opening and Closing	2

6.	Owner’s Title Policy; Closing Costs	2

7.	Buyer’s Contingencies	3

8.	Additional Definitions; Conveyance; Closing Documents	6

9.	Remedies	8

10.	Brokers	8

11.	Seller’s Representations, Warranties and Additional Covenants	9

12.	Buyer’s Representations	10

13.	Reports	12

14.	Survey	12

15.	Notices	12

16.	Time of the Essence	13

17.	Severability	13

18.	Waiver	13

19.	Legal Fees	13

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20.	Entire Agreement	13

21.	Amendments	13

22.	Further Performance	13

23.	Counterparts	14

24.	Assignment	14

25.	Binding Effect	14

26.	Governing Law	14

27.	Headings and Construction	14

28.	Subsequent Acts	14

29.	Non-Foreign Person	14

30.	1031 Exchange	14

31.	Condemnation	15

32.	Exhibits	15

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PURCHASE AND SALE AGREEMENT
     This Agreement is entered into effective as of October 25, 2005, by and between STERLING BUCKEYE NETWORK EXCHANGE, LLC, a Delaware limited liability company (“Seller”), and GO DADDY SOFTWARE, INC., an Arizona corporation (“Buyer”).
     1. Agreement. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller on the terms and conditions contained in this Agreement the real property (“Land”) described on Exhibit A attached hereto, together with: (i) the all rights and easements appurtenant thereto and located thereon (the “Easements”); (ii) that certain building containing approximately three hundred twenty four thousand (324,000) square feet located on the Land (the “Building”); and (iii) all permanent fixtures the “Permanent Fixtures”) and Seller’s Personal Property (as hereinafter defined) located on the Land and on and within the Building (the Land, Building, Permanent Fixtures, Seller’s Personal Property and the Easements collectively, the “Property”). The Land and Building are commonly known as 1402 E. Buckeye, Phoenix, Arizona.
     2. Escrow Agent. Seller and Buyer shall open an escrow (“Escrow”) with CHICAGO TITLE INSURANCE COMPANY, 2415 E. Camelback Road, Phoenix, Arizona 85016 Attn.: Jack Knott (“Escrow Agent”) to facilitate the consummation of the sale of the Property. Seller and Buyer shall execute any escrow instructions (“Escrow Instructions”) reasonably requested by Escrow Agent in connection with opening the Escrow or otherwise facilitating the consummation of the sale of the Property. In the event of any conflict or inconsistency between the Escrow Instructions and this Agreement, the provisions of this Agreement shall prevail.
     3. Purchase Price and Payment Terms. The purchase price (“Purchase Price”) to be paid by Buyer for the Property shall be Nine Million Five Hundred Thousand and no/100ths Dollars ($9,500,000.00). The Purchase Price shall be due and payable as follows:
     (a) Fifty Thousand and no/100ths Dollars ($50,000.00) of earnest money to be deposited by Buyer into Escrow in cash or other immediately available funds concurrently with Opening of Escrow (“First Deposit”). The First Deposit shall be nonrefundable, to be released by Escrow Agent to Seller upon the Opening of Escrow.
     (b) Four Hundred Fifty Thousand and no/l00ths Dollars ($450,000.00) of earnest money to be deposited by Buyer into Escrow in cash or other immediately available funds on or prior to the Feasibility Date (hereinafter defined), if this Agreement has not by then terminated (“Second Deposit”). The Second Deposit shall be nonrefundable, except as otherwise set forth in Section 9(a) hereinbelow.
     (c) The balance of the Purchase Price shall be deposited by Buyer into Escrow in cash or by other immediately available funds on or prior to the Closing Date (hereinafter defined).
     4. Earnest Money. As used herein, the term “Earnest Money” shall mean, collectively, the First Deposit and the Second Deposit and all interest earned thereon. The Earnest Money shall be held in a federally insured, interest bearing account, provided, however, that the First Deposit shall be immediately

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released to Seller pursuant to Section 3(a) above. The Earnest Money shall apply as a credit toward payment of the Purchase Price at Close of Escrow. If this Agreement is terminated prior to the expiration of the Feasibility Date, the First Deposit shall nevertheless be nonrefundable. Notwithstanding anything stated to the contrary herein, if this Agreement is terminated after the Feasibility Date, all of the Earnest Money shall be nonrefundable unless the termination is the result of Seller’s default, in which event only the Second Deposit shall be refunded to Buyer. Buyer acknowledges that the foregoing provisions are reasonable compensation for taking the Property off of the market if Buyer fails to proceed with the Closing for any reason other than Seller’s default.
     5. Escrow Opening and Closing. The Escrow Agent shall sign and date this Agreement on the space provided at the end of this Agreement, indicating that Escrow has been opened as of such date (“Opening of Escrow”). The date set for conveyance of title to the Property and the performance of all conditions (except those conditions expressly required to be performed earlier pursuant to this Agreement) relating thereto (“Closing” or “Closing Date” or “Close of Escrow”) shall occur on or before thirty (30) days after the Feasibility Date.
     6. Owner’s Title Policy; Closing Costs.
     (a) Title Insurance Costs. At Close of Escrow, Escrow Agent shall furnish to Buyer an ALTA extended coverage owner’s policy of title insurance (“Title Policy”) in the amount of the Purchase Price insuring Buyer’s title to the Property, subject only to the usual printed exceptions contained in such title insurance policies, the Permitted Exceptions, and any other matters approved in writing by Buyer or resulting from the act of Buyer or Buyer’s agents. Seller shall pay that portion of the premium for the Title Policy equal to the premium for a standard coverage owner’s title insurance policy in the amount of the Purchase Price, and Buyer shall pay (i) the additional portion of the premium for the Title Policy required to obtain ALTA extended coverage, and (ii) any charges for any endorsements requested by Buyer. Buyer’s obligations under this Agreement shall be conditioned upon the issuance by Escrow Agent of the Title Policy, or the unconditional commitment of Escrow Agent to issue such Title Policy to Buyer promptly following the Closing; failure of such condition shall entitle Buyer to terminate this Agreement and receive a refund of the Second Deposit.
     (b) Recording and Escrow Costs. At Closing, Seller shall pay the recording fees with respect to the Deed and any releases of encumbrances and one-half of the Escrow fees, and Buyer shall pay one-half of the Escrow fees. Except as provided herein, any other fees or charges shall be paid as is customary in Maricopa County, Arizona.
     (c) Proration of Taxes. All non-delinquent real property taxes and assessments shall be prorated as of the Closing based upon the most recent available information. If the actual property tax amount is subsequently determined to be different than the estimated amount, then the parties shall make such payments within ten (10) calendar days of written request, one to the other, outside of Escrow, as may be necessary to adjust the proration of taxes to the actual amounts. If either Buyer or Seller fails to pay any taxes following a Closing as required hereunder, the other party shall have the right, but not the obligation, to pay such taxes and thereafter recover the portion thereof due from the failing party together with interest thereon at a rate of eighteen percent (18%) per annum.
     (d) Proration of Utilities. All utilities servicing the Property other than those utilities which are provided to Tenant pursuant to utility agreements between any utility providers and Tenant shall be prorated as of the Closing based upon the most recent available

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information. If the actual amount of any utility for the month in which the Close of Escrow occurs is subsequently determined to be different than the estimated amount, then the parties shall make such payments within ten (10) calendar days of written request, one to the other, outside of Escrow, as may be necessary to adjust the proration of utilities to the actual amounts. Seller shall receive a credit at Close of Escrow for any utility deposits with respect to any utilities which Buyer does not terminate pursuant to this Subsection 6(d) provided such deposits are transferred into the name of Buyer by the utility companies holding such deposits. If either Buyer or Seller fails to pay any utilities following the Closing as required hereunder, the other party shall have the right, but not the obligation, to pay such taxes and thereafter recover the portion thereof due from the failing party together with interest thereon at a rate of eighteen percent (18%) per annum. Buyer shall either cause such utilities to be changed to the name of Buyer as of the Close of Escrow or enter into new agreements with each such utility provider, effective as of the Close of Escrow, in which latter event Seller shall terminate the applicable utility as of the Close of Escrow.
     (e) Drywell Cleaning. Seller shall reimburse Buyer an amount up to $10,000.00 as and for expenses Buyer either has incurred prior to Closing or will incur post Closing with respect to the cleaning of a drywell located on the Property. Accordingly, the sum of $10,000.00 shall be retained by the Escrow Agent at closing in a holdback escrow, Buyer shall submit to Escrow Agent and Seller copies of the invoices and paid receipts evidencing Buyer’s expenses incurred with respect to the drywell, and Escrow Agent shall pay from the holdback escrow to Buyer the amount of such expenses. In the event after completion of the drywell cleaning there remains a balance in the holdback escrow, the balance shall be paid to Seller.
     7. Buyer’s Contingencies. Buyer’s obligation to consummate the transaction contemplated hereby or fulfill its obligations under this Agreement is subject to satisfaction of the following conditions precedent (which Buyer may elect to waive, in whole or in part, in its sole discretion):
     (a) Status of Title. Within ten (10) days after Opening of Escrow, Escrow Agent shall issue and deliver to Buyer (a) a current commitment for an ALTA extended coverage owner’s policy of title insurance for the Property, and (b) copies of all documents referenced as exceptions therein (collectively, the “Title Commitment”). Buyer shall be responsible for satisfying any survey requirement in the Title Commitment and, as set forth in Section 14 hereinbelow, shall obtain at its own cost and deliver to Seller the Survey no later than ten (10) days prior to the expiration of the Feasibility Period. Buyer shall have ten (10) days after receipt of the Title Commitment and copies of all instruments and documents referred to in the Title Commitment, or five (5) days after receipt of any amendment to the title commitment and copies of all instruments and documents referred to therein, to object in writing to Seller to any matter shown thereon (except that Buyer shall have no right of objection to any matter previously approved or deemed approved by Buyer) (a “Buyer’s Objection Letter”). Any matters shown in the Title Commitment (or any amendments or updates thereof) which are not timely objected to by Buyer shall be deemed to be “Permitted Exceptions.” Except as set forth in the last sentence of this subparagraph 7(a), Seller shall have no obligation to cure or correct any matter objected to by Buyer. On or before the fifth (5th) business day following Seller’s receipt of Buyer’s Objection Letter, Seller may elect, by delivering written notice of such election to Buyer and Escrow Agent (“Seller’s Response”) whether to cause Escrow Agent to remove or insure over any matters objected to in Buyer’s Objection Letter. If Seller fails to deliver Seller’s Response within the time frame set forth above, it shall be deemed to be an election by Seller not to cause Escrow Agent to so remove or insure over such objections. If Seller elects not to cause Escrow Agent to so remove or insure, then Buyer must elect, by delivering written notice of such election

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to Seller and Escrow Agent on or before the earlier to occur of (a) the fifth (5th) business day following Buyer’s receipt of Seller’s Response or (b) if no Seller’s Response is received by Buyer, the fifth (5th) business day following the date on which Seller shall have been deemed to have responded, as provided above, to: (i) terminate this Agreement (in which case Escrow Agent shall return the Second Deposit, if the same has been deposited with Escrow Agent, to Buyer, and neither party shall thereafter have any rights or obligations to the other hereunder, other than pursuant to any provision hereof which expressly survives the termination of this Agreement); or (ii) proceed with this transaction in which event such objected to exceptions or matters shall be deemed to be Permitted Exceptions. In the event that Buyer fails to make such election on a timely basis, then Buyer shall be deemed to have elected to proceed with this Agreement in accordance with the preceding clause (ii). Notwithstanding the foregoing to the contrary, Seller agrees to release and extinguish on or before the Closing all monetary liens and encumbrances against the Property securing the payment of private debts (excluding the lien for taxes and assessments not yet due and payable), and Buyer shall have no obligation to object to such liens and encumbrances.
     (b) Feasibility Contingency. Subject to Buyer not interfering with the use and enjoyment of the Property by any tenant occupying any part of the Property, Buyer shall have the right to examine the Property, the existence of hazardous or toxic substances or pollutants as defined in Environmental Laws, and the zoning and applicable governmental regulations, statutes and ordinances pertaining to the Property, at any time after the execution of this Agreement, with any persons whom it shall designate. “Environmental Laws” shall mean the Resource Conservation and Recovery Act (as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended by the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601, et seq.; the Clean Air Act, 42 U.S.C. §7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300h, et sec.; the Clean Water Act, 33 U.S.C. §1251, et seq.; the Arizona Hazardous Waste Management Act, A.R.S. §49-921, et seq.; and the Arizona Environmental Quality Act, A.R.S. §49-1001, et seq., or any other applicable State or Federal environmental protection law or regulation.
     Seller shall permit access to the Property to Buyer and any persons designated by Buyer, and Seller shall afford them the opportunity to conduct, prepare and perform any tests, studies, and surveys upon the Property that Buyer deems necessary to assist it in determining whether the Property is appropriate for the purposes contemplated by Buyer. Upon completion of all such tests, studies and surveys, Buyer shall fill all holes produced by it and restore the Property to its condition existing prior to any tests or inspections. Buyer shall indemnify, protect, defend and hold Seller harmless for, from and against all claims, costs, fees or liability of any kind caused by the acts of Buyer or Buyer’s agents pursuant to this Section 7(b). The foregoing obligation of Buyer shall survive any termination of this Agreement and Seller’s remedies for breach hereof shall not be limited by the provisions of Section 9(b) of this Agreement. In the event Buyer in its sole and absolute discretion determines that the Property is not suitable for its purposes, Buyer may, at any time on or before 5:00 P.M. (central daylight time) on the thirtieth (30th) day following the Opening of Escrow, (the “Feasibility Date”), terminate this Agreement by written notice to Seller and Escrow Agent, provided, however, that Seller shall in all events be entitled to retain the First Deposit. If Buyer fails to give timely written notice of termination of this Agreement on or prior to the Feasibility Date, then Buyer shall be deemed to have waived any right to terminate this Agreement under this Section 7(b).

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     Buyer and Seller acknowledge and agree that in order to evaluate the feasibility of acquiring the Property, Buyer may prepare or cause to be prepared reports, studies, surveys, drawings, plats, plans and specifications, filings, and other documents and information concerning the physical condition of the Property (collectively, “Buyer’s Studies”). Within five (5) days following Buyer’s receipt of any item which constitutes a Buyer’s Study (other than any marketing studies and other proprietary or confidential information of Buyer), Buyer agrees to deliver (without representation or warranty) a copy of such Buyer’s Study to Seller. Buyer further agrees to cause any Buyer’s Study, which is capable of being certified by the preparer of such Buyer Study, to be certified in favor of Seller such that Seller shall have the right to rely upon the Buyer Study. In the event this Agreement is terminated, Buyer shall be deemed to have assigned to Seller (without representation or warranty) the Buyer’s Studies and the agreements concerning the preparation of Buyer’s Studies shall permit such an assignment. Seller has provided to Buyer copies of the Permits and Service and Management Agreements (as defined in Section 8(a) below).
     (c) Service and Management Agreements. Seller shall provide to Buyer within five (5) days following the Opening of Escrow each of the Service and Management Agreements. Prior to the expiration of the Feasibility Period, Buyer shall deliver written notice to Seller of those Service and Management Agreements that Buyer is willing to assume (collectively, the “Assumed Service and Management Agreement”) and those that Buyer is not willing to assume (collectively, the “Non-Desired Service and Management Agreements”)Seller shall terminate all of the Non-Desired Service and Management Agreements to the extent such are terminable pursuant to their terms prior to date set forth in this Agreement for the Close of Escrow. To the extent any of such Non-Assumed Service and Management Agreements are not terminable prior to the Close of Escrow, Seller shall provide written notice to Buyer of such fact prior to the expiration of the Feasibility Period and Buyer shall have the right to either (i) take title to the Property subject to the Non-Desired Service and Management Agreements or (ii) terminate this Agreement and Escrow Agent shall refund to Buyer the Earnest Money.
     (d) Lease.
     (i) Definitions with respect to the Lease. Each of the following definitions shall have the following meanings:
     The term “Lease” shall mean that certain Lease dated as of June, 2000 by and between Seller, as landlord, and Adelphia Business Solutions Operations, Inc., a Delaware corporation (the “Original Tenant”), as tenant, as assigned by the Original Tenant to Citynet Holdings, LLC, a Delaware limited liability company (“Tenant”) pursuant to Paragraph 10 of that certain Order dated January 24, 2003 of the Unites States Bankruptcy Court, Southern District of New York, Chapter 11 Case No. 02-11389, and that certain Assumption Agreement dated February 17, 2003 by and among the Original Tenant, Tenant and Gateway Columbus, LLC, an Ohio limited liability company. A copy of the Lease is attached hereto as Exhibit B-l; a copy of the Order is attached hereto as Exhibit B-2; and a copy of the Assumption Agreement is attached hereto as Exhibit B-3.
     The term “Telephone Switch” shall mean that certain Lucent telephone switch used as the main component for Tenant to provide telecommunication facilities to Tenant’s commercial customer.

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     The term “Fiber Optic Network” shall mean that certain fiber optic network owned by Tenant, which Fiber Optic Network runs through various portions of Maricopa County, Arizona pursuant to certain rights of way (the “Fiber Optic Network Rights of Way”) and has as its main connection point the Fiber Optic Network ending fibers which are located in the Building. The Fiber Optic Network Rights of Way shall be Permitted Exceptions.
     The term “Tenant’s Property” shall mean: (i) the Telephone Switch; (ii) the Fiber Optic Network; and (iii) each of the items of personal property (“Tenant’s Personal Property”) listed on Exhibit C attached hereto and made a part hereof.
     The term “Tenant Lawsuit” shall mean Citynet Holdings, LLC, v. Sterling Buckeye Network Exchange, LLC, Case No. CV2005-003517, in the Superior Court of the State of Arizona in and for the County of Maricopa.
     (ii) New Lease. Buyer and Tenant have executed the following: (a) a Lease Termination Agreement; and (b) a new lease by and between Buyer, as landlord, and Tenant, as tenant (the “New Lease”). Copies of the Lease Termination Agreement and New Lease are attached hereto as, respectively, Exhibits C-2 and C-3. Seller shall have no responsibility to remove any of Tenant’s Personal Property. Furthermore, once Buyer has deposited the Second Deposit, Seller shall permit Tenant to remove the items listed on Exhibit C attached hereto (the “Approved Equipment Removal List”), provided: (a) Buyer and Seller shall each have the right, but not the obligation to supervise Tenant’s removal of the equipment listed on the Approved Equipment Removal List and to have an independent engineer knowledgeable with respect to the removal of similar equipment present at the time of such removal; (b) if there are any items which Tenant desires to remove which are not on the Approved Equipment Removal List, each of Buyer and Seller shall have the right but not the obligation to consent to the removal of any such items; and (c) in no event shall Tenant’s removal of any item on the Approved Equipment Removal List or any item which is not on the Approved Equipment Removal List, including by way of illustration and not limitation any damage to the Building or violations of any federal, state or municipal code violations arising as a result of any such removal, be deemed a matter which would be deemed “material”, as such term is defined in the final paragraph of Section 11 hereinbelow. Seller further advises Buyer that Tenant has agreed to provide each of Seller and Buyer with reasonable written notice, meaning not less than 72 hours or more than twice in the same week, of the time of removal of any of the Approved Equipment Removal List.
     8. Additional Definitions; Conveyance; Closing Documents.
     (a) Additional Definitions. Each of the following terms shall have the meaning ascribed thereto:
     “Permits” shall mean all licenses, permits, certificates of occupancy, authorizations and approvals issued to Seller and used in or relating to the ownership of the Property, but expressly excluding that certain license issued by the Arizona Corporation Commission Docket No. T-04201A-03-0552 (Tenant’s Operating License”) issued to Citynet Arizona, LLC, an Arizona limited liability company and affiliate of Tenant and any other licenses which have been issued to Tenant or any of Tenant’s affiliates.
     “Service and Management Agreements” shall mean all service, maintenance, management, lease and other contracts and agreements with respect to the ownership, operation, management, use or maintenance of the Property, if any, but excluding any of the foregoing

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which are: (i) not transferable by Seller; (ii) at Buyer’s option, are not assigned to and assumed by Buyer; and/or (iii) owned by Tenant.
     (b) Conveyance. The Property shall be conveyed to Buyer, upon Close of Escrow, by special warranty deed (the “Deed”) in the form attached hereto as Exhibit D, subject to all matters of record, all matters that an accurate survey or inspection would reveal, and any and all other matters of which Buyer or its officers and employees have actual knowledge. The Deed shall be deposited with Escrow Agent on or before the Close of Escrow and shall be recorded at the Close of Escrow. Seller and Buyer hereby authorize and direct Escrow Agent to execute on behalf of Seller and Buyer the Affidavit of Value required by Arizona law to be provided to the County Recorder in order to record the Deed.
     (c) Additional Seller Closing Documents. In addition to the Deed, Seller shall executed and deliver to the Escrow Agent the following additional closing documents:
     (i) An assignment and assumption of Service and Management Agreements (the “Assignment and Assumption of Service and Management Agreements”) in form reasonably acceptable to Seller and Buyer, duly executed by Seller and Buyer, assigning to Buyer all of the right, title and interest of Seller in and to the Assumed Service and Management Agreements and including therein Buyer’s assumption of the Assumed Service and Management Agreements and those Non-Desired Service and Management Agreements that Seller was unable by their terms and conditions to terminate prior to Closing;
     (ii) A certification signed by Seller, containing the following: (i) Seller’s U.S. Taxpayer Identification Number; (ii) the home address of Seller (or the business address of Seller if Seller is not an individual); and (iii) a statement that Seller is not a foreign person within the meaning of Sections 1445 and 7701 of the IRC (i.e., Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in Internal Revenue Code of 1986 and applicable regulations);
     (iii) All keys to all locks on the Property; copies of all operating records pertaining to the Property; and originals, or copies if Seller does not have originals, of the Permits;
     (iv) Such evidence or documents as may be reasonably required by the Buyer or the Escrow Agent evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the transactions contemplated hereby.
     (d) Buyer’s Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to the Escrow Agent the following:
     (i) The balance of the Purchase Price required by Section 3(c) hereof;
     (ii) A counterpart of the Assignment and Assumption of Service and Management Agreements; and
     (iv) Such evidence or documents as may reasonably be required by the Seller or the Escrow Agent evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of the Buyer in connection with the transaction contemplated hereby.

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     9. Remedies.
     (a) If Buyer learns prior to Closing of a failure by Seller to meet any of its obligations under this Agreement, Buyer’s exclusive remedies for such failure shall be to (i) terminate this Agreement and receive a refund of the Second Deposit; (ii) seek specific performance; or (iii) waive such failure and proceed with Closing. Buyer hereby specifically waives any right to seek monetary damages of any kind (including, but not limited to, consequential or punitive damages) for any default of Seller occurring and discovered prior to the Close of Escrow, provided, further, that in no event shall any acts or omissions of the Tenant be deemed an act or omission giving rise to a failure by Seller to meet any of its obligations under this Agreement. Notwithstanding the foregoing provisions of this Section 9(a), in the event: (i) Seller refuses to close the subject transaction after Buyer has met all of its obligations under this Agreement except for those obligations which Buyer is unable to meet due to Seller’s refusal to perform its obligations hereunder; or (ii) the occurrence of an Intentional Wrongful Act, as defined in the last paragraph of Section 11 hereinbelow, if Buyer elects to terminate this Agreement under Clause (i) of the preceding sentence of this Section 9(a), then and in such event Buyer shall receive a refund of the Entire Deposit rather than only the Second Deposit.
     (b) In the event Seller learns prior to a Closing of a failure by Buyer to meet all of its obligations under this Agreement, Seller may, as its sole and exclusive remedy, either waive the default and proceed with Closing or terminate this Agreement and retain the Earnest Money as liquidated damages (it being understood in all events that Seller has the right to retain the First Deposit regardless of any defaults by any party hereto except as otherwise set forth in the last sentence of Section 9(a) above. In the event of any termination under this Section 9(b), neither party shall have any further obligation or liability to the other in connection with the Escrow or under this Agreement. Buyer and Seller acknowledge that Seller’s actual damages for a breach of this Agreement by Buyer would be difficult to determine and that the Earnest Money deposited into Escrow represents a reasonable and good faith estimate of Seller’s damages in the event of a default by Buyer prior to the Closing.
     (c) Notwithstanding the provisions of subparagraphs (a) and (b) above, neither party shall take any action or remedy as a result of a breach by the other party hereto unless the non-breaching party first gives two (2) business days written notice and opportunity to cure to the alleged breaching party. This Section shall not apply to a failure by Buyer to take any action required for Closing or a failure by Buyer to pay or deposit any monies required to be paid or deposited under this Agreement.
     (d) If the Closing occurs, each party waives any claim for damages or other remedies based on a breach or default under this Agreement known to such party as of the Closing. Each party shall have all rights and remedies for defaults occurring or discovered after Closing if the defaulting party fails to cure within ten (10) days after receipt of written notice; except that each party waives any right to seek rescission or any consequential or punitive damages for any breaches or defaults on the part of the other party.
     10. Brokers. A real estate commission in the amount of 4.5% of the Purchase Price shall be payable by Seller to CB Richard Ellis at Closing pursuant to the terms of a separate agreement. No commission shall be payable hereunder if this Agreement fails to close for any reason, including without limitation mutual cancellation or default by Buyer or Seller. Buyer and Seller mutually agree to indemnify and hold harmless the other of, from and against any real estate commission to any other

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broker that may be asserted to be payable as a result of any action of Buyer or Seller respectively. The indemnity provided in this Section shall survive Close of Escrow or earlier termination of this Agreement.
     11. Seller’s Representations, Warranties and Additional Covenants. Seller hereby represents, warrants and covenants (with the understanding that Buyer is relying on said representations, warranties and covenants) that:
     (a) To Seller’s actual knowledge, there are no (i) claims, actions, suits, condemnation actions or other proceedings pending or threatened by any entity regarding the Property other than the Tenant Lawsuit, or (ii) violations of any law, statute, government regulation or requirement that affect the Property.
     (b) Seller shall not sell, convey, assign, lease or otherwise transfer all or any part of the Property, or cause or permit any new liability, encumbrance or obligation to be placed or imposed upon all or any part of the Property from the date hereof that will not be removed by Seller at the Close of Escrow.
     (c) Seller is the owner of the Property and has full power and authority to enter into and perform this Agreement in accordance with its terms. The individual executing this Agreement on behalf of Seller is authorized to do so and, upon his executing this Agreement, this Agreement shall be binding and enforceable upon Seller in accordance with its terms.
     (d) The Tenant is the sole tenant occupying any portion of the Building.
     (e) To Seller’s actual knowledge: (1) the Service and Management Agreements listed on Exhibit F attached hereto and made a part hereof constitute all of the Service and Management Agreements with respect to the Property by and between Seller and third parties; and (2) the Permits listed on Exhibit G attached hereto and made a part hereof constitute all of the Permits issued to Seller with respect to the Property.
     (f) To the actual knowledge of Seller without independent investigation, and except for: (1) acts of Tenant under the Lease (including the use by tenant at the Property of such batteries and other products as are used by Tenant in connection with its business conducted at the Property); and (2) as otherwise disclosed in the Phase I and Phase II Environmental Reports dated May, 2000 prepared by Geotechnical and Environmental Consultants, the May 2000 Demolition Asbestos Survey, the Secor Phase I dated August 14, 1997, delivered to Gary Bender at Bender Environmental, and the Letter from Secor dated April 13, 2000, delivered to Gary Bender at Bender Environmental, copies of which Seller has provided to Buyer: (i) no Hazardous Materials have at any time during Seller’s ownership of the Property been used, generated, stored, transported, released, discharged or disposed of above, on, beneath or in the vicinity of the Property; (ii) no environmental condition on the Property is in violation of any applicable federal, state or local law, ordinance, statute or regulation related to Hazardous Materials; and (iii) Seller has not received any notice of any suits, claims or causes of action or other governmental or administrative proceedings against the Property, Seller, any affiliate of Seller or any tenant, nor any settlement reached with any such party or parties alleging the presence, release or threatened release of any Hazardous Materials from or under the Property in violation of any Hazardous Materials Law. Any and all document provided or disclosed by Seller in connection with this Agreement include all studies, reports or other information relating to

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Hazardous Materials or other environmental conditions on the Property, and Seller has no knowledge of any other or undisclosed Hazardous Materials information.
     (g) Seller represents and warrants that, to the actual knowledge of Seller, there are no claims for rights of possession to the Property other than as set forth in the Lease.
     (h) To Seller’s actual knowledge, any and all of the documents disclosed or provided by Seller or inspected by Buyer in connection with this Agreement are either original counterparts or complete and true copies of such documents and any and all such documents have not been amended or otherwise modified.
     (i) No representation or warranty made by the Seller in this Agreement, and no statement contained in any other instrument furnished or to be furnished to Buyer pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains or will contain to the best of Seller’s knowledge without independent investigation any untrue statement of a material fact or omits or will omit to state any material fact that is necessary in order to make the statement(s) contained therein not misleading.
     (j) The Reports (as defined in Section 13 hereinbelow) listed on Exhibit I constitute the complete set of documents pertaining to the physical condition of the Property in Seller’s possession and to Seller’s actual knowledge there are no other Reports which Seller has received.
The foregoing representations, warranties and covenants shall be true as of the date hereof and as of Close of Escrow. All references in this Section to Seller’s knowledge shall mean the actual (and not imputed or constructive) knowledge of Jeffrey Perelman, without having made, or being under any duty to make any further investigation or inquiry with respect to such knowledge and without reviewing Seller’s files or records for purposes of making these representations. In no event shall Jeffrey Perelman have any personal liability or obligation hereunder and Buyer agrees not to attempt to assert any liability against Jeffrey Perelman personally by reason of any of the foregoing representations or warranties proving to be incorrect. If Buyer or Seller discovers that any of the foregoing representations or warranties is incorrect prior to Closing, the discovering party shall promptly give notice thereof to the other party. Any such incorrect representation or warranty (other than a knowing intentional misrepresentation or a change occurring by reason of an intentional wrongful act by Seller, which knowing intentional misrepresentation or intentional wrongful act shall be deemed an “Intentional Wrongful Act” and the provisions of Section 9(a) shall apply) shall be automatically amended to conform to the discovered information; and if such change is material, Buyer may elect to terminate this Agreement by sending written notice of termination to Seller and Escrow Agent within five (5) days following the date Buyer learned of such change, in which event Buyer shall be entitled to a refund of the Second Deposit; failure of Buyer to timely terminate shall be deemed to be an election to accept the change. The term “material” as used in the preceding sentence shall mean Buyer’s good faith determination that the material change would have a substantial adverse impact on the value of the Property or Buyer’s use of the Property. Any dispute between Seller and Buyer as to whether a change is material shall be resolved by arbitration in accordance with Exhibit H attached hereto.
     12. Buyer’s Representations, Warranties and Additional Covenants. Buyer hereby represents, warrants and covenants that:
     (a) Buyer has full power and authority to enter into and perform this Agreement in accordance with its terms.

10

     (b) The individual executing this Agreement on behalf of Buyer is authorized to do so and, upon his executing this Agreement, this Agreement shall be binding and enforceable upon Buyer in accordance with its terms.
     (c) Buyer agrees that the Property shall be purchased in an “AS-IS” condition “WITH ALL FAULTS,” with no representation or warranty being made by Seller of any type or nature, except as expressly stated in writing herein. Buyer acknowledges and agrees that it is purchasing the Property solely upon the basis of its own investigation of the Property and not on the basis of any representation, express or implied, written or oral, made by Seller or its agents or employees, except as set forth in writing herein. Without limiting the generality of the foregoing, except as set forth in this Agreement, Seller makes no warranty as to the following: (a) the physical condition or any other aspect of the Property, including, but not limited to, the uses to which the Property may be put, the ability to construct additional improvements or modify existing improvements on any portion of the Property or the ability to obtain building permits for any portion of the Property, the conformity of the Property to past, current or future applicable landscaping, parking, zoning or building code requirements, the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of undershoring, water retention characteristics of the Property, drainage onto or off of the Property, the location of the Property either wholly or partially in a flood plain or a flood hazard boundary or similar area, or any other matter affecting the stability or integrity of the land or any improvements constituting the Property; or (b) the sufficiency of the Property for Buyer’s purposes or as to its continued operating condition or usefulness. All implied warranties, including, without limitation, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE are hereby expressly disclaimed.
     (d) Buyer acknowledges that consummation of this transaction shall constitute its acknowledgment that it has independently inspected and investigated the Property and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property, and Seller is hereby released from all responsibility regarding the valuation or condition of the Property.
     (e) Buyer acknowledges that no person acting on behalf of Seller is authorized to make, and by execution hereof Buyer acknowledges that no person has made, any representation, warranty, guaranty or promise, whether oral or written, except as set forth in this Agreement, and any agreement, statement, representation or promise made by any person which is not contained in this Agreement may not be relied upon and shall not be valid or binding upon Seller. The only representations or warranties outstanding with respect to the subject matter of this transaction, either express or implied by law, are set forth in this Agreement. Consistent with the foregoing and not in limitation thereof, Seller shall not be responsible for any negligent misrepresentation or failure to investigate the Property on the part of Seller, any real estate broker, sales agent or any other agent or employee of Seller or affiliate of Seller, or any third party.
     (f) Buyer, on behalf of itself, its successors and assigns, hereby releases Seller, and its partners, employees, and agents from and against any and all liabilities, claims, demands, suits, judgments, causes of action (including, but not limited to, causes of action arising under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et. seq.), losses, costs, damages, injuries, penalties, enforcement actions, fines, taxes, remedial actions, removal and disposal costs, investigation and remediation costs and expenses (including, without limit, attorneys1 fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs), sums paid in settlement of claims,

11

whether direct or indirect, known or unknown, arising out of, related in any way to, or resulting from or in connection with, in whole or in part, the presence or suspected presence of hazardous materials in, on, under, or about the Property.
The foregoing representations, warranties and covenants shall be true as of the date hereof and as of Close of Escrow.
     13. Reports. Seller has provided Buyer with access to copies of the reports, surveys, studies, documents, approvals, drawings, plats, plans, specifications, filings or similar writings pertaining to the physical condition of the Property or the development thereof in Seller’s possession, a list of which is attached hereto as Exhibit I (collectively “Reports”). Buyer acknowledges and agrees that (i) one or more of the Reports may have been produced by others; (ii) Seller is not making any representations or warranties of any nature, express or implied, with respect to the Reports, including, without limitation, any representation or warranty as to the content, accuracy or completeness of the Reports; (iii) the Reports are being provided to Buyer by Seller solely for the convenience of Buyer; and (iv) Buyer shall rely upon its own independent investigations. If this Agreement is terminated for any reason, Buyer shall return the Reports to Seller. At the Closing, to the extent assignable, Seller shall be deemed to have assigned to Buyer (without representation or warranty) all of Seller’s right, title and interest in and to the Reports.
     14. Survey. Buyer shall at its own cost obtain and deliver to Seller and Escrow Agent an ALTA survey (“Survey”) of the Property by a licensed land surveyor not less than ten (10) business days prior to the Feasibility Date at Buyer’s expense. The Survey shall calculate and reflect the number of gross acres within the Property, the number of acres within each dedicated street, road or highway used to calculate net acreage, and the number of net acres within the Property rounded to the fourth decimal place. The Survey shall be certified to Buyer, Seller and Escrow Agent.
     15. Notices. Any and all notices, demands or requests required or permitted hereunder shall be in writing and shall be effective upon personal delivery or facsimile transmission (facsimile transmission must include verification of transmission) or two (2) business days after being deposited in the U. S. Mail, registered or certified, return receipt requested, postage prepaid, or one (1) business day after being deposited with any commercial air courier or express service, addressed as follows:

To Buyer:	Go Daddy Software, Inc.
14455 N. Hayden Road, Suite 219
Scottsdale, Arizona 85260
Attn: General Counsel
Telephone: (480) 505-8800

If to Seller:	Sterling Partners, LLC
1033 Skokie Blvd., Suite 600
Northbrook, Illinois 60062
Attn: Jeffrey Perelman
Tel.: 847-412-6220
Fax: 847-480-0199

With a copy to:	Van Wagner & Hubbard LLP
649 North Third Avenue
Phoenix, Arizona 85003
Attn: Helen D. Shapiro, Esq.

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Telephone: 602-254-5941
FAX: 602-254-5942

If to Escrow Agent:	Mr. Jack Knott
Chicago Title Insurance Company
2415 E. Camelback Road
Phoenix, Arizona 85016
Tel: 602-667-1042
Fax: 602-667-1085
Buyer, Seller or Escrow Agent may change its address for notice by giving notice of change of address in the manner provided above. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any telephone numbers or
e-mail addresses provided in this Agreement are for aiding informal communications only and notices shall not be effective if provided orally or if sent only by e-mail.
     16. Time of the Essence. Time is of the essence of this Agreement, and Buyer and Seller hereby agree to perform each and every obligation hereunder in a prompt and timely manner; provided, however, that if the date for the performance of any action or the giving of any notice which is required hereunder, occurs on a Saturday, Sunday or legal holiday, the date for performance or giving of notice shall be the next succeeding business day.
     17. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under applicable law, but if any provision of this Agreement shall be invalid or prohibited hereunder, such provision shall be ineffective to the extent of such prohibition or invalidation which shall not invalidate the remainder of such provision or the remaining provisions of this Agreement.
     18. Waiver. The waiver by either party hereto of any right granted to it hereunder shall not be deemed to be a waiver of any other right granted herein, nor shall same be deemed to be a waiver of a subsequent right obtained by reason of the continuation of any matter previously waived.
     19. Legal Fees. In the event it becomes necessary for either Seller or Buyer to employ legal counsel or to bring action at law or other proceeding to enforce any of the terms, covenants or conditions of this Agreement, the prevailing party in any such action or proceeding shall be entitled to recover its costs and expenses incurred, including its reasonable attorneys’ fees, from the other party.
     20. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters covered hereby, and supersedes all prior agreements, arrangements and understandings between the parties, and no other agreement, statement or promise made by either party hereto that is not contained herein shall be binding or valid.
     21. Amendments. This Agreement may be amended only by written document signed by each of the parties hereto.
     22. Further Performance. Each party shall, whenever and as often as it shall be requested by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such further instruments and documents, including supplemental escrow instructions, as may be necessary in order to complete the sale, conveyance and transfer herein provided and to do any and all

13

things as may be requested in order to carry out the intent and purpose of this Agreement, provided, further, each party shall have the right to approve such instruments and documents, which approval shall not be unreasonably withheld or delayed.
     23. Counterparts. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A party’s signature on this Agreement or any amendment hereto may be provided by facsimile and shall be effective upon transmission to the other party hereto.
     24. Assignment. Buyer shall not transfer or assign its interest in this Agreement without Seller’s prior written consent, which may be withheld in Seller’s sole and absolute judgment and discretion; except that Buyer may assign its interest in this Agreement to an entity that is wholly owned or controlled by Buyer. An assignment allowed under this paragraph shall not relieve the assignor from its obligations under this Agreement. Any purported assignment in violation of this paragraph shall be null and void and shall vest no rights in the purported assignee.
     25. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, devisees, personal and legal representatives, successors and assigns.
     26. Governing Law. This Agreement shall be construed and interpreted under, and governed and enforced according to the laws of the State of Arizona. The parties hereto hereby submit to the jurisdiction of the courts of the State of Arizona in the event of any action or dispute arising from this Agreement.
     27. Headings and Construction. The headings set forth in this Agreement are inserted only for convenience and are not in any way to be construed as part of this Agreement or a limitation on the scope of the particular section to which it refers. Where the context requires herein, the singular shall be construed as the plural, and neuter pronouns shall be construed as masculine and feminine pronouns, and vice versa. This Agreement shall be constructed according to its fair meaning and neither for nor against either party hereto.
     28. Subsequent Acts. The terms and provisions of this Agreement shall not merge with, be extinguished by or otherwise be affected by any subsequent conveyance or instrument by or between the parties hereto unless such instrument shall specifically so state and be signed by the parties hereto.
     29. Non-Foreign Person. Seller represents and warrants that it is not a “foreign person”, as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, (the “Code”). Prior to Close of Escrow, Seller shall furnish to Buyer and Escrow Agent Seller’s United States taxpayer identification number and such affidavit and other information as Buyer or Escrow Agent may determine to be necessary or reasonable under Section 1445(b)(2) of the Code, or otherwise, to assure that Buyer shall not be subject to United States federal income tax withholding liability under Section 1445 of the Code. Seller shall in any event indemnify and hold harmless Buyer from and against any such cost, loss or liability that Buyer may incur under said Section 1445 of the Code.
     30. 1031 Exchange. Seller and Buyer may each, at their option, close this transaction as part of a like-kind exchange of properties under Section 1031 of the Internal Revenue Code of 1986, as amended, and applicable rules and regulations. Each party shall cooperate with the other party and shall do all things reasonably required and requested by the exchanging party to effect and facilitate such an exchange; provided that such actions do not increase the other party’s obligations or liabilities under this Agreement and that neither party shall be obligated to take title to any property or to bear any expense in

14

connection with such exchange and the Closing shall not be extended in connection with the exchange. Each party shall and does hereby indemnify, defend and hold the other party harmless for and from all liabilities arising as a result of an exchange that would not have arisen had this transaction not closed as part of a like-kind exchange.
     31. Condemnation; Casualty. Seller shall promptly notify Buyer in writing of any casualty or any condemnation proceeding commenced with respect to the Property prior to the Close of Escrow. If any such damage or proceeding relates to or may result in the loss of any material portion of the Property, then Buyer may elect, by notice to Seller within fifteen (15) days after receipt of Seller’s notice, to terminate this Agreement, in which event the Earnest Money shall be immediately returned to Buyer and thereafter neither party shall have any further rights or obligations hereunder. If Buyer does not terminate this Agreement, or in the event of any casualty or condemnation that does not result in a loss of a material portion of the Property, then Buyer shall close Escrow and shall accept such Property in its then condition and, upon the Close of Escrow: (a) for a casualty loss, Buyer shall receive a credit against the Purchase Price in the amount of Seller’s deductible under its casualty insurance policy and Seller shall assign to Buyer all insurance proceeds payable to Seller for property damage from Seller’s insurer or Tenant’s insurer, if applicable, resulting from such casualty; and/or (b) for a condemnation, Seller shall assign to Buyer any compensation, awards, or other payments or relief Seller has received or is entitled to receive resulting from such condemnation proceeding. For purposes of this Agreement, a “material portion of the Property” shall mean damage or loss the cost of which to repair exceeds One Hundred Fifty Thousand Dollars ($150,000.00) or a condemnation involving five percent (5%) percent or more of the Property, provided, however, that if a casualty loss occurring as a result of Tenant’s removal of any equipment pursuant to Section 7(b)(ii) above, Buyer shall not have the right to terminate this Agreement (provided, however, that the provisions of clause (a) of the preceding sentence of this paragraph shall nevertheless apply to any such casualty loss).
     32. Exhibits. Each of the exhibits listed below are attached hereto and made a part hereof:

Exhibit A	Legal Description
Exhibit B-l	Copy of Lease
Exhibit B-2	Copy of Order
Exhibit B-3	Copy of Assumption Agreement
Exhibit C	List of Tenant’s Personal Property/ Approved Equipment Removal List
Exhibit C-2	Copy of Lease Termination Agreement
Exhibit C-3	Copy of New Lease
Exhibit E	[intentionally deleted]
Exhibit F	List of Service and Management Agreements
Exhibit G	List of Permits
Exhibit H	Arbitration
Exhibit I	List of Delivered Reports
[Signature Page Follows]

15

     IN WITNESS WHEREOF, Buyer and Seller have placed their signatures as of the date first above set forth.

SELLER:	BUYER:

STERLING BUCKEYE NETWORK EXCHANGE,	GO DADDY SOFTWARE INC., an Arizona
LLC, a Delaware limited liability company	corporation

By:	By:	/s/ Robert R. Parsons
Its:	Its:	ROBERT R. PARSONS, PRESIDENT

16

     IN WITNESS WHEREOF, Buyer and Seller have placed their signatures as of the date first above set forth.

SELLER:	BUYER:

STERLING BUCKEYE NETWORK EXCHANGE,	GO DADDY SOFTWARE, INC., an Arizona
LLC, a Delaware limited liability company	corporation

By:	Jeff Perelman	By:

Its:	AUTHORISED REPRESENTATIVE	Its:

16

ACCEPTANCE OF ESCROW AGENT
The undersigned Escrow Agent hereby (a) accepts the Escrow created by the foregoing Agreement, (b) agrees to act in accordance with the terms of this Agreement, (c) agrees to be the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986 (the “Code”) and filing all necessary information reports, returns and statements (collectively, the “Tax Reports”) regarding the transaction required by the Code and, promptly upon the filing of the Reports, transmit copies of the Reports to Buyer and Seller, (d) agrees to indemnify and hold harmless Seller, Buyer and their respective attorneys and brokers from and against all claims, costs, liabilities, penalties, or expenses resulting from Escrow Agent’s failure to file the Reports, (e) agrees to deliver to Buyer, within five (5) days after the Opening of Escrow, an insured closing protection letter from Chicago Title Insurance Company, and (f) confirms that the Opening of Escrow occurred on August 19, 2005.

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Jack Knott
Printed Name: Jack Knott
Its:	Manager/Commercial Escrow Officer

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EXHIBIT A
Legal Description of Land

1

LEGAL DESCRIPTION
That part of the Southeast quarter of Section 9, Township 1 North, Range 3 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:
COMMENCING at the South quarter corner of said Section 9;
THENCE North 89° 52’ 48” East 27.00 feet upon the South line of said Southeast quarter;
THENCE North 00° 17’57” West 33.00 feet, parallel with and 27.00 feet Easterly of the West line of said Southeast quarter, to the POINT OF BEGINNING;
THENCE continue North 00° 17’ 57” West 450.50 feet;
THENCE North 89° 52’ 48” East 558.06 feet to a point of a non-tangent curve concave to the Northeast, the radius point of said curve bears North 45’ 20’ 25” East;
THENCE Southeasterly upon said curve to the left, having a radius of 306.03 feet and a central angle of 20° 30’ 51”, an arc distance of 109.57 feet compound curve concave to the Northeast;
THENCE Southeasterly upon said curve to the left, having a radius of 424.44 feet and a central angle of 19° 15’ 33”, an arc distance of 142.67 feet to a non-tangent line;
THENCE North 89° 52’ 48” East 500.00 feet;
THENCE South 00° 00’ 00” West 350.16 feet;
THENCE South 89° 52’ 48” West 1281.92 feet parallel with and 33.00 feet Northerly of the South line of said Southeast quarter, to the POINT OF BEGINNING;
EXCEPT that portion lying below a depth of 500 feet measured vertically from the contour of the surface thereof, as reserved in Deed recorded in Docket 8407, page 405; and
EXCEPT all minerals and mineral ores of every kind and character, including, without limiting the generality of the forgoing, all petroleum, oil, natural gas and other hydrocarbon substances and products derived therefrom, as reserved in Deed recorded in Docket 1689, page 71; and
EXCEPT that portion lying below a depth of 500 feet, measured vertically, from the contour of the surface of said property as reserved in Deed recorded in Document No. 84-522490; and
Exhibit “A”
Legal Description - page 1

EXCEPT all minerals and mineral ores of every kind and character, including, without limiting the generality of the foregoing, all petroleum, oil, natural gas and other hydrocarbon substances and products derived therefrom, as reserved in Deed recorded in Docket 6336, page 173; and
EXCEPT the title and exclusive right to all of the minerals and mineral ores of every kind and character now known to exist or hereafter discovered upon, within or underlying said land or that may be produced therefrom including, without limiting the generality of the foregoing, all petroleum, oil, natural gas and other hydrocarbon substances and products derived therefrom, as reserved in Deed recorded in Docket 1662, page 20.
Exhibit A
Unofficial Document
Legal Description - page 2

EXHIBIT B-l
Copy of Lease

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

LEASE
     THIS LEASE is made this                      day of June, 2000, by and between STERLING BUCKEYE NETWORK EXCHANGE, LLC, a Delaware limited liability company (“Landlord”), and ADELPHIA BUSINESS SOLUTIONS OPERATIONS, INC., a Delaware corporation (“Tenant”).
     Landlord hereby leases to Tenant and Tenant leases from Landlord, for the Term (as defined below) and upon the conditions and agreements set forth in this Lease, the Premises (as defined below).
1. BASIC LEASE PROVISIONS
     1.1 Premises: Suite #1, Building C in the Building, totaling approximately 39,000 square feet of rentable area as illustrated on the attached Exhibit A.
     1.2 Building: The building located at 1402 Buckeye Road, Phoenix, Arizona, 85004.
     1.3 Project: The Sky Harbor Technology Exchange, consisting of the Building and Common Areas (as hereinafter defined) as reasonably determined from time to time by Landlord. A general Site Plan of the Project is attached hereto as Exhibit B.
     1.4 Guarantors: Adelphia Business Solutions, Inc. (The Guaranty will be released after the fifth anniversary of the Rent Commencement Date, provided that no Event of Default exists at the time of release, and that no event shall have occurred or state of facts exists which if continued uncured will, with the lapse of time or the delivery of notice or both, constitute an Event of Default, and Tenant deposits with Landlord a Security Deposit in the amount of $180,830.00).
     1.5 Security Deposit: None
     1.6 Commencement Date: The date Landlord delivers possession of the Premises to Tenant.
     1.7 Estimated Commencement Date: July 1, 2000.
     1.8 Rent Commencement Date: The earlier of: (i) the date that Tenant commences its business operations in the Premises, or (ii) 90 days after the Commencement Date.
     1.9 Term: The period of time commencing on the Commencement Date and expiring approximately 183 months after the Commencement Date (except that if the expiration date would not be the last day of a calendar month, the Term shall extend until the last day of the calendar month), unless sooner terminated or extended as may be herein provided.

     1.10 Base Rent:

	Annual Base Rent
Period	Per Rentable Sq. Ft.	Annual Base Rent	Monthly Payment
Commencement Date —Rent Commencement Date	0.00	0.00	0.00
Rent Commencement Date — First Anniversary of Rent Commencement Date 00-01	$12.00	$468,000.00	$39,000.00
First Anniversary of Rent Commencement Date —Second Anniversary of Rent Commencement Date 01-02	$12.36	$482,040.00	$40,170.00
Second Anniversary of Rent Commencement Date — Third Anniversary of Rent Commencement Date 02-03	$12.73	$496,470.00	$41,372.50
Third Anniversary of Rent Commencement Date —Fourth Anniversary of Rent Commencement Date 03-04	$13.11	$511,290.00	$42,607.50
Fourth Anniversary of Rent Commencement Date —Fifth Anniversary of Rent Commencement Date 04-05	$13.51	$526,890.00	$43,907.50
Fifth Anniversary of Rent Commencement Date —Sixth Anniversary of Rent Commencement Date 05-06	$13.91	$542,490.00	$45,207.50
Sixth Anniversary of Rent Commencement Date —Seventh Anniversary of Rent Commencement Date	$14.33	$558,870.00	$46,572.50
Seventh Anniversary of Rent Commencement Date — Eighth Anniversary of Rent Commencement Date	$14.76	$575,640.00	$47,970.00
Eighth Anniversary of Rent Commencement Date —Ninth Anniversary of Rent Commencement Date	$15.20	$592,800.00	$49,400.00

	Annual Base Rent
Period	Per Rentable Sq. Ft.	Annual Base Rent	Monthly Payment
Ninth Anniversary of Rent Commencement Date —Tenth Anniversary of Rent Commencement Date	$15.66	$610,740.00	$50,895.00
Tenth Anniversary of Rent Commencement Date —Eleventh Anniversary of Rent Commencement Date	$16.13	$629,070.00	$52,422.50
Eleventh Anniversary of Rent Commencement Date — Twelfth Anniversary of Rent Commencement Date	$16.61	$647,790.00	$53,982.50
Twelfth Anniversary of Rent Commencement Date — Thirteenth Anniversary of Rent Commencement Date	$17.11	$667,290.00	$55,607.50
Thirteenth Anniversary of Rent Commencement Date — Fourteenth Anniversary of Rent Commencement Date	$17.62	$687,180.00	$57,265.00
Fourteenth Anniversary of Rent Commencement Date — Fifteenth Anniversary of Rent Commencement Date	$18.15	$707,850.00	$58,987.50
If the Rent Commencement Date is not the first day of a calendar month, the date of each Base Rent increase will be extended until the first day of the month following the applicable anniversary of the Rent Commencement Date.
     1.11 Renewal Terms: One renewal option of five year, at 100% of the then fair market rental value of the Premises, subject to the provisions of Section 2.4.
     1.12 Permitted Use: The installation, operation, and maintenance of equipment and facilities in connection with Tenant’s telecommunications or network business and any other telecommunications purpose, including incidental office use related thereto.

     1.13 Tenant’s Notice Addresses:
Adelphia Business Solutions Operations, Inc.
2929 North Central Avenue, Phoenix Plaza Tower II
Phoenix, AZ 85012
Attn: General Manager
With a copy to:
Adelphia Business Solutions Operations, Inc.
One North Main Street
Coudersport, PA 16915
Attn: Vice President and General Counsel
     1.14 Landlord’s Notice Address:
Sterling Network Exchange, LLC
650 Dundee Road, Suite 370
Northbrook, IL 60062
Attn: Anthony L. Wanger
With a copy to:
D’Ancona & Pflaum LLC
111 East Wacker Drive, Suite 2800
Chicago, Illinois 60601
Attn: Marc S. Joseph
     1.15 Tenant’s Designated Broker: Tishman
     1.16 Landlord’s Designated Broker: Cushman & Wakefield of Arizona, Inc.
     1.17 Tenant’s Pro Rata Share: 11.927%, calculated on the basis of 39,000 rentable square feet in the Premises and 327,000 rentable square feet in the Building. Tenant’s Proportionate Share shall be modified from time to time in the event the final design of the Building is hereafter modified such that the rentable area of the Premises or the rentable area of the Building, or both, differs from the square footage set forth herein. In such event, Landlord shall recalculate Tenant’s Pro Rata Share based upon such modification or change for the remainder of the Term and shall notify Tenant of such recomputed Tenant’s Pro Rata Share. The parties acknowledge that the total rentable square footage for the Building may be adjusted as provided in Section 3.2.

     1.18 Exhibits:
Exhibit A, Floor Plan of the Premises
Exhibit B, Site Plan of the Project
Exhibit C, Work Letter
Exhibit D, Rules and Regulations
Exhibit E, Guaranty
Exhibit F, Schedule of Fees
2. TERM AND POSSESSION
     2.1 Term. The Term of this Lease shall commence on the Commencement Date. If delivery of possession of the Premises to Tenant is delayed beyond the Estimated Commencement Date because of a delay in the completion of construction of the Premises by Landlord, then, except as provided herein, this Lease shall remain in full force and effect, Landlord shall not be liable to Tenant for any damage occasioned by the delay, and the Commencement Date shall be changed to the date actual delivery of possession to Tenant is effected, with the corresponding change in the Rent Commencement Date. If Landlord has not delivered possession of the Premises to Tenant within 60 days after the Estimated Commencement Date, Tenant may, at Tenant’s option and as its sole remedy, cancel this Lease by written notice to Landlord within 30 days thereafter unless said delay is as a result of Force Majeure (as hereinafter defined) or Tenant delays. Notwithstanding the foregoing, if Landlord delivers the Premises to Tenant within the 30 day period following Tenant’s notice to Landlord, Tenant’s notice will be deemed rescinded, Tenant shall take delivery of the Premises, and this Lease shall continue in full force and effect, with the Commencement Date adjusted to reflect the actual date of delivery. If Landlord does not deliver the Premises to Tenant within the 30 day period, this Lease shall at the expiration of the 30 day period be canceled, and neither party shall have any further obligation hereunder (except as to those obligations which survive termination or expiration, as expressly set forth herein). Upon request of either party after the Term has commenced, Landlord and Tenant shall jointly execute a memorandum confirming the Commencement Date and the Rent Commencement Date.
     2.2 Surrender. Upon the termination or expiration of this Lease or upon the termination of Tenant’s right of possession, whether by lapse of time or otherwise, Tenant shall at once surrender possession of the Premises to Landlord and remove all of Tenant’s property as provided in Article 11.
     2.3 Holdover. Tenant shall have no right to hold over after the expiration of the Term of this Lease without Landlord’s consent. If Tenant holds over after the expiration of this Lease, Tenant shall become a tenant from month to month only, upon all of the terms of this Lease except that the amount of the Base Rent shall be increased to an amount equal to the greater of (a) 175% of the Base Rent in effect immediately prior to the expiration or (b) the then fair market rental value of the Premises (which for this purpose shall be computed using the per square foot rental rate for the most recently executed lease for space in the Building). Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the Premises. The provisions of this Section shall not constitute a waiver by Landlord of any right of re-entry; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed.
     2.4 Option to Renew.
          (a) Renewal. Provided that no Event of Default exists at the time of Tenant’s exercise of the option or at the commencement of a Renewal Term, and that no event shall have occurred or state of facts exists which if continued uncured will, with the lapse of time or the delivery of notice or both, constitute an Event of Default, then Tenant shall have, and is hereby granted, the option to extend the Initial Term for the additional periods set forth under Renewal Terms in Basic Lease Provisions above. Except as set forth below, Tenant’s occupancy of the Premises during each Renewal Term shall be governed by all of the terms, conditions, covenants and provisions of this Lease except that Tenant shall have no further option to extend the Term of this Lease after the expiration of the final Renewal Term. If Tenant desires to exercise its option to extend the Term, it must give Landlord notice in writing (“Option Notice”) of its intent to do so at least nine, but no more than twelve, months prior to the expiration of the then-current Term or Renewal Term.
          (b) Annual Base Rent During A Renewal Term.
               (i) The Base Rent during each Renewal Term will be the “then fair market rental value of the Premises” as defined below, but not less than the Base Rent payable in the last year of the preceding Term (or Renewal Term, as the case may be). Landlord and Tenant shall have 30 days after Landlord receives the Option Notice within which to agree on the Annual Base Rent for the Renewal Term based upon the then fair market rental value of the Premises. If the parties agree on the Base Rent for the Renewal Term within 30 days, they shall amend this Lease by stating the Base Rent for the first year of the Renewal Term and each subsequent year.
               (ii) If Landlord and Tenant are unable to agree on the Base Rent for the Renewal Term within the 30 day period, then the “then fair market value of the Premises” shall be determined as set forth below.
               (iii) The “then fair market rental value of the Premises” means the annual per square foot amount that a willing, comparable Tenant would pay and Landlord would accept at arm’s length for a new five year lease (for non-renewal and non-expansion space, unless the renewal or expansion are pursuant to a comparable definition of fair market rental value) for delivery on or about the applicable delivery or effective date, for comparable non-sublease, non-encumbered, non-renewal space in the Building. The value of Tenant’s trade fixtures and equipment shall not be factored into the fair market rental value determination. Notwithstanding the foregoing, the then fair market rental value of the Premises for the Renewal Term will not be less than the Base Rent payable during the last year of the Term immediately preceding the Renewal Term.
               (iv) If Landlord and Tenant are unable to reach agreement on the fair market rental rate within 30 days after the date negotiations commenced, then within seven days thereafter Landlord and Tenant shall each simultaneously submit to the other in writing its good faith estimate of the fair market rental rate, which estimate shall be a reduction to writing of its final determination of the fair market rental rate in the preceding negotiations and not a new position. If the process of reducing the parties positions to writing does not result in an agreement, the parties shall select, as an arbitrator, a mutually acceptable real estate broker with experience in real estate activities, including at least five years experience in leasing office space in the Central Phoenix Business District (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven days, each shall elect a Qualified Appraiser and within ten days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the arbitrator and shall determine the fair market rental rate. If one party shall fail to make such appointment within said second seven day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator. As soon as practicable after his selection, but in any case within 21 days, the arbitrator shall select one of the two estimates of the fair market rental rate submitted by Landlord and Tenant, which shall be the one that is closer to the fair market rental rate as determined by the arbitrator. The value so selected shall be the fair market rental rate. The decision of the arbitrator as to the fair market rental rate shall be submitted in writing to, and be final and binding on, Landlord and Tenant. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons, including but not limited to, legal counsel, brokers, architects or engineers, to provide such expert advice. The party whose estimate is not chosen by the arbitrator shall pay the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any counsel or expert engaged directly by Landlord or Tenant, however, shall be borne by the party obtaining such counsel or expert.
3. RENT
     3.1 Base Rent. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord during the Term of this Lease at the office of Landlord or at such other place as Landlord may designate, without notice, demand, deduction, or set-off, Base Rent in the applicable amounts as set forth in Basic Lease Provisions (or, for Renewal Terms, as determined under Section 2.4), in advance on the first day of each calendar month. If the Rent Commencement Date does not occur on the first day of a calendar month, Tenant shall pay Base Rent on the Rent Commencement Date for the actual days of the fractional month on a pro rata basis.
     3.2 Adjustments. During the Term, Landlord may cause the Building or, only if Tenant adds a mezzanine, the Premises to be remeasured. If a remeasurement is performed, the Base Rent and Tenant’s Pro Rata Share shall be adjusted based on the actual rentable square feet of space in the Premises and the Building as determined by the remeasurement. All references to “rentable” or “useable” square feet shall be deemed measured in accordance with American National Standard Z65.1-1996, as published by BOMA International, except that the “common area factor” or “load factor” shall not exceed 15%.
     3.3 Late Charges and Interest. Any amount due from Tenant to Landlord which is not paid within five days after the date on which it is due shall bear interest at three percent in excess of the prime rate as reported from time to time in the Money Rates section of the Wall Street

Journal, from the due date until paid, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition, any rent or other payment not paid within five days after the date on which it is due shall be subject to 3% late charge to reimburse Landlord for the additional costs and burdens of special handling.
     3.4 Nature of Payments. All sums required to be paid by Tenant under this Lease, whether or not so designated, are rent.
4. SECURITY DEPOSIT
     4.1 Deposit and Use of Letter of Credit. Any Security Deposit Tenant shall deposit with Landlord shall be in the form of an unconditional, irrevocable, transferable letter of credit as security for the full and faithful performance of this Lease. If Tenant defaults beyond any applicable notice or cure period, under any provision of this Lease, Landlord may apply all or any part of the Security Deposit for the payment of any sum in default, for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. Application of the deposit shall not -constitute a cure of the default. If any portion of the Security Deposit is so applied, Tenant shall, within 15 business days after written demand therefor, deposit cash with Landlord (or restore the balance of the letter of credit) in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the deposit. If Tenant fully and faithfully performs every provision of this Lease to be performed by Tenant, the Security Deposit or any balance thereof shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest) promptly following the expiration of the Term.
     4.2 Letter of Credit. Any letter of credit shall be issued by a bank reasonably acceptable to Landlord, shall be drawable by Landlord solely upon presentation of a statement from Landlord that the amount drawn is due and payable under this Lease, shall allow for partial draws, and shall otherwise be in form and substance reasonably acceptable to Landlord. The letter of credit shall have an expiry date not earlier than one month after the termination date of this Lease or shall be replaced by Tenant not less than 30 days prior to its expiry date with another letter having an expiry date at least one year later. If Tenant fails to replace an expiring letter of credit or restore the letter of credit to its full amount following a draw by Landlord, Landlord may draw the full amount of the letter of credit and treat such amount as a cash security deposit to be used as set forth Section 4.2. In the event of a transfer of Landlord’s interest in the Lease, Tenant will promptly deposit a replacement letter of credit drawable by Landlord’s successor and if Tenant shall fail to do so within 10 days of Landlord’s request, Landlord may draw the full amount of the letter of credit and treat such amount as a cash security deposit to be used as set forth Section 4.2.

5. USE
     5.1 Permitted Use. Tenant shall continuously use and occupy the Premises for the Permitted Use set forth in Basic Lease Provisions and shall use them for no other purpose whatsoever without Landlord’s prior written consent.
     5.2 Restrictions. Tenant shall, subject to the terms of this Lease:
          (a) Not use or permit upon the Premises anything that would invalidate any policies of insurance now or hereafter carried on the Premises or that will increase the rate of insurance on the Premises;
          (b) Pay all additional insurance premiums which may be caused by the use which Tenant shall make of the Premises;
          (c) Not in any manner deface or injure the Premises;
          (d) Not do anything or permit anything to be done upon the Premises in any way tending to create a nuisance, or tending to disturb any other lessee in the Building or tending to injure the reputation of the Building, including, without limitation, any of the following: the playing of music audible outside the Premises, the placement of signs in or displayed through any window or door; the creation of a nuisance; the releasing of offensive odors to the exterior of the Premises; lodging; or manufacturing;
          (e) Not commit or suffer to be committed any waste upon the Premises;
          (f) Not violate any recorded restriction or covenant affecting the Project, nor use the Premises for any purpose which would be in violation of any exclusive rights or use granted to other tenants or occupants in the Project; and
          (g) Not install business machines or other machinery which cause noise or vibration that may be transmitted to the structure of the Building.
     5.3 Compliance with Law. Tenant, as to the Premises and Tenant’s business therein, and Landlord, as to the Common Areas, shall comply with all present and future federal, state and local laws, ordinances, orders, rules and regulations, including, without limitation the Americans with Disabilities Act (collectively, “Laws”). Tenant shall procure all permits, certificates, licenses and other authorizations required by applicable Law relating to Tenant’s business or Tenant’s use or occupancy of the Premises or Tenant’s activities on the Premises. Tenant and Landlord shall make all reports and filings required by applicable Laws. Except with respect to Environmental Laws which are provided for below, Tenant and Landlord shall defend, indemnify and hold harmless each other and each other’s present and future officers, directors, employees, partners and agents from and against all claims, demands, liabilities, fines, penalties, losses, costs, members, and expenses, including but not limited to costs of compliance, remedial costs, and reasonable attorneys’ fees, arising out of or relating to any failure of such indemnitor to comply with applicable Laws.

     5.4 Environmental Matters.
          (a) Hazardous Materials. Tenant shall not cause, or permit or allow any of Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees, or subtenants (collectively, “Tenant’s Parties”) to cause or permit any Hazardous Materials to be brought upon, stored, manufactured, generated, blended, handled, recycled, treated, disposed or used on, under or about the Premises, the Building, the Common Areas, or the Project, except for (i) materials for equipment such as batteries, cooling systems, and diesel generators, or (ii) routine office and janitorial supplies in usual and customary quantities, all stored, used, and disposed of in accordance with applicable Environmental Laws. As used herein, “Hazardous Materials” means any chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyis (PCBs) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by an Environmental Law based upon, directly, or indirectly , such properties or effects. As used herein, “Environmental Laws” means any and all federal, state or local environmental, health or safety-related laws, regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant, the Premises, the Building, the Common Areas or the Project. Tenant and Tenant’s Parties shall comply with all Environmental Laws and promptly notify Landlord of the violation of any Environmental Law or presence of any Hazardous Materials, other than the exceptions permitted above, on the Premises.
          (b) Environmental Audit. Upon reasonable prior notice to Tenant, Landlord may retain an environmental consultant or engineer to conduct an audit or environmental assessment of the Premises and Tenant’s compliance with applicable laws, rules and regulations. Tenant shall extend its full cooperation with the audit or investigation. If Tenant is found not to be substantially in compliance with applicable law, the entire cost of the audit or assessment shall be paid by Tenant to Landlord upon demand; otherwise the cost shall be borne by Landlord.
          (c) Indemnification. Tenant shall indemnify, protect, defend (by counsel acceptable to Landlord) and hold harmless Landlord and its partners, members, directors, officers, employees, shareholders, lenders, agents, contractors and each of their respective successors and assigns (individually and collectively, “Indemnitees”) from and against any and all claims, judgments, causes of action, damages, penalties, fines, taxes, reasonable costs, liabilities, losses, and reasonable expense arising at any time during or after the Term as a result (directly or indirectly) of or in connection with (i) Tenant’s or Tenant’s Parties’ breach of any prohibition or provision of this Section, or (ii) the presence of Hazardous Materials on, under or about the Premises or other property as a result (directly or indirectly) of Tenant’s or Tenant’s Parties’ activities or failure to act, in connection with the Premises. This indemnity shall include the cost of any required or necessary repair, cleanup or detoxification, and the preparation and implementation of any closure, monitoring or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the presence of Hazardous Materials on, under or about the Premises, nor the strict compliance by Tenant with all Environmental Laws, shall excuse Tenant from Tenant’s obligation of indemnification pursuant hereto. Landlord shall defend, indemnify, and hold harmless Tenant, its officers, partners, members, directors, shareholders, employees, agents, and contractors and each of their respective successors and assigns from and against any and all judgments, causes of action, damages, penalties, fines, taxes, reasonable costs, liabilities, and reasonable expenses arising at any time during or after the Term as a result of Landlord’s use of Hazardous Materials in the Common Areas, unless and to the extent caused by any breach of Tenant’s obligations hereunder. Landlord’s and Tenant’s obligations pursuant to the foregoing indemnities shall survive the termination of this Lease.
6. TAXES
     6.1 Tenant’s Taxes. Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon Tenant’s trade fixtures, furnishings, equipment and other personal property located in or upon the Premises. Tenant shall cause the trade fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the real property of which the Premises form a part. If any of Tenant’s trade fixtures, furnishings, equipment, and other personal property is assessed and taxed with the real property, Tenant shall pay to Landlord Tenant’s share of the taxes within ten days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of the taxes applicable thereto.
     6.2 Rental Taxes. Tenant shall, simultaneously with the payment of any sums required to be paid under this Lease as rent, additional rent, or otherwise, pay Landlord for any sales, use, rental, transaction privilege, or other excise tax imposed or levied on, or measured by, the amount of rent paid. If any tax, surcharge or regulatory fee is imposed by any governmental authority upon or with respect to parking, parking fees paid or received, parking spaces, or vehicles parking in the parking spaces in the Common Areas, Tenant shall pay the same as additional rent hereunder with the monthly installments of Base Rent or as otherwise required from time to time by Landlord.
7. PARKING AND COMMON AREAS
     7.1 Common Areas. All parking areas, access roads, driveways, pedestrian sidewalks and ramps, landscaped areas, drainage facilities, exterior lighting, signs, courtyards, corridors, public restrooms, and other areas and improvements (collectively, the “Common Areas”) provided by Landlord for the general use in common of tenants, their officers, agents, employees, customers and other invitees shall at all times be subject to the exclusive control and management of Landlord and Landlord shall have the right from time to time to modify, enlarge, or eliminate the same and to establish, modify and enforce reasonable rules and regulations with respect thereto. Tenant’s right to use the Premises includes the non-exclusive right to use the Common Areas.

     7.2 Parking. Tenant shall have the non-exclusive right free throughout the Term to use those spaces in the Project which are not otherwise reserved for third parties. No storage of vehicles or parking for more than 24 hours is allowed without Landlord’s prior written consent. Tenant acknowledges and agrees that Landlord is not liable for damage, loss or theft of property or injury to persons in, upon or about the parking area from any cause whatsoever. Landlord shall have the right to establish, and from time to time change (including relocating reserved parking spaces), alter and amend, and to enforce against all users of the parking area such reasonable requirements and restrictions as Landlord deems necessary and advisable for the proper operation and maintenance of the parking area. If at any time Landlord reasonably determines that any tenant of the Building (including Tenant) is using more than its proportionate share of parking spaces and, as a result, other tenants are experiencing parking problems, Landlord may take reasonable steps to insure that no tenant (including Tenant) uses more than its proportionate share of spaces.
8. OPERATING COSTS, REAL PROPERTY TAXES AND UTILITIES
     8.1 Operating Costs. “Operating Costs” shall mean those costs and expenses directly associated with managing, operating, maintaining, and repairing the Building and the Project, including the roof, any skylights, interior and exterior walls, including the cost of: service and maintenance contracts; fire sprinkler monitoring charges; energy management costs; real property taxes and general and special assessments; wages, salaries and employee benefits of persons directly performing services in connection with the Building or the Project; Common Area utilities; parking lot sweeping, sealing, patching and restriping; public liability and property damage insurance, fire and extended coverage insurance, tenants’ environmental insurance, and rent interruption insurance; supplies, materials, tools, parts, and equipment; equipment rental charges; bookkeeping, accounting, legal and other reasonable professional charges and expenses directly incurred in the management, operation or maintenance of the Building; fees for permits and licenses; administrative expenses directly incurred in the management, operation or maintenance of the Building; taxes other than real property taxes; service and maintenance contracts; signage; landscaping; and a management fee of 10% of the total operating costs except the management fee itself (“Operating Costs”). The cost of capital improvements incurred by Landlord to comply with Laws in the Common Areas shall be amortized over its useful life and the amortization amount included in Operating Costs.
     8.2 Exclusions from Operating Costs. Operating Costs shall not include:
          (a) Amounts reimbursed by other sources, such as insurance proceeds, condemnation proceeds, warranties, judgments or settlements;
          (b) Utilities or other expenses paid directly by tenants to suppliers or paid by tenants to Landlord for separately metered or special services;
          (c) Ground rents;
          (d) Payments on any mortgage or other encumbrance;

          (e) The cost of construction of tenant improvements;
          (f) The cost of replacements (but not repairs) of structural elements;
          (g) Leasing commissions;
          (h) The cost of correction of defects in material or workmanship in the initial construction of the Project;
          (i) The cost of general overhead and administrative expenses (including accounting and legal fees) of Landlord not directly related to the operation of the Project;
          (j) The cost of negotiating or enforcing leases of other tenants;
          (k) The cost of alterations within the leased premises of tenants for their sole or principal benefit;
          (1) Fines, penalties, interest, and late fees or similar costs incurred by Landlord;
          (m) Overhead and profit paid to subsidiaries or affiliates of Landlord for services or materials to the extent that the costs of those items would not have been paid had the services and materials been provided by unaffiliated parties on a competitive basis;
          (n) Rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, except janitorial equipment which is not affixed to the Building;
          (o) The cost of maintaining and operating parking facilities for the use of which Landlord levies a separate charge unless the income from such facilities is a credit against Operating Costs;
          (p) The cost of acquiring sculpture or artwork;
          (q) Advertising, marketing, or promotional expenditures; or
          (r) The cost of environmental remediation.
     8.3 Payment of Tenant’s Pro Rata Share of Operating Costs. Commencing on January 1, 2001, on the first day of each month Tenant shall pay a monthly advance charge on account of Tenant’s pro rata share of the Operating Costs. The amount of the monthly charge shall be established by Landlord and may be adjusted from time to time by Landlord to reflect the actual cost.
     8.4 Statement of Operating Costs. Within 120 days after the end of each fiscal year as established by Landlord, Landlord shall provide to Tenant a reasonably detailed summary of the actual Operating Costs showing Tenant’s actual share and the amount by which Tenant has overpaid or underpaid (the “Statement”). Any overpayment shall be credited to Tenant’s Operating Costs account no later than the beginning of the next monthly period. Any deficiency shall be payable within 30 days after receipt of the Statement. In the alternative, Landlord may, at its option during all or part of the Term of the Lease, bill Tenant for Tenant’s Pro Rata Share of Operating Costs, in arrears, based on actual costs as they are incurred, in which case Tenant shall pay the invoice within 30 days after receipt.
     8.5 Audit. Tenant may audit Landlord’s books and records concerning Operating Costs for the year preceding the year in which the audit takes place. Tenant may not audit more frequently than one time per year. The audit shall be conducted by a qualified person within 30 days after the notice from Tenant to Landlord.
     8.6 Allocation. Landlord’s allocation methodology shall be consistent throughout the Lease Term. Landlord may, in a reasonable manner, allocate insurance premiums for so-called “blanket” insurance policies which insure other properties as well as the Building and said allocated amount shall be deemed to be an Operating Cost. Further, if certain services are supplied to some but not all tenants of the Building, Landlord may make appropriate adjustments so that the cost of such services are borne by those tenants receiving such services. If Landlord selects the accrual accounting method rather than the cash accounting method for Operating Costs purposes, Operating Costs shall be deemed to have been paid when such expenses have accrued. Operating Costs for the fiscal year in which this Lease commences or terminates shall be apportioned so that Tenant shall not be responsible for costs that relate to periods prior to or subsequent to the Term of this Lease except any period of holding over.
     8.7 Gross-up. Operating Costs shall be adjusted to reflect the level of occupancy such that the cost of services provided to tenants, if any, which are not provided to vacant space or are provided to vacant space to a reduced degree, are distributed among those tenants enjoying the services. The adjustment shall be made based upon sound accounting principles to project costs at a 95% occupancy level whenever the actual occupancy rate is less than 95%. In no event shall the adjustment result in reimbursement to Landlord of an amount in excess of actual costs incurred by Landlord.
9 CONSTRUCTION
     9.1 Landlord’s Work. Landlord, at Landlord’s sole cost and expense shall construct in a workmanlike manner and in accordance with all applicable Laws the Landlord’s Work described in Exhibit C. Landlord will substantially complete any of Landlord’s Work which materially interferes with Tenant’s ability to use the Premises in accordance with the Lease on or before the Rent Commencement Date. Tenant acknowledges that it is accepting the Premises in unfinished condition and that Landlord has no obligation to design or construct improvements or to make alterations in the Premises except for Landlord’s Work. Any changes in Exhibit C shall be subject to approval by both Landlord and Tenant. Any defects in the alterations or additions constructed by Landlord shall automatically be waived unless specified in a written punch list delivered to Landlord within 30 days after Tenant takes possession.
     9.2 Tenant’s Work. Commencing on the date this Lease is fully executed, Landlord shall permit Tenant and Tenant’s representatives to enter the Premises so that Tenant may do such work, excluding Landlord’s Work, as may be required by Tenant to make the Premises ready for Tenant’s use and occupancy (“Tenant’s Work”). Such permission is conditioned upon Tenant and its agents, contractors, employees and invitees not interfering with Landlord’s Work in the Premises or other work Landlord is conducting in the Project, if any, and shall be subject to all the terms of this Lease except Tenant’s obligation to pay Base Rent. Tenant acknowledges and agrees that Landlord is not liable in any way for any injury,loss or damage which may occur to Tenant, its agents, contractors, employees, or invitees or to Tenant’s Work and installations made in the Premises, all of the same being at Tenant’s sole risk. Tenant acknowledges that Landlord will be conducting Landlord’s Work in the Premises and other work in the Project concurrently with Tenant’s Work, and Tenant agrees to reasonably cooperate with Landlord in order to avoid interference with Landlord’s construction activities. Tenant shall have the right to use the loading dock subject to (a) coordinating such use with Landlord’s and other tenants’ activities in the Building and (b) as to after hours usage, a reasonable charge to reimburse Landlord for its actual costs in providing such access. Tenant shall compensate Landlord at the normal hourly rate as set forth in Exhibit F for the services of Landlord’s engineering personnel in connection with Tenant’s Work.
     9.3 Alterations and Approval. Promptly after delivery of the Premises and before commencement of Tenant’s Work, Tenant shall deliver to Landlord plans and specifications (the “Design Plans”) showing Tenant’s Work, for Landlord’s approval and consent, which shall not be unreasonably withheld or delayed, except that Landlord reserves the right to withhold consent in Landlord’s sole discretion for Tenant’s Work affecting the structure, roof, safety, efficiency, or security of the Building, the Building systems (“Systems”) and equipment (“Equipment”) which affect the Premises and other space in the Building, or the appearance of the Premises from any Common Areas. The Design Plans shall comply with the requirements of the Building Standards and Operational Manual (the “Manual”) and shall include all improvements contemplated under this Article 9, including, without limitation, demising walls, generators, antennae or satellite or microwave dishes, HVAC, conduits, cabling, fiber optics, and all matters which Landlord is entitled to approve. At the time Tenant submits the Design Plans to Landlord, Tenant shall provide Landlord with notice of whether Tenant’s Work will involve or affect any Hazardous Materials, whether such materials are customary and usual based on standard industry practices, and all other reasonable details relating thereto. Landlord will promptly review the Design Plans and any changes thereto, making reasonable efforts to complete Landlord’s review within five business days after Landlord’s receipt of the initial Design Plans, and will give Tenant notice of Landlord’s reasonable objections thereto, if any. Within five days after receipt by Tenant of Landlord’s objections to the Design Plans (including omissions therefrom) Tenant shall revise and resubmit the Design Plans for Landlord’s review. The final Design Plans approved by Tenant and Landlord are the “Final Plans”, Tenant shall compensate Landlord at the normal hourly rate as set forth in Exhibit F for review of the Design Plans and supervision of Tenant’s Work.
     9.4 Landlord’s Review. Neither review nor approval by Landlord of the Design Plans or Final Plans shall constitute a representation or warranty by Landlord that any of the Plans either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable laws, ordinances, codes and regulations, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, or compliance. Further, it is understood and agreed that any and all inspections of the Tenant’s Work made by Landlord, its consultant or their respective agents, employees and/or designees shall be solely for Landlord’s own information and shall not be deemed to have been made for or on account of Tenant or any other party and Tenant hereby specifically relieves Landlord of any and all liability or responsibility relating in any way whatsoever to the construction of the Tenant’s Work, including but not limited to, the work thereon, the materials or labor supplied in connection therewith, and any errors, inconsistencies or other defects in the Final Plans.
     9.5 Approval Conditions. Landlord reserves the right to impose reasonable requirements as a condition of such consent or otherwise in connection with Tenant’s Work, including requirements that Tenant: (a) submit for Landlord’s information the names, addresses and background information concerning all of the major architects, engineers, contractors, subcontractors and suppliers Tenant proposes to use, (b) obtain and post permits, (c) submit conditional and final lien waivers in compliance with Arizona law for all architects, engineers, contractors, subcontractors, and suppliers performing Tenant’s Work, (d) permit Landlord or its representatives, upon reasonable notice, to inspect Tenant’s Work at reasonable times, and (e) comply with such other reasonable requirements as Landlord may impose concerning insurance coverage and the manner and times in which Tenant’s Work shall be done. Within 30 days after completion of Tenant’s Work, Tenant shall provide Landlord with a copy of the complete construction drawings for the build-out (as-built drawings) of the Premises.
     9.6 Performance of Tenant’s Work. Tenant shall not unreasonably disrupt other tenants of the Building during the build-out and installation of Tenant’s Work. Tenant’s Work shall be performed: (a) in a thoroughly first class, professional and workmanlike manner, (b) only with materials that are new, high quality, and free of known material defects, (c) strictly in accordance with the Final Plans approved by Landlord, (d) so as not to adversely affect the Systems and Equipment or the structure of the Building or the Project, (e) diligently to completion and so as to avoid any unreasonable disturbance, disruption or inconvenience to other tenants and the operation of the Building, (f) in compliance with all Laws and other provisions of this Lease, and (g) in compliance with such other reasonable requirements as Landlord may impose concerning the manner and times in which such Tenant’s Work shall be done. Any floor, wall or ceiling coring work or penetrations or use of noisy or heavy equipment which may unreasonably interfere with the conduct of business by other tenants shall, at Landlord’s option, be performed at times other than Landlord’s normal business hours at Tenant’s sole cost. If Tenant fails to perform Tenant’s Work as required herein or the materials supplied fail to comply herewith or with the specifications approved by Landlord, and Tenant fails to cure such failure within ten business days after notice by Landlord (except notice shall not be required in emergencies), Landlord shall have the right to stop Tenant’s Work until such failure is cured (which shall not be in limitation of Landlord’s other remedies).
     9.7 Additional Provisions. Tenant may, at Tenant’s sole cost, with prior written notice to Landlord and Landlord’s written permission, which shall not be unreasonably withheld, install certain heating, air conditioning, and ventilation units in the area designated by Landlord adjacent to the west face of the Building (at no additional charge), and, during the Term of this Lease, add HVAC capacity or expand existing HVAC, including supply and return piping and drains. Landlord’s prior written approval shall be obtained as to location, machinery, and plans and specifications. Tenant shall have the right to remove or cap any heating system or supply an air system serving the Premises, to install drains for the HVAC equipment, and to relocate the reconnect primary air ductwork and/or secondary water piping located in the Premises. All such installation shall be done in compliance with the provisions of this Article 9 and Tenant shall use all due care and shall not injure the Building in such installation. Subject to compliance with the Manual and Landlord’s prior approval of plans and specifications therefor, Tenant, at Tenant’s sole expense, may (a) convert the present sprinkler system within the Premises to a dry pipe pre-action system, (b) relocate or encase any water mains or other water pipes running through or adjacent to the Premises, (c) install an FM 200 gas system in the Premises, or (d) install any other fire suppression system approved by Landlord. Such system may be connected with the Building life safety system if compatible, at Tenant’s sole expense. Tenant may place a UPS system and associated batteries in the Premises in a location approved in advance by Landlord. Landlord may provide a Building grounding system and , if so, Tenant may tie into the Building grounding system.
     9.8 Provisions Concerning Installations on and Access to Roof. No installations or equipment may be placed on the roof of the Building. Landlord agrees to not unreasonably withhold its consent to the placement of antenna and satellite dishes on the walls adjacent to the Premises. Landlord is hereby released from all liability and responsibility for, and Tenant will be solely responsible for, all costs and expenses, including, but not limited to, those arising from leaks, resulting from Tenant’s installation, maintenance, use, or operation of any satellite dish, antenna, or related equipment. Tenant represents and warrants to Landlord that Tenant’s reception and transmission equipment will not interfere with the reception and transmission of signals by the equipment of other tenants and occupants of the Building.
     9.9 Generator. Tenant, at Tenant’s sole expense, may install two 2,000 KW, 480 volt diesel emergency generator, including fuel tank or tanks containing up to ___ gallons in the aggregate of capacity, related piping and conduits connecting the generator to the Premises and to the automatic transfer switch, piping from the fuel tank to the fuel fill, and grounding system, using space outside of the Building and north of the loading dock designated by Landlord, according to plans and specifications approved in advance by Landlord and in compliance with the Manual and all applicable Laws (which approvals shall require the construction of an enclosure which is consistent with the design of the Building). Tenant shall have the right to install a generator plug in compliance with the Manual on the outside of the Building adjacent to the loading dock areas for the purpose of connecting the Premises to a portable generator in the event of a Building power failure. Tenant shall have the right to test Tenant’s generator on a weekly basis at times reasonably agreed upon between Landlord and Tenant in advance (or as set forth in reasonable rules formulated by Landlord), and Tenant shall be responsible, at Tenant’s sole expense, for maintaining, testing, refueling, and cleaning the generator and any fuel tanks, all in compliance with applicable law: Tenant may place a DC power plant and associated batteries within the Premises, subject to Landlord’s prior approval of location.
     9.10 Floor Loading Capacity. Tenant may, at Tenant’s sole expense, subject to Landlord’s prior consent, which consent shall not be unreasonably withheld or delayed, and the requirements of this Lease, reasonably reinforce the floor loading capacity of the Premises, so long as the reinforcement is entirely within the Premises. If Tenant does so with Landlord’s consent, Tenant shall not be required to return the reinforced areas to their original condition.
     9.11 Liens. Tenant shall pay all costs for Tenant’s Work when due. Tenant shall keep the Project and the Premises free from any mechanic’s, materialmen’s, architect’s, engineer’s or similar liens or encumbrances, and any claims therefor, in connection with any of Tenant’s Work. Tenant shall remove any claim, lien, or encumbrance of record relating to, caused by or resulting from Tenant’s Work, by bond or otherwise within 30 days after notice from Landlord. If Tenant fails to do so, Landlord may pay the amount (or any portion thereof) or take such other action as Landlord deems necessary to remove such claim, lien, encumbrance, without being responsible for investigating the validity thereof. The amount so paid and costs incurred by Landlord shall be deemed additional rent under this Lease payable within 30 days after demand, without limitation as to other remedies available to Landlord. Nothing contained in this Lease shall authorize Tenant to do any act which subjects Landlord’s title to, or any lender’s interest in, the Building or any part of it to any such claims, liens, or encumbrances, whether claimed pursuant to statute or other law or express or implied contract.
     9.12 Security System. Tenant may, at Tenant’s sole expense and subject to Landlord’s reasonable prior written approval, install a security system (such as a cardkey system) for access to the Premises and may retain supplemental security services with respect to the Premises so long as such systems and services are compatible with Landlord’s security measures for the Building. Tenant shall provide Landlord with a reasonable means of access to the Premises through such security system to allow Landlord to exercise its rights and perform its obligations under this Lease and if such systems are changed or modified, Tenant shall immediately notify Landlord and provide such means of access.
10. REPAIR/MAINTENANCE/UTILITIES/ACCESS
     10.1 Landlord’s Responsibilities. Subject to the provisions of Article 8, Landlord shall maintain the Building and the Project in good condition and repair, including the Common Areas, the roof and structural elements of the Premises, and all utility lines below grade or in the Common Areas. Landlord shall not be responsible to make any non-routine repairs or perform any non-routine maintenance which is Landlord’s responsibility under this Lease unless written notice of the need for such repairs or maintenance is given by Tenant; Landlord shall have a reasonable time following receipt of such notice to commence such repairs or maintenance. In the event Tenant or Tenant Parties misuse or intentionally or negligently damage the Premises, the improvements contained therein, or the Project, Tenant shall reimburse Landlord for the cost of repair or maintenance related to the misuse or damage, plus a 10% administrative fee for such work, within 30 days after written request therefor, accompanied by evidence reasonably supporting such costs. Except in the case of a fire or casualty as provided in Article 14 or as provided below in this Section 10.1, there shall be no abatement of rent and no liability of Landlord by reason of any entry into the Premises, interruption of services or facilities, temporary closure of Common Areas, or temporary interference with Tenant’s business arising from the making of any repairs or maintenance. Notwithstanding anything to the contrary in this Section 10.1 (but subject to Section 10.4 below), if either (a) Tenant’s utilities are interrupted in the Premises for a period of more than three days due to the gross negligence or intentional misconduct of Landlord or any of its agents, (b) if any Landlord provided services or facilities are interrupted for a period of more than three days due to the gross negligence or intentional misconduct of Landlord or any of its agents, or (c) if there is any temporary interference with Tenant’s business (not included in (a) or (b) above) for a period of more than three days as a result of the making of any repairs or maintenance by Landlord or any of its agents, and, in each case, as a result Tenant is unable to conduct its ordinary business operations in the Premises, Base Rent shall equitably abate for such a period of time, retroactive to the date of utility or service interruption. Abatement of rent shall be Tenant’s sole remedy in such circumstances.
     10.2 Tenant’s Obligations. Tenant shall maintain the interior of the Premises and the improvements installed by Tenant (including all HVAC equipment, generators and fuel tanks) in good condition and repair. If Tenant does not comply with its obligations under this Section, Landlord may, upon reasonable prior notice to Tenant (or without notice in the event of an emergency), but need not, make such repairs and replacements or obtain maintenance and service contracts, and Tenant shall pay Landlord the cost thereof upon demand.
     10.3 Janitorial Services. Tenant shall be responsible for providing janitorial services for the Premises.
     10.4 Utilities. All utility charges for the Premises shall be separately metered or submetered. Tenant shall pay directly to the supplier for any utility which it uses in the Premises that is separately metered by such supplier and shall pay to Landlord, prior to delinquency, for any utilities supplied to the Premises that are measured by a submeter which is part of a master meter for the Project or any portion thereof. Landlord may elect to supply any utility to the Building; in such event, Landlord’s charges for such utility shall not greater than the rates for comparable service to Tenant directly from the applicable public utility supplying the area. Landlord and Tenant acknowledge that Landlord may from time to time, upon reasonable prior notice to Tenant, upgrade, perform routine maintenance, or change the utilities available to the Building and the Premises to comply with local law or the requirements of the power suppliers, and that these activities will necessarily involve interruptions in Tenant’s utility service. Except as set forth in Section 10.1 above, Landlord shall have no liability for interruption of utilities.
     10.5 Telecommunication Services. Subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant may have access at no additional rental cost (but at Tenant’s sole expense) and at any time during the Term to empty conduit space in the Building for Tenant’s use in accordance with plans and specifications approved in advance by Landlord and subject to Landlord’s reasonable restrictions. Tenant shall have the right at no additional rental cost (but at Tenant’s sole expense) and at any time during the Term to install any additional conduit and facilities required in order to connect Tenant’s generators, power, HVAC equipment and piping, antennas, grounding, and related equipment and for any other purpose not inconsistent with the design of the conduit and riser space. As to any of the foregoing work which concerns or affects parts of the Building or the Project not within the Premises, Landlord may require that the work be inspected by Landlord or its contractors for conformance with approved plans and specifications (as reasonably approved by Landlord), at Tenant’s expense. All such work shall comply with the provisions of Article 9. Subject to Landlord’s prior consent as to location and installation (which consent shall not be unreasonably conditioned, withheld, or delayed), Tenant may run telecommunication cables from the Premises to exit the Building and to the boundary of the land on which the Building is located.
     10.6 Access. Subject to compliance with Landlord’s Rules and Regulations, Tenant and its representatives shall have access to and the right to enter the Premises seven days per week, on a 24-hour per day basis. In addition, if and to the extent necessary to access any of its cabling and conduit equipment located outside the Premises, upon reasonable prior notice to Landlord, Tenant shall have access thereto on a seven day per week, 24-hour a day basis; provided, however, Tenant acknowledges that a Building engineer or other Building representative may be required to accompany any persons gaining access to areas outside the Premises and that the hourly charges for such engineer or representative shall be payable by Tenant.
11. TENANT’S WORK, ALTERATIONS AND PERSONAL PROPERTY
     Tenant shall not commence Tenant’s Work or any alterations, additions or improvements to the Premises, including signs, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, it being acknowledged that Landlord shall have sole discretion in matters concerning or affecting the Building structure, roof, Systems, Equipment, safety, riser and shaft capacity, and the rights of other tenants or occupants. Notwithstanding the foregoing, for work which (i) will cost less than $100,000 in the aggregate with all other work during any year, and (ii) does not affect the Building structure, roof, Systems, Equipment, safety, riser and shaft capacity, or the rights of other tenants or occupants, Landlord’s consent is not required. All Tenant’s Work, alterations, additions, or improvements shall be made or done in accordance with plans and specifications approved by Landlord and shall be subject to the provisions of Sections 9.3 through 9.12 above. If Landlord reasonably deems it advisable, Landlord may condition its consent upon provision of a payment bond, in amount and form reasonably satisfactory to Landlord, covering the work to be done by Tenant’s contractor. Any part of Tenant’s Work, alterations, additions or improvements to the Premises, including signs, but not including movable furniture, Tenant’s equipment and trade fixtures, shall, at Landlord’s option, at the termination or expiration of this Lease or of Tenant’s right to possession, become a part of the realty and belong to Landlord. Except as specifically provided in this Lease, Tenant shall not install any antenna, satellite dish or other fixture or equipment on the roof or in the Common Areas. In the event Landlord consents to the making of any alterations, additions or improvements to the Premises by Tenant, they shall be made by Tenant at Tenant’s sole cost and expense. Any contractor or person selected by Tenant to perform work within the Premises must first be reasonably approved in writing by Landlord. Tenant’s Work and all alterations and improvements shall be constructed of new materials, in a good workmanlike manner, in accordance with applicable Laws. Upon the expiration or sooner termination of the Term of this Lease or of Tenant’s right to possession, Tenant shall, upon demand by Landlord, at Tenant’s sole cost and expense, forthwith remove any alterations, additions or improvements made by Tenant, designated by Landlord (at the time of Landlord’s approval of the plans for the improvement) to be removed, and Tenant shall, forthwith at its sole cost and expense, repair any damage to the Premises caused by such removal and restore the Premises to a condition reasonably comparable to their condition at the commencement of the Lease (reasonable wear and tear excluded).
12. CERTAIN RIGHTS RESERVED BY LANDLORD
     Landlord shall have the right:

          (a) To change the Project’s name or street address;
          (b) To enter the Premises either personally or by a designated representative, upon no less than 24 hours prior notice to Tenant and, at Tenant’s option, escorted by Tenant’s representative, for the purpose of access to risers, examination, inspection, or performing Landlord’s obligations hereunder (except in the event of an emergency when no notice or escort shall be required), and in showing the Premises to prospective lenders or purchasers;
          (c) To enter the Premises either personally or by a designated representative, at Tenant’s option accompanied by a representative of Tenant, upon 24 hours prior notice to Tenant during the last nine months of the Term, for purposes of showing the Premises to prospective tenants;
          (d) To grant to anyone the exclusive right to conduct any business or render any service in or to the Project, provided such exclusive right shall not operate to exclude Tenant from the Permitted Use;
          (e) To retain at all times and to use, subject to the foregoing limitations, keys (including card keys) to all doors within and into the Premises. No locks shall be changed without the prior written consent of Landlord. This provision shall not apply to Tenant’s safes, or other areas maintained by Tenant for the safety and security of monies, securities, negotiable instruments or like items; and
          (f) To restrict or prohibit vending or dispensing machines of any kind in or about the Premises, except to the extent such machines are used solely for the personal use of Tenant, its employees, licensees, and agents and are not visible from the Common Areas.
13. DAMAGE TO PROPERTY; INJURY TO PERSONS; INSURANCE
     13.1 Tenant’s Responsibility. Tenant shall defend, indemnify and hold Landlord harmless from any and all claims arising from Tenant’s use of the Premises or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises, regardless of fault or negligence which is imputed to Landlord as the owner of the Project but which involves a condition of the Premises within the control of Tenant, its employees or contractors. Tenant shall further defend, indemnify and hold Landlord harmless from any and all claims arising from any breach or default in the performance of this Lease by Tenant, or arising from any act or negligence of Tenant, or of its agents or employees, and from all costs, attorneys’ fees, expenses and liabilities incurred as a result of any such claim. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in, upon, or about the Premises from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, unless caused by the gross negligence or willful misconduct of Landlord, its agents or employees. Landlord shall not be liable for loss of or damage to any property by theft or otherwise, or for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of any building or from the pipes, appliances or plumbing works therein, or from the roof, street or subsurface, or from any other place resulting from dampness or any other cause whatsoever. Landlord shall not be liable for interference with the natural light. Tenant shall give immediate notice to Landlord of any fire, accident or defect discovered with the Premises or the Building. Tenant acknowledges that it can protect itself against any or all of the foregoing risks by procuring appropriate insurance.
     13.2 Tenant’s Insurance. Throughout the Term of this Lease, Tenant shall maintain ISO Special Form property insurance, including building and machinery comprehensive form, in an amount equal to 100% of the replacement value of Tenant’s trade fixtures, equipment, and other personal property located on the Premises together with such other insurance as may be reasonably required by Landlord’s lender or by any government agency. All proceeds of Tenant’s policy of property insurance shall be payable to Tenant, and all proceeds of policies of insurance procured by Landlord shall be payable to Landlord. Tenant hereby waives any right to recovery from Landlord and Landlord hereby waives any right of recovery from Tenant for any loss or damage (including consequential loss) resulting from any of the perils insured against in the special form property insurance policy with extended coverage endorsement. During the Term of this Lease, Tenant shall, at Tenant’s expense, maintain commercial general liability insurance against claims for personal injury, death or property damage occurring in, upon or about the Premises in an amount not less than $3,000,000 per occurrence and $3,000,000 annual aggregate (with a separate general aggregate limit for the Premises), automobile liability insurance with a combined single limit or equivalent in an amount not less than $2,000,000, and workers’ compensation insurance as required by law. Tenant’s policies of liability insurance shall name Landlord as an additional insured, shall provide coverage for blanket contractual liability, premises, products/completed operations, and personal and advertising injury coverage. Tenant’s policies of insurance shall be primary and not contributory as to other insurance purchased by or available to Landlord, and shall have retentions or deductibles reasonably acceptable to Landlord. A certificate of the insurance required to be carried by Tenant under this Article 13 shall be delivered to Landlord prior to the Commencement Date and thereafter at least 30 days prior to the expiration of the then current policies. Upon the written request of Landlord, copies of such policies shall also be delivered to Landlord. Each policy shall contain an endorsement prohibiting cancellation or non-renewal without at least 30 days prior notice to Landlord.
14. FIRE AND CASUALTY
     Except as hereafter provided, if the Premises are wholly or partially destroyed or damaged by fire or other casualty, Landlord shall restore the Premises with reasonable diligence; provided, however, that Landlord shall have no obligation to restore improvements not originally provided by Landlord or to replace any of Tenant’s fixtures, furnishings, equipment, or personal property and Tenant shall be responsible for refixturing the Premises and reinstalling its equipment. Landlord need not commence repairs until a substantial portion of the insurance proceeds are available and shall not be required to expend more than the actual insurance proceeds received. Proceeds of insurance payable with respect to a fire or other casualty shall be received and held by Landlord. In the event the Premises are destroyed or damaged by any fire or casualty not covered by the insurance maintained by Landlord or to the extent of not less than 25% of the replacement cost thereof, or if the fire or casualty occurs within the last year of the Term of the Lease, then

Landlord or Tenant shall have the option to terminate this Lease by giving notice to the other party within 60 days after the occurrence of such damage or destruction, in which case Landlord shall retain all insurance proceeds with respect to the Premises as its own property. If Landlord does not terminate this Lease as provided above, this Lease shall continue in full force and effect, but Base Rent shall be equitably abated until the restoration is substantially complete. The provisions of this Lease shall govern when this Lease is terminable as a result of a fire or casualty and no other rule or statute on the subject applies. In the event that the Lease is terminated, Tenant is entitled to reimbursement for any prepaid rent. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises, Building or Project requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice to Tenant within 15 days after such requirement is made by any such holder, whereupon the Lease shall end on the date of such notice as if the date of such notice were the date originally fixed in this Lease for the expiration of the Term.
15. CONDEMNATION
     If any portion of the Premises is appropriated or taken under the power of eminent domain which Tenant determines in its reasonable judgment renders the Premises unusable by Tenant, either Landlord or Tenant shall have the right to terminate this Lease, as of the date Tenant is required to vacate the appropriated or condemned part of the Premises, by giving notice in writing of such election within 30 days after receipt by Tenant from Landlord of written notice that Tenant’s Premises have been or will be so appropriated or taken. Notwithstanding the foregoing, Landlord may only exercise its option to terminate this Lease under this Article 15 if Landlord terminates the leases of all other similarly situated tenants occupying premises in the Building which are also subject to the taking. If neither Landlord nor Tenant elects to terminate this Lease, or if no portion of the Premises is appropriated or taken under the power of eminent domain by any public or quasi-public authority exercising such power as to the Building, then Landlord shall restore the Premises to the extent practicable to their condition prior to the taking, and thereafter the Base Rent shall be reduced on an equitable basis, taking into account the relative value of the portion of the Premises taken as compared to the portion remaining. All awards or compensation for any taking of any part of the Premises, whether payable to Landlord or Tenant, shall be the sole property of Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to receive the portion of an award of compensation relating to damage to or loss of trade fixtures or other personal property belonging to Tenant. Landlord shall be under no obligation to restore or replace Tenant’s furnishings, trade fixtures, equipment and personal property. In the event that the Lease is terminated, Tenant is entitled to reimbursement for any prepaid rent. For the purposes of this Article 15, a voluntary sale or conveyance in lieu of condemnation shall be deemed an appropriation or a taking under the power of eminent domain.

16. ASSIGNMENT AND SUBLETTING; SALE BY LANDLORD
     16.1 Transfer by Tenant. Except as otherwise provided in this Article 16, Tenant shall not, either voluntarily or by operation of law, assign, hypothecate, or transfer this Lease, or sublet the Premises or any part thereof, or permit the Premises or any part thereof to be occupied by anyone other than Tenant or Tenant’s employees, without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, provided the proposed assignee or sublessee is reasonably satisfactory to Landlord as to credit and character and will occupy the Premises for purposes not inconsistent with the Permitted Use. Landlord shall be under no obligation to give or withhold consent until after all information reasonably required by Landlord with respect to the identity, background, experience and financial worth of the proposed assignee, transferee, or subtenant has been provided to Landlord. No hypothecation, assignment, sublease or other transfer to which Landlord has consented shall be effective for any purpose until such time as fully executed documents of such transaction have been provided to Landlord, and, in the case of an assignment, the assignee has attorned directly to Landlord, or, in the case of a sublease, the sublessee has acknowledged that the sublease is subject to all of the terms and conditions of this Lease. Any assignment, mortgage, transfer or subletting of this Lease which is not in compliance with the provisions of this Article 16 shall be voidable and shall, at the option of Landlord, terminate this Lease. The consent by Landlord to an assignment or subletting shall not be construed as relieving Tenant from obtaining the express written consent of Landlord to any further assignment or subletting or as releasing Tenant from any liability or obligation hereunder, whether or not then accrued. Except as provided in this Article, this Lease shall be binding upon and inure to the benefit of the successors and assigns of the parties. The term “assignment” includes the following, whether accomplished directly or indirectly: (a) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntarily, involuntarily or by operation of law, of a majority of the partners or members, or a transfer of a majority of ownership interests, in the aggregate on a cumulative basis, or the dissolution of the partnership or limited liability company; and (b) if Tenant is a private corporation (i.e., whose stock is not publicly held and traded through an exchange or over the counter), the: (i) dissolution, merger, or consolidation of Tenant; (ii) sale or other transfer of more than a cumulative aggregate of 50% of the voting shares of Tenant (other than to immediate family members by reason of gift or death); or (iii) sale, mortgage, hypothecation or pledge of more than a cumulative aggregate of 50% of Tenant’s net assets.
     16.2 Permitted Transfers. Notwithstanding the foregoing, so long as the original tenant is Tenant under this Lease, Tenant may assign its interest under this Lease or sublease any portion of the Premises to an Affiliate (as defined below), provided that (a) the Affiliate is a reputable entity with a tangible net worth, determined on a consolidated basis, if applicable, in accordance with generally accepted accounting principles, that is at least equal to the greater of (i) Tenant’s tangible net worth immediately prior to such transaction, and (ii) Tenant’s tangible net worth on the date of this Lease, and (b) an instrument is executed by the assignee or subtenant under which the transferee assumes all obligations of Tenant under this Lease, and such instrument is delivered to Landlord on or prior to the effective date of such transaction. As used in this Lease, the term “Affiliate” means an entity which (x) controls, is controlled by, or is under common control with Tenant or (y) is Tenant’s successor by merger, acquisition (whether structured as a stock acquisition or the acquisition of substantially all of Tenant’s assets), or consolidation. As used herein, “control” of an entity means the possession, directly or indirectly, of the power to direct that entity’s management and policies, whether through the ownership of voting securities or otherwise. A transfer under this Section 16.2 is a “Permitted Transfer”
     16.3 Co-location Not a Transfer. The co-location of equipment is not an assignment or sublease by Tenant, shall not grant any co-locating party any possessory interest in the Premises, and, as between Landlord and Tenant, any rights and liabilities with respect to the co-location or the co-located equipment shall be the sole responsibility of Tenant, including, without limitation, the movement thereof, in and out of the Premises in the same manner and to the same extent as of the co-locators were Tenant and their equipment belonged to Tenant. Notwithstanding the above, the co-location of equipment shall not require the prior written consent of Landlord provided the total area devoted to the co-location of equipment does not exceed 25% of the rentable area of the Premises.
     16.4 Recapture. In addition to, but not in limitation of, Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting or assignment, to terminate this Lease, or in the case of a proposed subletting of less than the entire Premises, to recapture the portion of the Premises to be sublet, as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice thereof within 60 days following Landlord’s receipt of Tenant’s written notice and accompanying information as required above. If this Lease shall be terminated with respect to the entire Premises pursuant to this Section, the Term shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in this Lease for the expiration of the Term. If Landlord recaptures under this Section only a portion of the Premises, the rent during the unexpired Term shall abate proportionately. Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission which may be due and owing as a result of any proposed assignment or subletting, whether or not the Premises are recaptured pursuant hereto and rented by Landlord to the proposed tenant or any other tenant. In the event of the recapture of a portion of the Premises by Landlord pursuant to the terms of this Paragraph, Tenant shall pay all costs associated with the separation of the recaptured premises from the portion not recaptured, including, but without limitation, the cost of all demising partitions, changes in lighting and HVAC Systems and all reasonable architectural and/or engineering fees.
     16.5 Splitting Profits. If Landlord has approved an assignment of this Lease or a sublease of the Premises as provided above or Tenant has made a Permitted Transfer, then Tenant shall pay to Landlord when and as received by Tenant 50% of any consideration received by Tenant in excess of the Base Rent and other charges then payable by Tenant hereunder (calculated on a per square foot basis), after Tenant has recovered Tenant’s reasonable costs, fees, and expenses incurred in connection with such assignment or sublease, including reasonable brokerage commissions, reasonable costs of architectural and engineering fees, and leasehold improvements required by the assignee or subtenant.
     16.6 Continued Responsibility. Tenant shall remain fully liable for performance of this Lease, notwithstanding any assignment or sublease, for the entire Term, including any Renewal Terms as to which the transferee exercises its option.

     16.7 Sale of Property. In the event of a sale or conveyance by Landlord of the Premises, Landlord shall be relieved of all future liability for the covenants or conditions, express or implied, in favor of Tenant, and Tenant shall look solely to Landlord’s successor-in-interest. This Lease shall not be affected by any sale, and Tenant shall attorn to the successor-in-interest. If any Security Deposit has been made by Tenant, the successor in interest shall be obligated to return it in accordance with the terms hereof and Landlord shall be discharged from any further liability in reference thereto.
17. ESTOPPEL CERTIFICATE
     17.1 Certification. Tenant shall at any time and from time to time upon not less than 15 days’ prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing (a) certifying that this Lease is unmodified and in full force and effect (or if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any; (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if they are claimed; and (c) certifying such other matters relating to this Lease as Landlord may reasonably request. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part.
     17.2 Failure to Provide. Tenant’s failure to deliver a statement within the 15 day time period prescribed above shall be conclusive upon Tenant (a) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (b) that there are no uncured defaults in Landlord’s performance, and (c) that not more than one month’s rental has been paid in advance.
18. LANDLORD’S REMEDIES
     18.1 Events of Default. The following are events of default:
          (a) Tenant’s failure to pay rent or any other amount due under this Lease within five days after the date due.
          (b) Tenant’s failure to execute, acknowledge and return an estoppel certificate which complies with the requirements of Article 17 or a subordination agreement which complies with the requirements of Article 20 within 15 days after receipt of written request.
          (c) Tenant shall fail to vacate the Premises immediately upon termination of this Lease, by lapse of time or otherwise;
          (d) The leasehold interest of Tenant shall be levied upon under execution or be attached by process of law or Tenant shall fail to contest diligently the validity of any lien or claimed lien and give sufficient security to Landlord to insure payment thereof or shall fail to satisfy any judgment rendered thereon and have the same released, and such default shall continue for ten days after written notice thereof to Tenant;
          (e) Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof;
          (f) A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant a bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of entry thereof; or
          (g) Tenant’s failure to perform any other obligation under this Lease within 15 days after notice of nonperformance; provided, however, that if the breach is of such a nature that it cannot be cured within 15 days after receipt of written request, Tenant shall not be deemed to be in default hereunder if cure is commenced promptly (in no event later than 15 days after notice of nonperformance) and diligently pursued to completion within 60 days after receipt of the written request; but if a breach involves an imminent threat to health or safety, Landlord may in its notice of breach reduce the period for cure to such shorter period as may be reasonable under the circumstances.
     18.2 Remedies. Upon the occurrence of an event of default, Landlord, at any time thereafter without further notice or demand, may exercise any one or more of the following remedies concurrently or in succession:
          (a) Terminate Tenant’s right to possession of the Premises by legal process or otherwise, with or without terminating this Lease, and retake exclusive possession of the Premises.
          (b) From time to time relet all or portions of the Premises, using reasonable efforts to mitigate Landlord’s damages. In connection with any reletting, Landlord may relet for a period less than or extending beyond the Term of this Lease and may make alterations or improvements to the Premises without releasing Tenant of any liability. Upon a reletting of all or substantially all of the Premises, Landlord shall be entitled to recover all of its then prospective damages for the balance of the Term of the Lease measured by the difference between amounts payable under this Lease and the anticipated net proceeds of reletting. In no event shall Tenant be entitled to receive any amount representing the excess of avails of reletting over amounts payable hereunder.

          (c) From time to time recover accrued and unpaid rent and damages arising from Tenant’s breach of the Lease, regardless of whether the Lease has been terminated, together with applicable late charges and interest at the rate of 18% per annum or the highest lawful rate, whichever is less.
          (d) Recover all reasonable attorneys’ fees and other expenses incurred by Landlord in connection with enforcing this Lease, recovering possession, and collecting amounts owed.
          (e) Perform the obligation on Tenant’s behalf or remove equipment installed in contravention of the terms of this Lease and recover from Tenant, upon demand, the entire amount expended by Landlord plus 15% of such amounts for handling, supervision, and overhead.
          (f) Terminate this Lease for any material breach and recover from Tenant all reasonable damages it may incur by reason of such breach, including the reasonable cost of recovering the Premises, and including the worth at the time of such termination of the excess, if any, of the amount of Base Rent and charges equivalent to rent reserved in this Lease for the remainder of the stated Term over the then reasonable rental value of the Premises for the remainder of the stated Term, all of which amounts shall be immediately due and payable from Tenant to Landlord.
          (g) Pursue any other remedies available at law or in equity.
     18.3 Subleases. Upon a termination of Tenant’s right to possession, whether or not this Lease is terminated, subtenancies and other rights of persons claiming under or through Tenant: (a) shall be terminated or (b) Tenant’s interest shall be assigned to Landlord. Landlord may separately elect termination or assignment with respect to each such subtenancy or other matter.
19. Tenant’s Bankruptcy Or Insolvency.
     If at any time and for so long as Tenant shall be subjected to the provisions of the United States Bankruptcy Code or other law of the United States or any state thereof for the protection of debtors as in effect at such time (each a “Debtor’s Law”), Tenant, Tenant as debtor-in-possession, and any trustee or receiver of Tenant’s assets (each a “Tenant’s Representative”) shall have no greater right to assume or assign this Lease or any interest in this Lease, or to sublease any of the Premises than accorded to Tenant in Article 16, except to the extent Landlord shall be required to permit such assumption, assignment or sublease by the provisions of such Debtor’s Law. Without limitation of the generality of the foregoing, any right of any Tenant’s Representative to assume or assign this Lease or to sublease any of the Premises shall be subject to the conditions that:
          (a) Such Debtor’s Law shall provide to Tenant’s Representative a right of assumption of this Lease which Tenant’s Representative shall have timely exercised and Tenant’s Representative shall have fully cured any default of Tenant under this Lease.

          (b) Tenant’s Representative or the proposed assignee, as the case shall be, shall have deposited with Landlord as security for the timely payment of rent an amount equal to the larger of: (i) three months’ rent and other monetary charges accruing under this Lease; and (ii) any sum specified in Article 4; and shall have provided Landlord with adequate other assurance of the future performance of the obligations of the Tenant under this Lease. Without limitation, such assurances shall include, at least, in the case of assumption of this Lease, demonstration to the satisfaction of the Landlord that Tenant’s Representative has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that Tenant’s Representative will have sufficient funds to fulfill the obligations of Tenant under this Lease; and, in the case of assignment, submission of current financial statements of the proposed assignee, audited by an independent certified public accountant reasonably acceptable to Landlord and showing a tangible net worth and working capital in amounts determined by Landlord to be sufficient to assure the future performance by such assignee of all of the Tenant’s obligations under this Lease.
          (c) The assumption or any contemplated assignment of this Lease or subleasing any part of the Premises, as shall be the case, will not breach any provision in any other lease, mortgage, financing agreement or other agreement by which Landlord is bound.
          (d) Landlord shall have, or would have had absent the Debtor’s Law, no right under Article 16 to refuse consent to the proposed assignment or sublease by reason of the identity or nature of the proposed assignee or sublessee or the proposed use of the Premises concerned.
20. NOTICES
     Notices required or permitted hereunder must be given in writing, personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service (e.g., Federal Express, UPS) at the addresses set forth in the Basic Lease Provisions or at any other address designated by Landlord or Tenant in writing, and any such notice of communication shall be deemed to have been given as of the date of delivery, if hand or courier delivered (including Federal Express or other established overnight service which obtains a signed receipt upon delivery), or as of three days after the date of mailing if mailed certified, return receipt requested, postage prepaid.
21. SUBORDINATION/QUIET ENJOYMENT
     21.1 Subordination. Landlord expressly reserves the right at any time to place liens and encumbrances on and against the Premises and the Project, superior to this Lease and the estate created hereby, and Tenant shall execute upon request such subordination agreements as may be required by such lien holders; provided however, that Tenant’s execution of the subordination agreement shall be conditioned upon the holders of the encumbrance recognizing Tenant’s rights, notwithstanding any foreclosure of the lien or encumbrance.

     21.2 Quiet Enjoyment. Subject to the other provisions of this Lease and so long as Tenant faithfully pays all rent and additional rent and other amounts owed under this Lease and performs and complies with the obligations and conditions to be performed and complied with by Tenant under this Lease, Tenant shall enjoy and have throughout the Term of the Lease the quiet and undisturbed possession of the Premises without hindrance or molestation from Landlord. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.
22. BROKERS
     Both Landlord and Tenant represent that they have dealt with no other broker than as set forth in the Basic Lease Provisions in connection with the negotiation, execution and delivery of this Lease (the “Broker”). Landlord agrees to pay a reasonable commission to the Broker, subject to the terms of a separate agreement between Landlord and Broker. If any person other than the Broker shall assert a claim to a finder’s fee, brokerage commission or other compensation on account of alleged employment as finder or broker or performance of services as a finder or broker in connection with this transaction, the party through whom the finder or broker is claiming shall indemnify and hold the other party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought thereon, including but not limited to attorneys’ fees and court costs in defending such claim.
23. RELOCATION
     Intentionally deleted.
24. SIGNAGE

     Landlord shall retain control over the exterior appearance of the Building and the Premises as viewed by the public. Tenant shall not install or permit to be installed any drapes, shutters, signs, lettering, decoration, advertising or any items on the outside of the Premises or in the interior of the Premises which are visible from the outside of the Premises and which, in Landlord’s determination, in any way adversely alter the exterior appearance of the Building or the Premises. Tenant may at its sole expense install an identification sign to be located on or near the entryway to the Premises using Tenant’s standard graphics, subject to Landlord’s reasonable prior written consent as to size and location. All letters or numerals on such signage shall be in accordance with the criteria established by Landlord for the Project. Notwithstanding the foregoing, Tenant shall have the right to remove or block up the windows in the exterior walls of the Premises, subject to Landlord’s prior review and approval of the methods and materials, which approval shall not be unreasonably withheld or delayed.
25. GENERAL PROVISIONS
     25.1 Force Majeure. This Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so if such inability or delay is caused by reason of any action or failure to act of any governmental authority, strike, lockout, civil commotion, war-like operations, war, riot, fuel or other shortage, police activities, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, inability to obtain any material, service or financing, Act of God or other cause beyond the control of the Landlord.
     25.2 Rules. Tenant and its officers, agents, employees, and customers shall comply with the rules and regulations established by Landlord and attached hereto as Exhibit D (the “Rules and Regulations”) and with such modifications and additions as Landlord may hereafter make for the Project; provided, however, that such rules and regulations shall not materially abrogate any right or privilege expressly granted to Tenant in this Lease. Any violation of the rules and regulations shall constitute a breach of this Lease. Landlord shall enforce all Rules and Regulations in a non-discriminatory and equitable manner, and no change in any of the Rules and Regulations shall materially and adversely affect Tenant’s ability to use the Premises for the Permitted Use in accordance with the terms of this Lease. In the event of any conflict between the Rules and Regulations and the terms and conditions of the Lease, the terms and conditions of the Lease shall control.
     25.3 Captions. The article captions contained in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision.
     25.4 Integration. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any matter shall be effective for any purpose. No provision of this Lease may be amended except by an agreement in writing signed by the parties hereto or their respective successors in interest.

     25.5 No Offer. Submission of this instrument for examination shall not bind Landlord in any manner, and no lease or obligations of Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant.
     25.6 No Waiver. No waiver by Landlord of any provision of this Lease or any breach by Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord’s agent during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease, and the delivery of the keys to any employee shall not operate as a termination of the Lease or a surrender of the Premises.
     25.7 Deadlines. Time is of the essence of this Lease.
     25.8 No Accord or Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent and other sums due hereunder shall be deemed to be other than on account of the earliest rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rental or other sum and the pursue any other remedy provided in this Lease.
     25.9 Non-Recourse Liability. If Landlord fails to perform any of its obligations under this Lease and, as a consequence of such nonperformance, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of Landlord’s interest in the Project. Landlord, its affiliates, shareholders, members, partners, officers, directors, heirs, personal representatives, successors or assigns, shall have no liability whatsoever for any deficiency, and no other assets of Landlord, its affiliates, shareholders, members, partners, officers, directors, heirs, personal representatives, successors or assigns, shall be subject to levy, execution or other enforcement procedures as a result of such judgment. Notwithstanding any provision of this Lease, Tenant shall not be entitled to recover lost profits, damages relating to the interruption of Tenant’s business, or consequential, punitive or speculative damages for any default by Landlord nor be entitled to terminate this Lease.
     25.10 Governing Law; Choice of Forum. This Lease shall be deemed to be made under, shall be construed in accordance with, and shall be governed by the internal, substantive laws of the State of Arizona (without reference to choice of law principles). Any action brought to interpret, enforce, or construe any provision of this Lease shall be commenced and maintained in the Superior Court of the State of Arizona in and for the County of Maricopa (or, as may be appropriate, in the Justice Courts of Maricopa County or in the United States District Court for the District of Arizona if, but only if, the superior court lacks or declines jurisdiction over such action). The parties irrevocably consent to jurisdiction and venue in such courts for such purposes and agree not to seek transfer or removal of any action commenced in accordance with the terms of this paragraph.
     25.11 Exhibits. All Exhibits referred to herein and attached hereto are a part hereof.
     25.12 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the parties and their respective successors in interest and permitted assigns, provided, however, Tenant may not assign this Lease except as provided herein.
     25.13 Beneficiaries. There are no third party beneficiaries to this Lease or any term or provision hereof.
     25.14 Standard of Discretion. Any consent, approval or similar action provided for in this Lease must be in writing and shall not be unreasonably withheld or delayed.
26. CO-LOCATION AND RIGHT TO SERVE OTHER TENANTS
     26.1 Co-location. So long as Tenant is operating in the Premises providing carrier services, Tenant may co-locate customer equipment in the Premises for the purpose of connecting such customer equipment to Tenant’s telecommunication or network facilities in order for each to provide services to its customers. Tenant shall defend, indemnify, and hold Landlord harmless from, for, and against any and all claims of and from such customers relating to such co-location. Such colocation shall be permitted so long as such co-location does not overburden the Premises, by, for example, stressing or straining any Building mechanical, structural, or electrical component. Tenant shall not be required to pay to or share with Landlord any profits or Co-location fees or charges Tenant receives from the customers whose equipment is co-located. No tenancy or subtenancy shall be created by co-location of equipment allowed under this Article, nor shall co-location under this provision be considered an assignment or transfer under Article 16 of this Lease.
     26.2 Right to Serve Other Tenants. Subject to execution of a License Agreement acceptable to Landlord in Landlord’s sole discretion, and subject to all connections with other tenants being made through an authorized “meet-me room” and payment of reasonable, uniformly applied charges in connection therewith, Tenant shall have the right to interconnect its telecommunications facilities with or provide telecommunications services to other tenants of the Building. Tenant shall not make carrier-to-carrier connections except for Tenant’s own use or in connection with provision of service to Tenant’s customers or affiliates. Subject to the foregoing, Tenant shall be permitted reasonable access to the Building for the purpose of installing, operating, repairing, and maintaining the facilities and equipment connecting Tenant’s network to the Building’s other tenants. Tenant will consult with Landlord in advance to determine an appropriate entrance plan and Tenant will not proceed with installation until Landlord’s written approval has been obtained, such approval not to be unreasonably withheld or delayed. Tenant will perform any installation in accordance with Article 11 above and in such a manner as to not disrupt Building operations. Tenant will restore the Building to its original condition, and bear all costs for rearrangements or restoration, as necessary.

LANDLORD:

STERLING BUCKEYE NETWORK EXCHANGE, LLC

a Delaware limited liability company

By:	Sterling Buckeye Network Manager, L.L.C.
Its:	Managing Member

By:	/s/ Steven Taslitz

Name:	Steven Taslitz
Title:	Managing Member

TENANT:

ADELPHIA BUSINESS SOLUTIONS OPERATIONS, INC.,
a Delaware corporation

By:	/s/ John Glicksman

Name:	John Glicksman
Title:	VP + General counsel

EXHIBIT A — FLOOR PLAN OF THE PREMISES

SITE / SPACE PLAN
Adelphia: Suite 1.
1402 E. Buckeye
Phoenix, AZ

EXHIBIT B — SITE PLAN OF THE PROJECT

Site plan
1402 E. Buckeye
Phoenix, AZ

EXHIBIT C — WORK LETTER
     1. Landlord will provide a 1,600 amp 480 volt 3 phase single panel power from the Rent Commencement Date. Provided Landlord is able to obtain the increase in service described below, service will be increased to 2,700 amps on or after January 1, 2001. Connections to the Building distribution system, including the installation of required circuit breakers and meters, shall be made by Landlord’s contractor at Tenant’s expense. Transformation and installation of electrical systems from the panel to the Premises and within the Premises shall be by Tenant at Tenant’s expense. Landlord reserves the right to reasonably designate points of connection and internal Building routing.
     2. Landlord will use reasonable efforts to cause APS to increase the electrical capacity to the Building to 19,000 amps.
     3. Landlord will construct outside plantwork (including manholes, conduit, trenching, easements, permits, etc.) from the Building down Hadley Street to 16th Street. Tenant may use space in the installed conduit at a price equal to the amount determined by multiplying the percentage of conduit used by Tenant (as compared to all conduit installed) by the total cost of the plantwork.
     4. Landlord will install a new roof membrane with a 15 year warranty on the existing roof.
     5. Landlord will clean the existing Building facade and install any required panels on the exterior of the Premises.

EXHIBIT D — RULES AND REGULATIONS
1. No sign, placard, picture, advertisement, name or notice shall be inscribed, displayed, printed or affixed on or to any part of the outside of the Premises or the surrounding area without the prior written consent of the Landlord. If Landlord consents, it may regulate the manner of display of the sign, placard, picture, advertisement, name or notice. Without notice to and at the expense of Tenant, Landlord may remove any sign, placard, picture, advertisement, name or notice which has not been approved by Landlord or is being displayed in a non-approved manner. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside of the Building.
2. Tenant shall not obstruct sidewalks, halls, passages, exits and entrances in the Building or the Project and shall not use sidewalks, halls, passages, exits and entrances for any purpose other than ingress and egress. The halls, passages, exits and entrances are not for the use of the general public other than persons who are making use of the services offered by Tenant, and Landlord retains the right to the control thereof and may prevent access by persons whose presence, in the judgment of the Landlord, is prejudicial to the safety, character, reputation and interest of the Building; provided, however, that nothing herein contained shall be construed to prevent access by persons with whom a Tenant normally deals in the ordinary course of that Tenant’s business. No Tenant and no employees or invitees of any Tenant shall go upon the roof of the Building without Landlord’s prior consent.
3. Except as provided in the Lease, Tenant shall not alter any lock or install any new additional locks or any bolts on any door of the Premises without the prior written consent of Landlord. Tenant shall provide Landlord with copies of keys or key cards for all locks and locking systems.
4. Tenant shall not mark on or drive nails, screw or drill into the partitions, woodwork or plaster (except as may be incidental to the hanging of wall decorations), and shall not in any way deface the Premises.
5. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.
6. Except “helper animals” and seeing eye dogs, animals and birds are prohibited in or about the Premises.
7. No cooking shall be done or permitted by Tenant in the Premises, except by Tenant’s employees, using an Underwriters’ Laboratory approved microwave oven or equipment for brewing coffee, tea, hot chocolate and similar beverages provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations. Kitchen and lunchroom facilities and equipment as set forth in the foregoing sentence are allowed only for the use of Tenant’s employees.
8. Except as otherwise provided herein, Tenant shall not use or keep within the Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material.

9. Tenant shall not place a load upon any floor which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position to all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, stand on such platforms as determined by Landlord to-be-necessary to properly distribute the weight. Business and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space in the Building to such a degree as to be objectionable to Landlord or to any tenants shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.
10. Except as provided in the Lease, Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.
11. Tenant shall store all its trash and garbage within its Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.
12. The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.
13. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project.
14. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Project. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT E — GUARANTY
     The undersigned (the “Guarantor”) is executing this Guaranty to induce STERLING BUCKEYE NETWORK EXCHANGE, LLC, a Delaware limited liability company (“Landlord”) to enter into the Lease dated June ___, 2000 (the “Lease”) with ADELPHIA BUSINESS SOLUTIONS OPERATIONS, INC., a Delaware corporation (“Tenant”).
     1. Guaranty of Payment and Performance. Guarantor hereby unconditionally guarantees the timely payment of all sums required to be paid and the timely performance of all acts required to be performed by Tenant under the Lease.
     2. Waiver of Defenses. Guarantor hereby waives: (a) all statutes of limitations as a defense to any action brought against Guarantor by Landlord, to the fullest extent permitted by law; (b) any defense based upon any legal disability of Tenant or any discharge or limitation of the liability of Tenant to Landlord, whether consensual or arising by operation of law or any bankruptcy, insolvency, or debtor-relief proceeding, or from any other cause; (c) presentment, demand, protest and notice of any kind, except as otherwise provided herein; (d) all rights of subrogation and all rights to enforce any remedy that Landlord may have against Tenant; and (e) all rights to require Landlord, prior to collecting or enforcing this Guaranty, to proceed against Tenant or to bring an action on the Lease. Guarantor agrees that in the event of a default by Tenant under the Lease, Landlord may proceed against Guarantor before, after or simultaneously with proceeding against Tenant.
     3. Unconditional Obligation. This Guaranty shall be continuing, absolute and unconditional and remain in full force and effect until all guaranteed payments are made, all guaranteed obligations are performed, and all obligations of the undersigned under this Guaranty are fulfilled. This Guaranty shall not be terminated, affected, or impaired in any manner by reason of the commencement of summary or other proceedings against Tenant or the failure of Landlord to enforce any of its rights against Tenant or the granting by Landlord of any extensions of time to Tenant. Guarantor further covenants and agrees that: (a) Guarantor shall be bound by all the provisions, terms, conditions, restrictions and limitations contained in the Lease to the same degree as though Guarantor had executed the Lease as Tenant; and (b) this Guaranty shall be absolute and unconditional and shall be in full force and effect notwithstanding any amendment, addition, assignment, sublease, transfer or other modification of the Lease, whether or not Guarantor shall have knowledge or have been notified of or agreed or consented thereto. In the event the Lease is disaffirmed by a Trustee in Bankruptcy for Tenant, the liability of the undersigned shall not be affected by the disaffirmance, and Guarantor shall protect Landlord against loss and damage to the same extent as though the Lease continued in full force and effect. All remedies of Landlord against Tenant and Guarantor are cumulative.
     4. Costs and Expenses. Guarantor shall pay Landlord’s reasonable out-of-pocket costs and expenses, including but not limited to reasonable legal fees and disbursements, incurred in any effort to collect or enforce this Guaranty, whether or not any lawsuit is filed. Until paid to Landlord, such sums shall bear interest at the rate of 18% per annum or, if such rate is not a lawful one, the highest rate permitted by law.

     5. Termination. This Guaranty will be released after the fifth anniversary of the Rent Commencement Date (as defined in the Lease), provided that no Event of Default (as defined in the Lease) exists at the time of release, and that no event shall have occurred or state of facts exists which if continued uncured will, with the lapse of time or the delivery of notice or both, constitute an Event of Default, and Tenant deposits with Landlord a Security Deposit in the amount of $180,830.00
     6. Miscellaneous. The invalidity or unenforceability of any one or more of the provisions of this Guaranty shall not affect any other provision hereof. This Guaranty shall be governed by and construed in accordance with the law of the State of Arizona and may be amended only by a written instrument executed by Guarantor and Landlord. The provisions of this Guaranty shall bind and benefit the legal representatives, successors and assigns of Guarantor and Landlord. If Guarantor comprises more than one person, all of the persons constituting Guarantor shall be jointly and severally liable under this Guaranty. The term “Tenant” means both the named Tenant and any other person or entity at any time assuming (or otherwise becoming primarily liable for) all or any portion of the obligations and liabilities of Tenant under the Lease. Time is of the essence of every provision of this Guaranty.
     DATED: June                     , 2000

GUARANTOR;

ADELPHIA BUSINESS SOLUTIONS, INC.

By:	John Glicksman

Its:	VP + General Counsel

STATE OF	Pennsylvania	)

		)	ss
County of	Potter	)

     The foregoing instrument was acknowledged before me this 10 day of July, 2000, by John Glicksman the VP + General Counsel of Adelphia Business Solutions, Inc., a Delaware corporation, on behalf of the corporation.

/s/ Melody A. Heller
Notary Public
My Commission Expires:
(SEAL)

EXHIBIT B-2
Copy of Order

WEIL, GOTSHAL & MANGES LLP
Attorneys for Debtors and
Debtors in Possession
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Judy G.Z. Liu, Esq. (JL 6449)
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

X

:
In re	:	Chapter 11 Case No.
:
ADELPHIA BUSINESS SOLUTIONS, INC., et al.,	:	02-11389 (REG)
:
Debtors.	:	(Jointly Administered)
:
X

ORDER (A) AUTHORIZING DEBTOR TO ASSUME AND ASSIGN
CERTAIN EXECUTORY CONTRACTS, (B) APPROVING AN ASSET
PURCHASE AGREEMENT AND (C) GRANTING RELATED RELIEF
          Upon the Motion, dated November 22, 2002 (the “Motion”) of Adelphia Business Solutions Operations, Inc., as debtor and debtor in possession (“ABSO” or the “Debtor”) for orders (i) authorizing, pursuant to sections 105(a), 363(b) and (f), 365(a) and 1146(c) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), ABSO to conduct an auction sale (the “Auction”) of certain assets related to the Closed Markets,1 including the Sale Assets2 and the Assumed Contracts3, as set forth in the proposed Agreement, (ii) scheduling a date for the Auction, (iii) approving, pursuant to Bankruptcy Rule 6004(f)(1), the terms and conditions of the Auction, including bidding procedures and Break-Up Fee (the “Bidding Procedures”),

[1]	The Closed Markets are: Austin, Texas; Chicago, Illinois; Cincinnati, Ohio; Dallas, Texas; Indianapolis, Indiana; Phoenix, Arizona; San Antonio, Texas; Tri Cities, Tennessee.

[2]	Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Motion.

[3]	The Assumed Contracts are those exe cutory contracts and unexpired leases identified on Exhibit A to the Notice of Debtor’s Intent to Assume and Assign Certain Executory Contracts and Unexpired Leases, filed with this Court on December 20, 2002 [Docket No. 767].

(iv) authorizing, pursuant to Bankruptcy Rule 2002, the form and manner of notice for the Auction and for notifying contract parties of the assumption and assignment to Gateway of the Assumed Contracts, (v) scheduling a date and time for a hearing to consider approval of the proposed sale resulting from the Auction (the “Sale Hearing”), (vi) establishing, pursuant to sections 105(a) and 365 of the Bankruptcy Code, cure amounts, if any, with respect to the Assumed Contracts, (vii) authorizing ABSO to assume and assign to Gateway the Assumed Contracts, (viii) approving the Agreement and the escrow arrangements, to be effective upon a Closing of the Sale Transaction, and (ix) other relief related to all of the foregoing, and the Court having entered an order on December 16, 2002, granting the relief requested in clauses (i) through (v) above (the “Procedures Order”); and the Court having held a hearing on January 7, 2002, to approve the relief requested in clauses (vi) – (ix) above (the “Sale Hearing”); and it appearing that notice of the Sale Hearing has been provided to (i) the Office of the United States Trustee for the Southern District of New York, (ii) the attorneys for ABSO’s postpetition lender, (iii) the attorneys for ACC, (iv) the attorneys for the Creditors’ Committee, (v) the attorneys for the Informal Committee of 12 ¼ Noteholders (the “12¼ Noteholders Committee”, (vi) all nondebtor contract parties to the Assumed Contracts, (vii) all appropriate federal, state and local taxing authorities, and (viii) all parties having filed a notice of appearance in the Debtor’s chapter 11 cases pursuant to Rule 2002 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”); and such notice constituting good and sufficient notice of the Motion and Sale Hearing; and each of Sterling Buckeye Network Exchange, LLC (“Sterling Buckeye”), Fujitsu Network Communications, Inc. (“Fujitsu”), the 12 ¼ Committee, Wells Fargo Bank Minnesota, N.A., The Hanover Insurance Company, Qwest Communications Corporation (“Qwest”), Lucent Technologies, Inc.(“Lucent”), the Texas Tax Authorities (“Texas”), 601 West

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Polk Street (“West Polk”), LLC, Level 3 Communications, LLC (“Level 3”), Johnson City, Tennessee (“Johnson City”), AT&T Corp., the State of Illinois (“Illinois”), and Adelphia Communications Corporation (“ACC” and, together with its debtor affiliates, the “ACC Debtors”) having filed an objection to the Motion (collectively, the “Objections”); and the Objections having been withdrawn, resolved or overruled as reflected herein; and upon the Motion, the Objections, and the record of the Sale Hearing and all other proceedings had before the Court; and it appearing that an order granting the Sale Transaction is in the best interests of ABSO and parties in interest; and it appearing that the Court has jurisdiction over this matter; and after due deliberation and sufficient cause appearing therefor,
IT IS HEREBY FOUND AND DETERMINED THAT:
          A. Capitalized terms not otherwise defined herein have the meanings given to them in the Motion.
          B. The statutory predicates for the relief sought in the Motion are sections 105(a), 363(b), (f), (m) and (n), and 1146(c) of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006 and 9014.
          C. Proper, timely, adequate and sufficient notice of the Motion, the Procedures Hearing and the Sale Hearing has been provided in accordance with sections 105(a), 363 and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004 and 9014, and no other or further notice of same is or shall be required.
          D. No consents or approvals, other than those expressly provided for in the Agreement, attached hereto as Exhibit “A” or expressly set forth herein, are required for the Debtor to consummate such transaction(s).

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          E. Approval of the Agreement and consummation of the Sale at this time are in the best interests of the Debtor, its creditors, its estate, and other parties in interest.
          F. The Debtor has demonstrated both (i) good, sufficient, and sound business purpose and justification and (ii) compelling circumstances for the Sale pursuant to section 363(b) of the Bankruptcy Code prior to, and outside of, a plan of reorganization.
          G. A reasonable opportunity to object or be heard with respect to the Motion and the relief requested therein has been afforded to all interested persons and entities.
          H. The Agreement was negotiated at arm’s length, proposed and entered into by the Debtor and Gateway without collusion and in good faith. Neither the Debtor nor Gateway has engaged in any conduct that would cause or permit the Agreement to be avoided under section
363(n) of the Bankruptcy Code.
          I. Gateway is a good faith purchaser under section 363(m) of the Bankruptcy Code and, as such, is entitled to all of the protections afforded thereby. Gateway will be acting in good faith within the meaning of section 363(m) of the Bankruptcy Code in closing the transactions contemplated by the Agreement at all times after the entry of this Order.
          J. The consideration provided by Gateway for the Sale Assets pursuant to the Agreement (i) is fair and reasonable, (ii) is the highest and best offer for the Sale Assets, (iii) will provide a greater recovery for the Debtor’s creditors than would be provided by any other practical available alternative and (iv) constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.
          K. The transfer of the Sale Assets to Gateway will be a legal, valid, and effective transfer of the Sale Assets, and will vest Gateway with all right, title, and interest of the

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Debtor to the Sale Assets free and clear of all liens, claims, encumbrances and interests4 (i) that purport to give any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Debtor’s or Gateway’s interest in the Sale Assets, or any similar rights (except as expressly provided herein) and (ii) relating to taxes arising under or out of, in connection with, or in any way relating to the operation of the business prior to the Closing Date (except as expressly provided herein and subject to the outcome of the hearing referenced in paragraph 13 herein).
          L. Gateway would not have entered into the Agreement and would not consummate the transaction contemplated thereby, thus adversely affecting the Debtor, its estate, and its creditors, if the sale of the Sale Assets to Gateway was not free and clear of all liens, claims, encumbrances and interests of any kind or nature whatsoever5 (except the Assumed Liabilities expressly assumed by Gateway in the Agreement or as expressly provided herein).
          M. The Debtor may sell the Sale Assets free and clear of all liens, claims, encumbrances and interests of any kind or nature whatsoever6 (subject to the outcome of the hearing referenced in paragraph 13 herein) because, in each case, one or more of the standards set forth in section 363(f)(1)-(5) of the Bankruptcy Code has been satisfied. Those nondebtor parties with liens, claims, encumbrances or interests in the Sale Assets who did not object, or who withdrew their objections to the Sale or the Motion are deemed to have consented pursuant to sections 363(f)(2) and 365 of the Bankruptcy Code. Except as otherwise provided herein, those nondebtor parties with liens, claims, encumbrances or interests in the Sale Assets who did

[4]	The four 5ESS Switches that are among the Sale Assets to be transferred to Gateway shall be transferred subject to Lucent’s ownership rights in the Software imbedded in such Switches (the “5ESS Software”), pursuant to section 2.1(a) of the General Agreement between Lucent and the Debtor, as amended by certain addenda (the “Amended General Agreement”).

[5]	See Footnote 4.

[6]	See Footnote 4.

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object fall within one or more of the other subsections of sections 363(f) and 365 of the Bankruptcy Code and are adequately protected by having their interests, if any, attach to the net proceeds of the Sale which proceeds are attributable to the property against or in which they claim an interest, or by the resolution of such objection as otherwise provided herein.7
     N. Except for the Assumed Liabilities, or as expressly provided herein, if any, the transfer of the Sale Assets to Gateway will not subject Gateway to any liability whatsoever with respect to the operation of the business prior to the Closing Date or by reason of such transfer under the laws of the United States, any state, territory, possession, or the District of Columbia based, in whole or in part, directly or indirectly, on any theory of law or equity, including, without limitation, any theory of equitable law, including, without limitation, any theory of antitrust or successor or transferee liability.
     O. The sale of the Sale Assets to Gateway (subject to the outcome of the hearing referenced in paragraph 13 herein) is a prerequisite to the Debtor’s ability to confirm and consummate a plan of reorganization. In accordance with sections 1146(c) and 105(a) of the Bankruptcy Code, the transfer of the Sale Assets pursuant to the Agreement is not subject to taxation under any federal, state, local, municipal or other law imposing or purporting to impose a stamp, transfer, recording or any other similar tax on any of the Debtor’s conveyance of the Sale Assets, which includes real estate, personal property, and other assets.
     P. On August 9, 2002, this Court entered its Final Order Pursuant to Sections 105(a), 361, 362, 364(c) and 364(d) of the Bankruptcy Code (A) Authorizing Debtors to Obtain Senior DIP Financing with Administrative Superpriority and Secured by Senior Liens on and Security Interests in Substantially All Assets of the Debtors; (B) Providing Adequate Protection to Certain Secured Creditors; (C Subordinating Liens, Security Interests and Claims, Including

[7]	See Footnote 4.

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Superpriority Administrative Claims, Granted Pursuant to Interim Order Dated April 4, 2002; and (D) Granting Related Relief (the “Final DIP Order”). Paragraph 31 (c) of the Final DIP Order provides, among other things, that there shall accrue in favor of Adelphia Business Solutions Atlantic, Inc. (“ABIZ Atlantic”), on a monthly basis, an administrative expense claim of no less than $450,000 and no more than $2.25 million (the “Administrative Accrual”) against those Debtors that are using certain equipment (the “Equipment’’) that the 12 ¼ % Noteholders’ Committee asserts is property of ABIZ Atlantic, provided, that ABIZ Atlantic will not have a right to receive payment with respect to the Administrative Accrual unless and until an order is entered, following notice and a hearing, deeming the Administrative Accrual an allowed expense of administration.
          Q. The closing of the Sale and the use of the proceeds thereof other than in accordance with the Final DIP Order and the DIP Financing Agreement dated August 9, 2002 between Adelphia Business Solutions, Inc. (“ ABIZ”), the Debtor and certain debtor and non-debtor subsidiaries of ABIZ and Beal Bank is subject to the consent of Beal Bank and such consent is contingent on the cost to the Debtor not exceeding $2.8 million in the aggregate on account of all settlement, cure and other payment (but excluding the payments made or to be made to the Texas Taxing Authorities pursuant to the terms of this Order) necessary to be made by the Debtor in connection with the Gateway Transaction (and all settlement, cure and other payments to be made in connection with any sale of assets in the Detroit Market), including, without limitation, those set form herein, and the Debtor has provided Beal Bank a certification mat such payments do not and will not exceed $2.8 million.
          R. Certain of the Equipment is being sold in connection with the Sale.

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          S. In order for the Sale to be consummated, the Debtor, the Creditors’ Committee and the 12¼% Noteholders’ Committee have agreed that each of the foregoing shall reserve their respective rights to determine at a later date the proper allocation of the proceeds of the Sale, after payment to Beal Bank in accordance with the Final DIP Order, to, among other things, determine the proper post-petition intercompany claims among the Debtors whose assets arc being sold in connection with the Sale, if any.
          NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:
     1. The Motion shall be, and hereby is, GRANTED as set forth herein.
     2. All objections to the Motion or the relief requested therein, if any, that have not been withdrawn, waived, or resolved as reflected herein, are hereby overruled on the merits.
Approval of the Agreement
     3. The Agreement between the Debtor and Gateway, as attached to the Motion as Exhibit A, and all of the terms and conditions thereof, are hereby approved.
     4. Pursuant to 363(b) of the Bankruptcy Code, the Debtor is authorized and directed to consummate the Sale, pursuant to and in accordance with the terms and conditions of the Agreement and this Order.
     5. The Debtor is authorized and directed to execute and deliver, and empowered to perform under, consummate and implement the Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Agreement, and to take all further actions as may be reasonably requested by Gateway for the purpose of assigning, transferring, granting, conveying and conferring to it or reducing to

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possession, the Sale Assets, or as may be necessary or appropriate to the performance of the obligations as contemplated by the Agreement.
Transfer of the Assets
     6. Pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, the Sale Assets shall be transferred to Gateway and upon consummation of the Agreement shall be, free and clear of all liens, claims, encumbrances and interests of any kind or nature whatsoever8, other than the Assumed Liabilities, if any, with all such liens, claims, encumbrances and interests of any kind or nature whatsoever to attach to the net proceeds of the Sale, as reflected herein, in the order of their priority, with the same validity, force and effect which they now have as against the Sale Assets, subject to any claims and defenses the Debtor may possess with respect thereto.
     7. Except as expressly permitted or otherwise specifically provided by the Agreement or this Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax, and regulatory authorities, lenders, trade and other creditors, holding liens, claims, encumbrances and interests of any kind or nature whatsoever against or in the Debtor or the Sale Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtor, the Sale Assets, the operation of the business prior to the Closing Date, or the transfer of the Sale Assets to Gateway, hereby are forever barred, estopped, and permanently enjoined from asserting against Gateway, its successors or assigns, their property, or the Sale Assets, such persons’ or entities’ interests.9
     8. With respect to the equipment purchased by the Debtor from Fujitsu that is included in the Sale Assets (the “Fujitsu Equipment”), Fujitsu shall consent to Gateway’s use of

[8]	See Footnote 4.

[9]	See Footnote 4. Lucent shall not be barred, estopped or permanently enjoined from asserting against Gateway, its successors or assigns, its on-going rights and interests in the 5ESS Software.

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the Fujitsu Equipment, subject to the following conditions: Gateway shall (i) execute a right-to-use license with Fujitsu that is substantially similar in form to Fujitsu’s standard licensing agreement (the “Licensing Agreement”) and (ii) pay to Fujitsu a one-time licensing fee in the amount of $320,000 within 15 days of the execution of the Licensing Agreement. Such Licensing Agreement shall cover the Fujitsu Equipment located, not only in the markets covered by the sale motion, but also other equipment purchased by the Debtor from Fujitsu, located in the Detroit market (the “Detroit Equipment”), provided, however, that such Detroit Equipment shall not exceed 10 nodes. Fujitsu shall permit Gateway to upgrade the Fujitsu Equipment and Detroit Equipment to the latest baseline technology, if desired. For no additional fee payable to Fujitsu, Gateway may enter into a sublicense agreement for the use of the Fujitsu Equipment by any sublicensee provided that such sublicensee executes a right-to-use agreement with Fujitsu that is substantially similar to the Licensing Agreement signed by Gateway.
     9. In furtherance of a certain settlement agreement with Level 3, the Debtor shall file a motion with this Court to assume, as modified, certain agreements with Level 3, to be conditioned on the closing of the Gateway Sale, and, among other things, a cure payment of $2.1 million and the disposition of the San Francisco, San Jose and Seattle markets presently governed by such agreements.
     10. The Objection of AT&T has been resolved by AT&T’s voluntary withdrawal of same.
     11. With respect to the Objection filed by Sterling Buckeye, notwithstanding anything contained in the Motion or in this Order to the contrary, the Debtor is transferring to Gateway only those rights that the Debtor itself has under the terms of that certain lease of non residential real property for the premises located at 1402 E. Buckeye, Phoenix, Arizona (the “Premises”).

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This Order shall in no way prejudice or otherwise bar Sterling Buckeye from asserting that those Sale Assets located at the Premises, at the termination or expiration of the Sterling Buckeye Lease or of Gateway’s right to possession, are “fixtures” or otherwise owned by Sterling Buckeye under applicable state law. Additionally, the Debtor shall segregate $60,000 from the Sale Proceeds, from which appropriate cure amounts may be paid to Sterling Buckeye, per agreement of the parties, or as otherwise determined by the Court Furthermore, Gateway shall provide to Sterling Buckeye financial statements and such financial information as it may reasonably request with regard to the issue of adequate assurance of future performance. The Debtor shall comply with all lease obligations under the Sterling Buckeye lease until the date the proposed assumption and assignment of the Sterling Buckeye lease by Debtor to Gateway becomes effective.
     12. With respect to the Objection filed by West Polk, the Debtor has agreed to segregate $38,309 from the Sale Proceeds, from which appropriate cure amounts may be paid to West Polk, per agreement of the parties or as otherwise determined by the Court. To the extent that West Polk has not been paid rent for January under the Lease between the Debtor and West Polk, the Debtor also shall segregate such amount from the Sale Proceeds. Gateway shall provide to West Polk such financial information as it may reasonably request with regard to including, without limitation, the issue of adequate assurance of future performance. The Debtor shall comply with all lease obligations under the West Polk lease until the date the proposed assumption and assignment of the West Polk lease by Debtor to Gateway becomes effective.
     13. With respect to the Objections of Johnson City, West Polk, and the cure objection of Sterling Buckeye if Gateway has not successfully resolved any remaining issues with respect to the Debtor’s proposed assumption and assignment of the Johnson City, West Polk, and

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Sterling Buckeye leases between such parties and the Debtor and Gateway, there shall be a hearing to resolve such issues before the Honorable Robert E. Gerber, United States Bankruptcy Judge, in Room 621 of the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York, on February 6, 2003 at 9:45 a.m. Eastern Time, or as soon thereafter as counsel may be heard, and nothing in this Order shall prejudice the right of any party to assert its respective positions in connection with the assumption and assignment of the Johnson City, West Polk, and Sterling Buckeye leases at such hearing.
     14. With regard to the objection of Illinois, the same has been resolved by deleting the word “sale” from each of paragraph “O” and 45 of this Order, and by Debtor’s representation that no other transfer taxes are implicated as to Illinois that would invoke section 1146(c) of the Bankruptcy Code.
     15. To the extent that any sales taxes are payable in connection with the transfer of the Sale Assets to Gateway, such taxes shall be satisfied timely and in full by Gateway, in accordance with the provisions of the Agreement, by paying an appropriate sales tax, if any based upon a proportionate allocation of the Purchase Price to the assets subject to any such tax; provided, however, that notwithstanding the foregoing, pursuant to that certain letter dated January 8, 2003, received by the Debtor from the Office of the Attorney General of the State of Texas, any sales tax payable to Texas, in connection with the transfer of the Sale Assets to Gateway, shall be paid by the Debtor, and be subject to prompt reimbursement by Gateway to Debtor.
     16. The Debtor shall segregate $360,347.83 from the Sale Proceeds for the payment of certain personal property taxes to Texas for the year 2002, subject to a final determination of the actual amounts due. The Debtor further shall be responsible for its pro-rata share of personal

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property taxes owed to Texas that are allocable to that portion of the year 2003 preceding the closing of the Sale Transaction. Gateway shall be responsible for those personal property taxes owed to Texas that are allocable to that portion of the year 2003 following the closing of the Sale Transaction; provided, however, that if the year 2002 taxes are paid to Texas on or prior to January 31, 2003, Texas shall waive any rights it may otherwise have to assert a claim for interest under section 506(b) of the Bankruptcy Code.
     17. The Debtor shall endeavor to provide additional reasonable detail to ACC with regard to the existing Schedule 2.1 if such details are legitimately needed to identify assets adequately, and if such additional information is readily available; provided however, that the Debtor shall not be required to accommodate any such requests for further asset identification that will delay the closing of the sale.
     18. Schedule 2.1 (a) of the Agreement has been finalized and shall not be further modified.
     19. No Assets of any of the ACC Debtors may be sold by Debtor without ACC’s prior written consent.
     20. To the extent that Debtor provides services in respect of the Dallas market, including, but not limited to, wavelengths, co-locations and/or fiber services to ACC, ACC shall pay Debtor for such services. Such payment shall be in an amount and according to terms either (a) mutually agreed upon by ACC and the Debtor, or (b) in the absence of mutual agreement, as ordered by the Court (on notice to the Creditors’ Committee, the 12¼% Committee and Beal Bank). As to all payments (not just as to the Dallas market), which are or may be due to each of ABIZ or ACC by the other, each of ABIZ or ACC reserve their respective rights, claims and defenses against each other. All services provided to the ACC Debtors by ABIZ in connection

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with the assets being transferred shall be continued by the Purchaser at ABIZ (on mutually agreeable terms) until such time as the ACC Debtors migrate from current ABIZ locations and no longer require the service or the Purchaser or ABIZ obtains an order from this Court authorizing it to terminate service to the ACC Debtors, but in no event shall such services be provided later than March 31, 2003. ACC shall provide ABIZ with 30 days advance written notice of its intent to terminate service earlier than March 31, 2003.
     21. The ACC Debtors shall have the right to establish that they own any of the Sale Assets that are contemplated to be sold in connection with the Agreement.10
     22. In the event that an asset, that is or is determined to be an asset of the ACC Debtors, such as a piece of equipment, is transferred in connection with the proposed Sale Transaction, (a) the Debtor shall provide ACC with a like piece of equipment, subject to the consent of Beal Bank, or (b) the Debtor shall reimburse ACC for the value of the asset sold using a valuation mechanism to be mutually determined by Debtor and ACC, or by the Court (on notice to the Creditors’ Committee, the 12 1/4% Committee and Beal Bank) with any such reimbursement claim to be senior to any claims of Beal Bank to the extent of $100,000 and senior to the claims of all parties (except as to Beal Bank) with respect to all reimbursement claims provided for in this paragraph which are in excess of $100,000.
     23. The Debtor shall segregate $105,000 from the Sale Proceeds which shall be used to provide protection to Lucent for its alleged purchase money security interest in certain of the Sale Assets, which purchase money security interest, if any, is subject to the senior liens of Beal Bank. The remainder of Lucent’s objection is hereby overruled for the reasons set forth in the record of the Sale Hearing, subject to the clarifications set forth by the Court at the hearing held

[10]	To the extent, if any, the ACC Debtors should ever allege that it has ownership rights in the 5ESS Software, ACC shall provide Lucent with adequate notice of any such claims.

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on January 23, 2003. The Debtor shall provide Lucent with immediate access to the Debtor’s premises to perform an audit on the four 5ESS Switches, which audit shall be performed in a manner that will ensure that the Debtor experiences no disruption in service.
     24. The approval of the Motion as it relates to the proposed transfer of the four Lucent 5ESS Switches and the associated right-to-use the 5ESS Software is made pursuant to the express terms of Section 2.1(a) of the Amended General Agreement.
     25. Gateway shall satisfy in full all of the preconditions set forth in Section 2.1 of the Amended General Agreement prior to any such transfer, including, without limitation, delivery to Lucent by such transferee of a written agreement, in form and content satisfactory to Lucent, or, failing agreement thereon, to the Court, through which such transferee expressly assumes all obligations of ABSO and/or Adelphia Business Solutions, Inc. (“ABIZ”), (as me case may be pursuant to the Amended General Agreement), with regard to preserving and maintaining the confidentiality of the 5ESS Software and through which such transferee expressly acknowledges and adopts all limitations with regard to the use of Licensed Materials, including but not limited to 5ESS Software, as imposed on ABSO (and/or ABIZ, as the case may be) pursuant to the Amended General Agreement.
     26. Gateway shall receive only the limited rights with regard to the right-to-use the 5ESS Software as are expressly afforded to transferees pursuant to Section 2.1(a) of the Amended General Agreement. Gateway shall not receive as a result of any such transfer of the 5ESS Switches and the 5ESS Software any of the rights afforded to the “Customer” in the Amended General Agreement, except for such rights as are specifically reserved in Section 2.1 for the benefit of ABSO (and/or ABIZ, as the case may be) as the “Customer,” as that term is

15

defined in the Amended General Agreement. Gateway hereby acknowledges and agrees that the 5ESS Software remains and shall remain the property of Lucent.
     27. Nothing in this Order shall be construed to grant to Gateway any right to transfer any interest in the 5ESS Switches and the 5ESS Software to any third party other than as identified at the Sale Hearing held on January 7, 2003. Any such transferee shall be bound by the terms of paragraph 25 and 26 of this Order as they apply to Gateway.
     28. The Debtor shall not assume and assign to Gateway its co-location agreement or interconnection agreement with Qwest, and Gateway shall not be permitted to use the equipment related thereto absent further agreement with Qwest. Upon consummation of the Sale, Gateway shall promptly remove the equipment from the co-location sites and vacate and return the co-location spaces to Qwest and Qwest will be paid pursuant to the co-location agreement (or will be entitled to an administrative claim) up to the consummation of the Sale.
     29. The transfer of the Sale Assets to Gateway pursuant to the Agreement constitutes a legal, valid, and effective transfer of the Sale Assets, and shall vest Gateway with all right, title and interest of the Debtor in and to the Sale Assets free and clear of all interests of any kind or nature whatsoever.11
Assumption and Assignment of Assumed Contracts to Gateway
     30. Pursuant to 11 U.S.C. §§ 105(a) and 365, and subject to and conditioned upon the Closing, the Debtor’s assumption and assignment to Gateway, and its assumption on the terms set forth in the Agreement, of the Assumed Contracts is hereby approved, (subject to the conditions set forth in paragraphs 12 and 13 herein), and the requirements of section 365(b)(l) of the Bankruptcy Code with respect thereto are hereby deemed satisfied.

[11]	See Footnote 4.

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     31. The Debtor is hereby authorized and directed in accordance with sections 105(a) and 365 of the Bankruptcy Code (subject to the outcome of the hearing referenced in paragraph 13 herein and any subsequent resolution of the issues between Gateway and Johnson City and West Polk with respect to the Debtor’s proposed assumption and assignment of the Johnson City and West Polk leases) to (a) assume and assign to Gateway, effective upon the Closing, the Assumed Contracts free and clear of all interests of any kind or nature whatsoever, and (b) execute and deliver to Gateway such documents or other instruments as may be necessary to assign and transfer the Assumed Contracts to Gateway.
     32. The Assumed Contracts shall be transferred to, and remain in fall force and effect for the benefit of, Gateway in accordance with their respective terms, notwithstanding any provision in any such Assumed Contracts (including those of the type described in sections 365(b)(2) and 365(f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer and, pursuant to section 365(k) of the Bankruptcy Code, the Debtor shall be relieved from any further liability with respect to the Assumed Contracts after such assignment to and assumption by Gateway.
     33. The assumption and assignment of the Assumed Contracts under section 365 of the Bankruptcy Code is an integral part of the Sale Transaction under section 363 of the Bankruptcy Code and therefore the protections of section 363(m) of the Bankruptcy Code shall also include the Assumed Contracts assigned pursuant to section 365 of the Bankruptcy Code to the fullest extent permitted by law.
     34. All defaults or other obligations of the Debtor under the Assumed Contracts arising or accruing prior to the Commencement Date (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy

17

Code) as to which no objections were interposed, are deemed cured by the Debtor and the cure amounts with respect to each Assumed Contracts are those amounts set forth in the Notice of Debtor’s Intent to Assume and Assign Certain Executory Contracts and Unexpired Leases, which was served in accordance with the Procedures Order.
     35. With the exception of the amounts set forth in the Notice of Debtor’s Intent to Assume and Assign Certain Executory Contracts and Unexpired Leases, or as otherwise reflected in this Order, each nondebtor party to an Assumed Contract hereby is forever barred, estopped, and permanently enjoined from asserting against the Debtor or Gateway, or the property of any of them, any default existing as of the date of the Sale Hearing; or, against Gateway, any counterclaim, defense, setoff or any other claim asserted or assertable against the Debtor.
     36. The Debtor shall pay all obligations (other than the Assumed Liabilities) arising from the Commencement Date through and including the Closing Date under the Assumed Contracts as and when due, except as otherwise provided in the Agreement. To the extent any obligations (other than the Assumed Liabilities) arising from the Commencement Date through and including the Closing Date are unpaid as of the Closing Date, the Debtor shall pay such amounts as soon as practicable after the Closing of the Sale from the gross proceeds of the Sale.
     37. If the Assumed Contracts are secured by surety bonds issued by the Hanover Insurance Company, then, as of the Closing of the sale of the Sale Assets, such surety bonds shall be deemed released and replaced by surety bonds to be provided by Gateway.
     38. The failure of the Debtor, Gateway, or any non-debtor party to the Assumed Contracts to enforce at any time one or more terms or conditions of any Assumed Contracts shall

18

not be a waiver of such terms or conditions, or of the Debtor’s and Gateway’s or other nondebtor’s rights to enforce every term and condition of the Assumed Contracts.
Additional Provisions
     39. On the Closing Date, each of the Debtor’s creditors is authorized and directed to execute such documents and take all other actions as may be necessary to release its interest in the Sale Assets, if any, as such interests may have been recorded or may otherwise exist.
     40. This Order (a) shall be effective as a determination that, on the Closing Date, all liens, claims, and encumbrances of any kind or nature whatsoever existing with respect to the Debtor and the Sale Assets prior to the Closing have been unconditionally released, discharged and terminated, with any of same to attach to the net proceeds of the Sale or as otherwise provided herein, and that the conveyances described herein have been effected, and (b) shall be binding upon and shall govern the acts of all entities including without limitation, all filing agents, filing officers, tide agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Sale Assets.12
     41. Each and every federal, state, and local governmental agency or department is hereby directed to accept for filing and/or recording any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Agreement.
     42. If any person or entity that has filed financing statements, mortgages, mechanic’s liens, lis pendens, or other documents or Agreements evidencing claims or interests with respect

[12]	See Footnote 9.

19

to the Debtor or the Sale Assets shall not have delivered to the Debtor prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of all interests which the person or entity has with respect to the Debtor or the Sale Assets or otherwise, then (a) the Debtor is hereby authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the Sale Assets and (b) Gateway is hereby authorized to file, register, or otherwise record a certified copy of this Order, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all claims and interests in the Sale Assets of any kind or nature whatsoever with any of same to attach to the net proceeds of the Sale.13
     43. The Debtor, the Creditors’ Committee and the 12¼% Noteholders’ Committee shall jointly determine the proper allocation, after payment to Beal Bank in accordance with the Final DIP Order, of the proceeds of the Sale to, among other things, determine the proper post-petition intercompany claims among those Debtor whose assets are being sold in connection with the Sale; provided, however, that to the extent the Debtor, the Creditors’ Committee and the 12¼% Noteholders’ Committee are unable to jointly agree on a proper allocation of the proceeds, this Court shall determine the proper allocation of such proceeds, if any, after payment to Beal Bank in accordance with the Final DIP Order.
     44. Nothing herein shall be deemed to provide for an allocation of the proceeds of the Sale to, among other things, determine the proper post-petition intercompany claims among the Debtors; and the Debtor, the 12¼% Noteholders’ Committee, and the Creditors’ Committee

13      This paragraph shall not be applicable to Lucent’s ongoing ownership rights, claims and interests in the 5ESS Software.

20

hereby reserve their respective rights to determine and to object to the allocation of the proceeds of the Sale, if any.
     45. Pursuant to sections 105(a) and 1146(c) of the Bankruptcy Code, the transfer of the Sale Assets is not subject to taxation under any federal, state, local, municipal or other law imposing or purporting to impose a stamp, transfer, recording, or any other similar tax on any of the Debtor’s transfers or conveyances of the Sale Assets, which includes real estate, personal property, and any other assets.
     46. All entities who are presently, or on the Closing Date may be, in possession of some or all of the Sale Assets are hereby directed to surrender possession of the Sale Assets to Gateway on the Closing Date.
     47. Except for the Assumed Liabilities, except as expressly provided herein, Gateway shall have no liability or responsibility for any liability or other obligation of the Debtor arising under or related to the Sale Assets. Without limiting the generality of the foregoing, and except as otherwise specifically provided herein and in the Agreement, Gateway shall not be liable for any claims against me Debtor or any of its predecessors or affiliates, and Gateway shall have no successor or vicarious liabilities of any kind or character whether known or unknown as of the Closing Date, now existing or hereafter arising, whether fixed or contingent, with respect to the Debtor or any obligations of the Debtor arising prior to the Closing Date, including, but not limited to, liabilities on account of any taxes arising, accruing, or payable under, out of, or in connection with, or in any way relating to the operation of the business prior to the Closing Date.14
     48. Except for the Assumed Liabilities, except as expressly provided herein, the sale, transfer, assignment and delivery of the Sale Assets shall not be subject to any claims or

[14]	See Footnote 9.

21

interests, and claims and interests of any kind or nature whatsoever shall remain with, and continue to be obligations of, the Debtor, with any of same to attach to the net proceeds of the Sale. Following the Closing Date, no holder of claim against or an interest in the Debtor shall interfere with Gateway’s title to or use and enjoyment of the Sale Assets based on or related to such claims or interest.
     49. This Court retains jurisdiction to enforce and implement the terms and provisions of the Agreement, all amendments thereto, any waivers and consents thereunder, and of each of the Agreements executed in connection therewith in all respects, including, but not limited to, retaining jurisdiction to (a) compel delivery of the Sale Assets to Gateway, (b) resolve any disputes arising under or related to the Agreement, except as otherwise provided therein, (c) interpret, implement, and enforce the provisions of this Order, and (d) protect Gateway against and determine the extent and validity of any interests in the Debtor or the Sale Assets, of any kind or nature whatsoever, attaching to the net proceeds of the Sale.
     50. The transaction contemplated by the Agreement is undertaken by Gateway in good faith, as that term is used in section 363(m) of the Bankruptcy Code. Accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the Sale shall not affect the validity of the Sale to Gateway, unless such authorization is duly stayed pending such appeal. Gateway is a purchaser in good faith of the Sale Assets, and is entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code.
     51. The terms and provisions of the Agreement and this Order shall be binding in all respects upon, and shall inure to the benefit of, the Debtor, its estate, and its creditors, Gateway, and their respective affiliates, successors and assigns, and shall be binding in all respects upon any affected third parties including, but not limited to, all persons asserting interests in the Sale

22

Assets to be sold to Gateway pursuant to the Agreement, notwithstanding any subsequent appointment of any trustee(s) under any chapter of the Bankruptcy Code, as to which trustee(s) such terms and provisions shall likewise be binding.
     52. The failure specifically to include any particular provision of the Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Agreement be authorized and approved in its entirety.
     53. To the extent of any inconsistencies between the Agreement and this Order, the terms of this Order shall control.
     54. The Agreement and any related Agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto, in a writing signed by both parties, with three business days notice to the 12¼% Noteholders Committee, the Creditors’ Committee and Beal Bank, and in accordance with the terms thereof, without further order of the Court, provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtor’s estate, provided, however, that if the 12¼% Noteholders Committee, the Creditors’ Committee, or Beal Bank notifies each of the parties in accordance with section 10.4 of the Agreement that it objects to such modification within two business days of receiving notice of the proposed modification, the Debtor shall seek approval from this Court of such modification. As to the foregoing, if any such proposed modification, amendment or supplement to the Agreement would in any way affect Lucent’s rights in the 5ESS Software, Lucent shall be entitled to the same notice and opportunity to object as has been provided hereby to the Creditors’ Committee, the 12¼% Committee and Beal Bank.
     55. The Debtor’s request for a waiver of Bankruptcy Rules 6004(g) and 6006(d) is hereby denied, provided, however. that the ten-day stay period provided by such rules is hereby

23

shortened such that this Order shall become effective as of January 29, 2003 at 5:00 p.m. Eastern Standard Time. Any request for a further stay of the effectiveness of this Order shall be made only to the district court or any higher court; the requirements of Fed. R. Bankr. P. 8005 for application to this Court for any further stay are dispensed with and waved.
Dated: New York, New York
            January 24, 2003

/s/ Robert E. Gerber HONORABLE ROBERT E. GERBER
UNITED STATES BANKRUPTCY JUDGE

24

EXHIBIT B-3
Copy of Assumption Agreement

ASSUMPTION AGREEMENT
     THIS ASSUMPTION AGREEMENT is made as of February 7, 2003, by and among Adelphia Business Solutions Operations, Inc., a Delaware corporation (“Seller”), Citynet Holdings, LLC, a Delaware limited liability company (“Citynet”) and Gateway Columbus, LLC, an Ohio limited liability company (“Gateway”).
RECITALS
     WHEREAS, Adelphia Business Solutions, Inc. and certain of its wholly owned subsidiaries, including Seller, commenced cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. Section 101 et seq. (the “Bankruptcy Code”) on March 27, 2002 by filing voluntary petitions with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), jointly administered under Case No. 02-11389;
     WHEREAS, Seller and Gateway are parties to an Asset Purchase Agreement, dated as of November 15, 2002 (the “Asset Purchase Agreement”), pursuant to which Gateway has agreed to purchase certain assets and assume certain liabilities of Seller for the Purchase Price set forth therein. Capitalized terms used but not defined herein shall have the meanings set forth in the Asset Purchase Agreement;
     WHEREAS, Citynet is the successor in interest to certain rights of Gateway and is the assignee of all of Gateway’s rights and obligations under the Asset Purchase Agreement;
     WHEREAS, the Bankruptcy Court has entered the Approval Order as required in Asset Purchase Agreement.
     WHEREAS, by a Bill of Sale being executed and delivered by Seller and Citynet simultaneously herewith, Seller is selling, granting, assigning, transferring, conveying and delivering to Citynet all of its right, title and interest as of the date hereof in and to the Assets; and
     WHEREAS, pursuant to Section 3.1(c)(iv) of the Asset Purchase Agreement, at the Closing Citynet is required to execute and deliver an instrument of assumption in form and substance satisfactory to Seller, pursuant to which Citynet shall assume all Assumed Contracts and Assumed liabilities as of the Closing.
     NOW, THEREFORE, in order to satisfy the requirements of the Asset Purchase Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. As of the date hereof, Citynet hereby assumes the obligations under, and agrees to be bound by and to pay, perform and discharge when due, all of the Assumed Liabilities to the extent required by the Asset Purchase Agreement. Without limiting the generality of the foregoing, Citynet agrees to be bound by and to pay, perform, observe and discharge when due all of the terms, conditions and provisions of each of the Assumed Contracts, all with full force and effect as if Citynet had originally executed such Assumed Contract, including the payment of Cure Amounts, but only to the extent that may be required by the Asset Purchase Agreement.
     2. The respective rights of Seller, on the one hand, and Citynet, on the other hand, with respect to the Assumed Liabilities assumed hereunder shall be governed by the Asset Purchase Agreement. Nothing in this Assumption Agreement shall be construed to be a modification of, or limitation on, any provision of the Asset Purchase Agreement, including the representations and warranties set forth therein and the obligations of Seller and Citynet pursuant to the terms thereof. To the extent that any provision of this Assumption Agreement conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern.
     3. Subject to the provisions of the Asset Purchase Agreement, Citynet agrees to indemnify and hold Seller and its Affiliates harmless against and in respect of any Damages arising out of, resulting from or relating to the Assumed Liabilities, as more fully set forth in Article IX of the Asset Purchase Agreement.
     4. Nothing in this Assumption Agreement shall operate so as to release Citynet from any obligation or liability under the Asset Purchase Agreement.
     5. Nothing in this Assumption Agreement shall operate as to (a) release Gateway from any of its obligations under the Asset Purchase Agreement or (b) amend, modify or waive any liabilities or obligations of Gateway under the Asset Purchase Agreement, provided, however, that nothing in this Assumption Agreement shall be deemed or construed to vest any interest in the Assets in Gateway and Gateway hereby waives any and all of its rights relating to such Assets.
     6. Citynet and Gateway hereby (a) represent end warrant that Citynet is an affiliate of Gateway and (b) acknowledge that Seller is entering this Assumption Agreement with Citynet in reliance upon such representation and warranty.
     7. This Assumption Agreement shall be governed by, and construed in accordance with, the Bankruptcy Code and the laws of the State of New York, regardless of the laws might otherwise govern under applicable principles of conflict of laws. Any and all claims relating to this Assumption Agreement shall be filed and maintained in the Bankruptcy Court, and the parties hereto hereby consent to, and submit to, the personal and subject matter jurisdiction of the Bankruptcy Court.
     8. This Assumption Agreement is not intended and shall not be construed to confer upon any Person, other than the parties and their respective successors and permitted assigns under the Asset Purchase Agreement, any rights and remedies hereunder.
     9. This Assumption Agreement may be executed in one or more counterparts, all of which shall be deemed one and the same agreement.

2

     IN WITNESS WHEREOF, Seller, Citynet and Gateway have caused this Assumption Agreement to be executed and delivered as of the date first above written.

ADELPHIA BUSINESS SOLUTIONS OPERATIONS, INC.
By:	/s/ John Glicksman
	Name:	John Glicksman
	Title:	VICE PRESIDENT AND GENERAL COUNSEL

CITYNET HOLDINGS, LLC
By:	/s/ James Martin
	Name:	James Martin
	Title:	MANAGER

GATEWAY COLUMBUS, LLC
By:	/s/ James H. Hyland, III
	Name:	James H. Hyland, III
Title:

3

EXHIBIT C
List of Tenant’s Personal Property

	B	C	D	E	F
1			EXHIBIT A
2
3	Manufacturer	QTY	Description	Model	Serial Number
4
5	Switch
6	Lucent	1	SWITCHING SYSTEM	1	E3059VE and E8053VE
7	Lucent	1	Generic Software Program	1	”
8	Lucent	1	Computer Processor	1	”
9	Lucent	5	Switching Modules 2000 e/w (80) STS’s	5	”
10
11	Hardware Summary
12	Lucent	1	Computer System Processor Cabinet (CSPC)	1	”
13	Lucent	1	Ring Node Cabinet (RN 00/32)	1	”
14	Lucent	6	Communications Module 2 Cabinet (CM2)	6	”
15	Lucent	5	Switching Module Control Cabinet (SMC)	5	”
16	Lucent	12	Line Trunk Peripheral Cabinet (LTP)	12	”
17	Lucent	10	Digital Network Unit - Sonet (DNUS)	10	”
18	Lucent	80	Synchronous Transport Signal Cross Connect-1 (STSX-1)	80	”
19	Lucent	2	Access Interface Unit (AIU)	2	”
20	Lucent	16	Packet Switch Unit 2 (PSU2)	16	”
21	Lucent	1	Digital Service Unit 2 (DSU2)	1	”
22	Lucent	3	Modular Metallic Service Unit (MMSU)	3	”
23	Lucent	2	Global Power Distribution Frame (GPDF)	2	”
24	Lucent	5	Power Distribution Panel	5	”
25	Lucent	2	Miscellaneous Cabinet (M)	2	”
26
27	Lucent	1	Office Alarm Unit	1	”
28	Lucent	2	Resistor Panel	2	”
29	Lucent	1	909B ML-1 Voice Coupler	1	”
30	Lucent	2	3A SMSI-TUD Translator	2	”
31	Lucent	1	3000 Modem Shelf	1	”
32	Lucent	8	3811 Data Set Modem	8	”
33	GDC	2	GDC 202T Standalone Modem	2	”
34	Wescom	2	Wescom 829 Auxiliary Modem	2	”
35	Lucent	1	Master Control Console (MCC)	1	”
36	Lucent	2	Supplementary Trunk and Line Work Station (STLWS)	2	”

	B	C	D	E	F
37	Lucent	1	AIMS System Terminal	1	”
38	Lucent	1	Circuit Pack Storage Cabinet (CPSC)	1	”
39	Lucent	1	Single Sided Low Profile Distribution Frame (SSLPDF)	1	”
40	Lucent	1	Cabling, Cable Racking, Auxiliary Framing and Lighting	1	”
41
42	ETC	1	ETC Digital Announcement Unit	1	153411
43	3Com	1	3COM 96 Port Voice Mail System	1	3882Q024
					00L231007205,
					00L231007202,
					00L250007997,
44	Lucent	4	Galaxy Fuse type BDFB	108-479-106	00L250007217
					00L231007211,
45	Lucent	2	Galaxy Fuse type BDFB	108-479-106	00L250008009
46
47	Transmission
					A35194, A53350,
					A44916, A32314,
					A53347, A44916,
					A28651, A53200,
					A44664, A29736,
					A44971, A53349,
48	Fujitsu	5	Fujitsu Sonet w24 / e6 DS3, w24 / e6 STS-1 each	FLM 2400	A35223, A35202, A35352
49	Fujitsu	1	Fujitsu Sonet w 3 STS	FLM 150
50	Fujitsu	3	Fujitsu Sonet w18 / e6 STS-1 each	Flash 600 ADX	00740, 00727, 00728
51	Carrier Access	36	CAC Navigator w32 / e32 DS1 each	Navigator	020003704084
52					020003704088
53					020003804216
54					020003704097
55					020003704096
56					020003704103
57					020003804184
58					020003804218
59					020003804222
60					020003804209
61					020003804214
62					020003704109
63					020003704135
64					020003804219

	B	C	D	E	F
65					020003704019
66					020003804236
67					020003704117
68					020003804220
69					020003804189
70					020003804212
71					020003704064
72					020003704129
73					020003704089
74					020003704104
75					020003704018
76					020003704021
77					020003704086
78					020003704136
79					020003704099
80					020003704072
81					020003704133
82					020003704048
83					020003704101
84					020003804208
85					020003804217
86					020003700493
87	Adtran	2	Adtran Channel Banks w1 / e1 OCUDP each		Unknown
88
89	DACS
90
91	Tellabs Titan 5500	2	Administrative Complex Shelf	550A	OEO11734, OEO114149
92	Tellabs Titan 5500	1	Alarm Interface Panel	5540	OEO054230
93	Tellabs Titan 5500		Breaker/Frame Alarm Panel	5550	OEO081893
					OEO087618,
					OEO087513,
					OEO092424,
		8	End Switch Shelf		OEO091813,
					OEO095012,
					OEO085035,
94	Tellabs Titan 5500			550C	OEO090541, OEO090606

	B	C	D	E	F
					OEO097995,
		4	Center Switch Shelf		OEO094014,
95	Tellabs Titan 5500			550B	OEO086707, OEO098005

					114855, 114853, 114705,
					114725, 094793, 094789,
					094791, 094668, 111910,
		20	STS/DS3 shelf		111912, 111898, 111900,
					114877, 114869, 114701,
					114719, 114833, 114747,
					114731, 114742
96	Tellabs Titan 5500			550E
					114423, 114441, 114446,
		8	DDS1 shelf		114444, 115625,115604,
97	Tellabs Titan 5500			550M	115633, 115631
					113554, 113565, 113534,
		12	OC12 shelf		113544, 113437, 113446,
					090464, 111835, 092312,
98	Tellabs Titan 5500			550K	092685, 099003
99	Tellabs Titan 532	2	NES shelf		094240, 094248
100	Tellabs Titan 532	1	CES shelf		NI2834153K
101	Tellabs Titan 532	2	PES shelf		NI1304267K,
					MJ0622221K
102
103
104	Data Equipment
105	Lucent	1	Stinger, DSL		9420535
106	Lucent	1	ATM Switch	CBX500	BAC4V2KCAB
107	Jetstream	1	Jetstream VoDSL Gateway	CPX-1000	01-W1928B10A
108	Redback	1	Redback Router	SMS-500	15031010191206
109
110	DSX Equipment
111	ADC	49	DSX 1- 56 position panel	PXP-312002	Unknown
112	ADC	18	DSX 1- 64 position panel	PXP-332001	Unknown
113	ADC	27	DSX 3- 32 position panel	PXP-A00000	Unknown
114	ADC	43	DSX3- 24 position panel	DSX4R-24B0-D24	Unknown
115

	B	C	D	E	F
116	Misc. Hardware
117	Centest	1	Centest 650		1509
118	Harris	1	WS3000 Discrete Expander	WS 3000	171755
					171539, 171531, 171571,
119	Harris	5	DS2000	DS2000	171590, 170693
120	Harris	1	Discrete Annunciators		154043
121	Harris	1	Alarm panel		Unknown
122	ADC	2	FEC cabinet		Unknown
123	ADC	4	FDF/LDF frame		Unknown
124	Bits	1	Digital Clock Distribution	DCD523
125	Bits	1	Digital Clock GPS	45100-11
126
127	Voice Mall	1	Compaq Server with voicemail		D123FFL1K016
128
129	Surveillance Equipment				251423831, 25143835,
130	Cisco	1	Cisco 2509 Router, IOS, Memory, Cable	2509	25141119, 251411328
131	Cisco	4	2511 Router	AS-2511-RJ
132		1	Cisco 2621 4-slot Modular Router-AC with IP Software	2621	JMX0504K1TQ
133		1	1-Port WAN DSU-T1		Unknown
					KAB0517M02B,
134		3	3548 Cisco Switch	WS-3548-XL-EN	KAB0517M037
135		1	AT&T 3820 Modem		Unknown
136		1	AT&T 3810 Modem
137		1	AT&T 3510 Modem
138	Cisco	2	2600 Series
139	Catalyst	2	1900 Series		CNFBM30FAA
140	WIC	2	2T Serial
141	Levitron	5	48 port Cat5	T568B
142
143
144	MISC
145
146	Chairs	26	Herman Miller
147	Chairs	15	other
148	Chairs	4	Kitchen
149	Table	1	Kitchen

	B	C	D	E	F
150	Table	1	Small Conference Room (Round)
151	Table	2	Medium Conference Room
152	Table	1	Large Conference Room
153	Cabinet	1	Small Credenza
154	Cabinet	1	Large Credenza
155	Cabinet	2	Media Cabinet
156	Cabinet	10	4 Shelf
157	Cabinet	3	3 Shelf
158	Cabinet	4	4 Drawer
159	Cabinet	2	3 Drawer
160	Desk	1	Computer Room
161	Private Office	2	Work Station, Coat Closet system
162	Front Entrance	1	Work Station (Receptionist)
163	Cubicles	9	Work Stations
164
					00L231007205,
					00L231007202,
					00L250007997,
165	Lucent	4	108-479-106	Galaxy Fuse type BDFB	00L250007217
					00L231007211,
166	Lucent	2	Galaxy Fuse type BDFB	108-479-106	00L250008009

EXHIBIT C-2
Copy of Lease Termination Agreement

LEASE TERMINATION AGREEMENT
          This LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into by and between GO DADDY SOFTWARE, INC., an Arizona corporation (“Go Daddy”), as successor in interest to Sterling Buckeye Network Exchange, LLC, a Delaware limited liability company (“Original Landlord”), and CITYNET HOLDINGS, LLC, a Delaware limited liability company (“Citynet”), as successor in interest to Adelphia Business Solutions Operations, Inc., a Delaware corporation (“Original Tenant”).
RECITALS
A.	WHEREAS, Original Tenant and Original Landlord entered into that certain Lease dated on or about June 2000 (the “Lease”) for the lease of the premises commonly known as 1402 East Buckeye Road, Suite 1, Phoenix, Arizona 85034 (the “Leased Premises”);

B.	WHEREAS, Original Tenant assigned its interest in the Lease to Citynet pursuant to that certain Assumption Agreement dated February 7, 2003;

C.	WHEREAS, Original Landlord intends to sell its interest in the real property commonly known as 1402 East Buckeye Road (the “Property”) to Go Daddy pursuant to that certain Purchase and Sale Agreement of even date herewith (the “PSA”);

D.	WHEREAS, upon the closing the transaction contemplated in the PSA (the “Closing”), Go Daddy will have purchased the Property subject to the Lease;

E.	WHEREAS, Go Daddy and Citynet have agreed to terminate the Lease immediately following the Closing and enter into a new ground lease on the Property;
          NOW, THEREFORE, in consideration of this Agreement, the mutual agreements, covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Citynet and Go Daddy agree as follows:
1.	Effectiveness of Termination.
1.1	The parties hereto agree that in lieu of the original expiration date contained in the Lease, the Lease shall automatically terminate immediately following the Closing (the “Termination Date”). In the event that the Closing does not occur for any reason whatsoever, then this Agreement shall be of no further force and effect and each party to this Agreement forever waives any and all claims that it may have at any point in time against the other party for any reason whatsoever. Any and all expenses or costs incurred by Citynet in surrendering the Leased Premises shall be the sole responsibility of Citynet. Under no circumstances shall Go Daddy bear any responsibility for any expenses incurred by Citynet in connection with the Lease, this Agreement (unless resulting from a breach hereof by Go Daddy) or any other agreement. Unless prior written agreements control, Citynet shall quit the Leased Premises, and , except (i) any portion of the Leased Premises that are not in good condition and repair and are set forth on Exhibit “A” attached to this Agreement and (ii) to the actual knowledge of CityNet, shall surrender and return to Go Daddy in good condition and repair, reasonable wear and tear excepted, the Leased Premises, and all building systems that are set forth on Exhibit “B” attached to this Agreement. The building systems set forth on Exhibit “B” shall be surrendered in good working condition. The failure by Citynet to surrender in the condition set forth in this Section 1 (i) the Leased Premises and (ii) the building systems set forth on Exhibit “B” attached to this Agreement may, at Go Daddy’s sole discretion, be considered a holdover of the Leased Premises as such shall be governed by the terms of the Lease. Citynet shall also return to Go Daddy all keys, pass-cards and other similar items provided to Citynet at any time by Original Landlord in connection with the Leased Premises. Citynet also agrees that, except for that personal property set forth on Exhibit “C” attached to this Agreement, Citynet shall remove all of Citynet’s personal property from the Leased Premises no later than the Closing. Citynet may request no more than thirty (30) days after the Closing within which to remove all of its personal property, approval of which request will not be unreasonably withheld; provided, however, in the event that CityNet fails to remove all of CityNet’s personal property from the Leased Premises prior to the expiration of such thirty (30) day period, CityNet shall pay Go Daddy rent at the rates set forth in the Lease until such time as CityNet has fully and completely removed all of its personal property from the Leased Premises. As used in this Section 1.1, the phrase “actual knowledge” shall mean the actual knowledge of Jeff Ray and James Martin.

1.2	Go Daddy and Citynet shall execute a new lease, which lease shall be in the form and on the terms as set forth on Exhibit “D” hereto (the “New Lease”). The New Lease shall become effective immediately after the effectiveness of this Agreement and subsequent to the Closing; provided, however, CityNet shall have the right, in CityNet’s sole discretion to declare the New Lease null and void at any time and for any reason prior to the Closing by delivering written notice to Go Daddy of such intent to void.
2	Continued Performance. The parties agree that each shall continue to perform the party’s respective obligations contained in the Lease through and including the Termination Date.

3	Release. Upon Citynet satisfying the conditions set forth in Section 1 above, Go Daddy and Citynet hereby release, discharge and waive any and all claims against each other arising out of or in any way connected with the Lease and Citynet’s possession of the Leased Premises, except that Go Daddy shall not waive or release any claims for indemnification, contribution or apportionment of claims or liability brought against Go Daddy by any third party resulting from Citynet’s possession of the Leased Premises, and Go Daddy shall not waive any claims for damages resulting from any latent or hidden defects or hazardous materials contamination caused by Citynet during its possession and use of the Leased Premises.

4	Representations and Warranties. Upon termination of the Lease as set forth herein, Citynet shall transfer and assign at no cost or expense all of Citynet’s personal property set forth on Exhibit “C” attached to this Agreement, which shall be free of all claims or other encumbrances. Citynet represents and warrants that (i) it is the owner of and has good and marketable title to all of the personal property listed in Exhibit “C”; (ii) the personal property listed on Exhibit “C” is free and clear of all debts and encumbrances; and (iii) it has not entered into, caused to be filed or recorded, or allowed to be filed or recorded, any Uniform Commercial Code financing statements that encumber the personal property set forth on Exhibit “C” attached to this Agreement. In the event any such financing statements has been or is filed or recorded against the personal property set forth on Exhibit “C” attached to this Agreement, Citynet shall, within five (5) days after written request from Go Daddy, immediately cause such financing statements to be released.

5	Claims and Liens. As of the Termination Date, Citynet represents and warrants that it does not have any claims against the Original Landlord or Go Daddy in respect of any default or obligation of the Original Landlord or Go Daddy pursuant to the terms of the Lease or otherwise, that the Original Landlord does not hold any deposits of any nature that Citynet has a claim now or against or that Citynet may have a claim in the future, and that Citynet has not permitted any mechanics’ or similar lien to be attached to its interest in the Leased Premises.

6	Binding. This Agreement shall be for the benefit of, and shall be binding upon, the parties hereto and their respective heirs, executors, administrators and assigns.

7	Final Agreement. This Agreement shall constitute the final agreement and understanding of the parties on the subject matter hereof. This Agreement may be modified only by a further writing, signed by the parties hereto.

8	Attorneys’ Fees. If any legal action is commenced to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such party may be entitled.

9	Governing Law; Venue. This Agreement shall be interpreted in accordance with Arizona law. Both parties hereto submit to the jurisdiction of the appropriate courts of Maricopa County, Arizona.
IN WITNESS WHEREOF, Citynet and Go Daddy have duly executed this Agreement as of August 12, 2005.

GO DADDY SOFTWARE, INC., an Arizona corporation		CITYNET HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Robert R. Parsons	By:	/s/ Jeffrer A. Ray

Name:	ROBERT R. PARSONS	Name:	JEFFRER A. RAY
Its:	PRESIDENT	Its:	GENERAL COUNSEL

EXHIBIT “A”
Portions of Leased Premises not in good condition and repair
Landscaping has not been performed in the back of building since January of 2005. Many of the exterior lights are inoperative during certain times of the night.
Citynet’s gate code was never restored.
The original lock cylinders need re-installed on six exterior doors — (2) on the main double door, (1) on the northeast door, (1) on the southwest door, and (2) for the two doors facing Buckeye Road.
The electric door handles need repaired on four exterior doors.
Wires have been visibly cut on the main double door.
There are three additional doors that have been disabled and prevent access to the building with badges.
An interior door jam needs repaired. It was damaged or dismantled between the collocation room and an interior hallway. Wires are hanging and parts are laying on the floor. The lock was damaged/drilled and/or pried.
Interior door lock damaged on double door to loading dock area.
The security system will have to be re-connected and tested. The security system is powered by a DC transformer and wires were cut between the transformer and the security system. The leads to the battery in the security system also were cut. The two phone lines used to dial out and also for daily diagnostics were disconnected from the phone jack.
The fire alarm also is showing a lost communications alarm on the main board. It is possible that Original Landlord may have cut a line to the fire alarm dialer.

EXHIBIT “B”
Building Systems
Any and all building security systems
Any and all utility monitoring systems
Any and all power systems and related items
Any and all systems related to plumbing, heating, ventilating and air conditioning systems
Any and all mechanical and electrical systems

EXHIBIT “C”
Tenant’s Personal Property Remaining in the Leased Premises after Surrender

Manufacturer	QTY	Description	Model	Serial Number
DC Power
Lucent	1	GPS 4848 Initial Bay	H 569-434	00DJ09418056
Lucent	4	GPS 4848 Sup. Bay	H 569-434	00DJ09418714, 00DJ09420928, 00DJ09420930, 00DJ09418716
Lucent	20	595A2, 480V AC input, 200A Rectifiers for GPS 4848	107-534-497	Unknown
Lucent	7	Unigy II 1A-85-99S Battery Strings, 4200 Amp Hour each (total of 504 Batteries)	407-531-839	Unknown
Lucent	4	Galaxy Fuse type BDFB	108-479-106	00L231007205, 00L231007202, 00L250007997, 00L250007217

DC Power Collo
Lucent	1	GPS 4812 Initial Bay	H569-436	00DJ12400248
Lucent	8	596A, 240V AC input, 50A Rectifiers for GPS 4812	107-598-120	Unknown
Lucent	2	Unigy II 3 AVR 85-33S Battery Strings, 1400 Amp Hour each (47 Batteries Total)	407-531-466	Unknown
Lucent	2	Galaxy Fuse type BDFB	108-479-106	00L231007211,
	1	Panels P-6 Sections 1 and 2, P7, P4 Sections 1 and 2, P5 Section 1 and 2, Transformers T4, T5, T6, and T7		00L250008009 Unknown
Lucent	1	5KVA DC/AC Inverter

Generators and AC Switch Gear
Onan	1	1250 KW generator with 6400 gallon fuel tank	1250DFLC	Unknown
Russ Electric	1	2500 amp Automatic Transfer Switch (cost included with Gen-Set) ATS1, Switchboard DP1, Panel DP1	RMTD25004CEF	Unknown
	1	Panels H1, H2, H3, H4, CP1, PI, P2, P3		Unknown
	1	TVSS-DP1 , Transformer T1 , T2, T3		Unknown

Environmentals
Liebert	8	30 ton HVAC unit	VH380A-AAE1	Unknown
Liebert	4	20 ton HVAC unit	VH245A-AAE0	Unknown
Liebert	8	FM200 Tanks		Unknown
Liebert	9	Outside Air Condensors (ACC1, ACC2, ACC3, ACC4, ACC6, ACC7, ACC9, ACC10, ACC1 1		Unknown
Liebert	9	HVAC Units (CRAC-1 , CRAC-2, CRAC-3, CRAC-4, CRAC-6, CRAC-7, CRAC-9, CRAC-10, CRAC-11)		Unknown
Trane	6	Heat Pumps (CV-1, CV-2, CV-3, CV-4, CV-5, CV-6)		Unknown
Cheetah	1	Fire Protection System (FM200 and Pre-Action)		Unknown
	1	Hydrogen Alarm System, Hydrogen Alarm interface Panel		Unknown
	10	Fire Extinguishers		Unknown
	1	Building alarm and access control system		Unknown
	1	All building/infrastructure CAD Drawings		Unknown

EXHIBIT “D”
New Lease
(see attached)

EXHIBIT C-3
Copy of New Lease

LEASE
     THIS LEASE (this “Lease”) is entered into as of August 12, 2005 by and between GO DADDY SOFTWARE, INC., an Arizona corporation (“Landlord”) whose address is 14455 N. Hayden Road, Suite 219, Scottsdale, Arizona 85260, and CITYNET HOLDINGS, LLC, a Delaware limited liability company (“Tenant”) whose address is 113 Platinum Drive, Bridgeport, West Virginia 26330.
     NOW, THEREFORE, in consideration of this Lease, the mutual agreements, covenant and promises contained herein and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Landlord and Tenant agree as follows:
1. Basic Lease Provisions.
     1.1 Premises. Except as may be modified by Landlord prior to Tenant’s commencing construction of the Tenant Improvements, the Premises shall consist of no more than Thirty Five Hundred (3,500) square feet, determined in accordance with the terms and conditions set forth on Exhibit “A”, attached to this Lease. Tenant and Landlord shall mutually determine and approve the location of the Premises prior to Tenant commencing construction of the Tenant Improvements, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant acknowledges and agrees that Landlord shall have the right, in its reasonable discretion, to change the location of the Premises at any time after such determination and approval but prior to Tenant commencing construction of Tenant Improvements.
     1.2 Commencement Date. The Closing, as that term is defined in that certain Lease Termination Agreement by and between Landlord and Tenant of even date herewith.
     1.3 Term. Approximately 120 months.
     1.4 Use. The installation, operation and maintenance of equipment and related appurtenances in connection with Tenant’s telecommunications or network business.
     1.5 Monthly Rent. During the first sixty (60) months of the Term, the Monthly Rent shall be Three Thousand and No/100 Dollars ($3,000.00). From the sixty first (61st) month to the seventy second (72nd) month of the Term, the Monthly Rent shall be Three Thousand Two Hundred Fifty and No/100 Dollars ($3,250.00). From the seventy third (73rd) month to the eighty fourth (84th) month of the Term, the Monthly Rent shall be Three Thousand Five Hundred and No/100 Dollars ($3,500.00). From the eighty fifth (85th) month to the ninety sixth (96th) month of the Term, the Monthly Rent shall be Three Thousand Seven Hundred Fifty and No/100 Dollars ($3,750.00). From the ninety seventh (97th) month to the one hundred eighth (108th) month of the Term, the Monthly Rent shall be Four Thousand and No/100 Dollars ($4,000.00). From the one hundred ninth (109th) month to the one hundred twentieth (120th) month of the Term, the

Monthly Rent shall be Four Thousand Two Hundred Fifty and No/100 Dollars ($4,250.00). Monthly Rent during the Renewal Term shall be equal to the then fair market value of the Premises to be negotiated in good faith by the parties hereto.
     1.6 Security Deposit. Three Thousand and No/100 Dollars ($3,000.00).
     1.7 Property. The real property commonly known as 1402 East Buckeye Road, Phoenix, Arizona, with respect to which Property Landlord covenants that it is or will be the owner thereof in fee simple and has full right to make and enter into this Lease.
2. Lease/Ingress and Egress. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. Except to the extent required by governmental authorities, Landlord shall not change or alter the Property in such a manner that adversely, materially and permanently affect the access to the Premises from Buckeye Road. Tenant shall have the right to use such access during the Term and Renewal Term (if applicable) of this Lease.
3. Definitions. The following terms shall have the following meanings in this Lease.
     3.1 Alterations. Any alterations, additions or improvements made by or on behalf of Tenant that are both (i) in, on or about the Premises and (ii) outside of the building facility to be constructed by Tenant after the Commencement Date.
     3.2 HVAC. Heating, ventilating and air conditioning.
     3.3 Interest Rate. Twelve percent (12%) per annum, however, in no event to exceed the maximum rate of interest permitted by law.
     3.4 Landlord’s Agents. Landlord’s authorized agents, partners, subsidiaries, directors, officers, and employees.
     3.5 Outside Area. All areas and facilities within the Property provided and designated by Landlord for the general use and convenience of Tenant and other tenants and occupants of any part of the Property, including, without limitation, the parking areas, access and perimeter roads, sidewalks, landscaped areas, service areas, trash disposal facilities, and similar areas and facilities designated by Landlord. Landlord shall at all times have exclusive control of the Outside Area and may at any reasonable time temporarily close any part thereof, exclude and restrain anyone from any part thereof, except the bona fide customers, employees and invitees of Tenant and any other occupants of the Property who use such areas in accordance with the reasonable rules and regulations as Landlord may from time to time promulgate, and may reasonably change the configuration or location of the Outside Area. In exercising any such rights, Landlord shall use reasonable efforts to minimize any disruption of Tenant’s business. Landlord shall have the right to reconfigure the parking area and ingress to and egress from the parking area, and to modify the directional flow of traffic of the parking area.

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     3.6 Real Property Taxes. Any form of assessment, license, fee, rent tax, levy, penalty (if a result of Tenant’s delinquency), or tax (other than net income, estate, succession, inheritance, transfer or franchise taxes), imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is: (i) determined by the area of the Property or any part thereof or the rent and other sums payable hereunder by Tenant, including, but not limited to, any gross income or excise tax levied by any of the foregoing authorities with respect to receipt of such rent or other sums due under this Lease; (ii) upon any legal or equitable interest of Landlord in the Property or any part hereof, (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in all or any part of the Property; or (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Property whether or not now customary or within the contemplation of the parties.
     3.7 Rent. The Monthly Rent described in Section 1.5.
     3.8 Sublet. Any transfer, sublet, assignment, license or concession agreement, or change of ownership of this Lease or the Tenant’s interest in the Lease or any portion thereof, except for a Co-Location as defined in Section 23.2.
     3.9 Subtenant. The person or entity with whom a Sublet agreement is proposed to be or is made.
     3.10 Tenant Improvements. Those improvements to the Premises to be constructed by Tenant as described in Section 9.
     3.11 Tenant’s Agents. Tenant’s authorized agents, partners, subsidiaries, directors, officers, managers and employees.
     3.12 Tenant’s Personal Property. Tenant’s trade fixtures, furniture, equipment and other personal property in the Premises.
4. Lease Term. The Term shall be one hundred twenty (120) months, commencing on the Commencement Date, and ending one hundred twenty (120) months thereafter, unless sooner terminated as provided herein. Tenant shall have the option to renew this Lease for one additional period of five (5) years (the “Renewal Term”) in accordance with the terms and conditions set forth upon Exhibit “C”. At any time during the first twelve (12) months of the Lease Term, Tenant shall have the right to terminate this Lease for any reason upon ninety (90) days written notice to Landlord.
5. Rent.
     5.1 Monthly Rent. Tenant shall pay to Landlord, in lawful money of the United States, commencing on the Commencement Date and continuing thereafter on the first (1st) day of each calendar month throughout the Term and Renewal Term (if applicable), Monthly Rent in the amount set forth in Section 1.5. Except as otherwise

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provided herein, Monthly Rent shall be payable in advance, without abatement, deduction, claim, offset, or prior notice or demand. If the Commencement Date is not the first day of a calendar month, Tenant shall pay a pro rata portion of Monthly Rent for the partial month prior to the Commencement Date and the Commencement Date shall be deemed to be the first day of the next following month.
     5.2 Rental Abatement. Notwithstanding anything to the contrary in this Section 5, for a period of eighteen (18) months commencing on the first day of the calendar month after the Commencement Date (the “Rental Abatement Period”), Tenant shall not be obligated to pay the Monthly Rent. Should Tenant commit an event of default under Section 24, in addition to any and all other obligations under this Lease, Tenant shall reimburse Landlord for any and all abatements of Monthly Rent granted to Tenant by Landlord during the Rental Abatement Period.
6. Late Payment Charges. Tenant acknowledges and agrees that late payment by Tenant to Landlord of Rent and other charges provided for under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult or impractical to fix. Therefore, if any installment of Rent or any other charge due from Tenant is not received by Landlord by the date such Rent or other charge is due, Tenant shall pay to Landlord an additional sum equal to five percent (5%) of the amount overdue as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant.
Initials:
Landlord RRP   Tenant JAR
7. Security Deposit. Tenant shall deposit with Landlord upon the execution of this Lease the Security Deposit set forth in Section 1.6 for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant defaults with respect to any provision of this Lease, Landlord may apply all or any part of the Security Deposit for the payment of any Rent or other sum in default, the repair of such damage to the Premises or Property or the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default to the full extent permitted by law. If any portion of the Security Deposit is so applied, Tenant shall, within ten (10) days after written demand therefore, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount.
8. Holding Over. If Tenant remains in possession of all or any part of the Premises after the expiration of the Term or Renewal Term (if applicable), with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only and not a renewal hereof or any extension for any further term, and in such case, the Monthly Rent shall be one hundred fifty percent (150%) of the Monthly Rental payable

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during the last month of the Lease Term and such month-to-month tenancy shall be subject to every other term, covenant and agreement of this Lease.
9. Condition of Premises. Tenant shall build out the Premises in accordance with the plans and specifications attached hereto as Exhibit “B” (collectively, the “Tenant Improvements”). After completion of the Tenant Improvements, Landlord and Tenant shall conduct a walk-through inspection of the Premises. In the event that Tenant has failed to construct the Tenant Improvements then Tenant shall promptly complete any and all deficiencies in the Tenant Improvements. Tenant acknowledges and agrees that neither Landlord nor Landlord’s Agents have agreed to undertake any Alterations or construct any Tenant Improvements to the Premises.
10. Use of the Premises.
     10.1 Tenant’s Use. Tenant shall use the Premises solely for the purposes specified in Section 1.4 and shall not use the Premises for any other purpose without obtaining the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion.
     10.2 Compliance. Tenant shall not use the Premises or suffer or permit anything to be done in or about the Premises that will in any way conflict with any law, statute, zoning restriction, ordinance or governmental law, rule, regulation or requirement of duly constituted public authorities now in force or which may hereafter be in force or the requirements of the Board of Fire Underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises. Tenant shall not commit any public or private nuisance or any other act or thing that might or would disturb the quiet enjoyment of any other tenant of Landlord or any occupant of nearby property. Tenant shall not dump or store waste materials or refuse or allow such to remain within the Premises.
     10.3 Hazardous Materials. Tenant, at its sole cost, shall comply with all laws relating to Tenant’s storage, use and disposal of hazardous, toxic or radioactive matter, (collectively, “Hazardous Material”). If Tenant intends to store, use or dispose of any Hazardous Materials in, on or about the Premises, Tenant shall immediately seek Landlord’s consent, which may be withheld in Landlord’s sole and absolute discretion, in writing at least ten (10) days prior to their first appearance on the Premises. Tenant shall be solely responsible for and shall defend, indemnify and hold Landlord harmless from and against any liabilities, penalties, damages, costs or expenses (including reasonable attorneys’ fees), cause of action, claims and/or judgments arising out of or in connection with any storage, use or disposal of Hazardous Materials in, on or about the Premises or the Property by Tenant, its agents, employees, contractors or invitees. Tenant’s obligations hereunder shall survive the termination of this Lease.
11. Quiet Enjoyment. Landlord covenants that Tenant, upon performing the terms, conditions and covenants of this Lease and provided that Tenant is in compliance with all

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of the terms and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against any person claiming the same by, through or under Landlord.
12. Alterations. Tenant shall not make or permit any Alterations without the prior written consent of Landlord, in Landlord’s sole and absolute discretion. All Alterations shall be installed at Tenant’s sole expense, in compliance with all applicable laws and permit requirements by a licensed contractor, shall be done in a good and workmanlike manner and shall not diminish the value of either the Property or the Premises. All Alterations made by Tenant shall be deemed Tenant’s Personal Property. If Tenant does not obtain Landlord’s consent to any Alteration prior to undertaking the same, Landlord shall have the right to require Tenant to remove such Alteration at Tenant’s sole cost and expense. If Tenant removes any Alterations as required or permitted herein, Tenant shall repair any and all damage to the Premises caused by such removal and return the Premises to their condition as of the Commencement Date, normal wear and tear excepted and subject to the provisions of Section 21. Notwithstanding any other provisions of this Lease, Tenant shall be solely responsible for the maintenance and repair of any Alterations made by it to the Premises.
13. Surrender of the Premises. Upon the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord and shall remove its hut, equipment and related appurtenances and restore the Premises to a level grassed lawn. Any failure by Tenant to remove such Alterations and Tenant’s Personal Property after the termination of this Lease may be deemed, in Landlord’s sole discretion, to be a holdover of the Premises in accordance with the terms and conditions of this Lease. In the event that Landlord elects, in Landlord’s sole discretion to remove the Alterations or Tenant’s Personal Property, then Tenant shall be liable to Landlord for costs of removal of any such Alterations and Tenant’s Personal Property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with interest at the Interest Rate from the date of expenditure by Landlord. “Normal wear and tear”, for the purposes of this Lease, shall be construed to mean wear and tear caused to the Premises by a natural aging process that occurs in spite of prudent application of reasonable standards for maintenance, repair and janitorial practices. It is not intended, nor shall it be construed, to include items of neglected or deferred maintenance that would have or should have been attended to during the Term of the Lease if reasonable standards had been applied to properly maintain and keep the Premises at all times in good condition and repair.
14. Real Property Taxes.
     14.1 Payment by Landlord. Landlord shall pay all Real Property Taxes.
     14.2 Taxes on Tenant Personal Property. Tenant shall pay prior to delinquency all taxes assessed or levied against Tenant’s Personal Property in, on or about the Premises. When possible, Tenant shall cause its Personal Property to be assessed and billed separately from the real or personal property of Landlord.

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     14.3 Rental Taxes. Tenant shall, simultaneously with the payment of any sums to be paid under this Lease, pay Landlord for any sales, use, rental, transaction privilege, or other excise tax imposed or levied on, or measured by, the amount of Rent paid.
15. Utilities and Services. Tenant shall be responsible for and shall pay promptly all charges for water, gas, electricity, sewer, telephone, refuse pickup, janitorial service and all other utilities, materials and services furnished directly to or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service or other service furnished to the Premises, except that resulting from the negligence or willful misconduct of Landlord. Landlord shall use diligent efforts to promptly correct any failure or interruption caused by the act or neglect of Landlord. Any utilities that are not separately metered to the Premises shall be charged to Tenant based on Tenant’s Percentage or other equitable basis as reasonably determined by Landlord.
16. Repair and Maintenance.
     16.1 Tenant’s Obligations. Tenant shall at all times and at its own expense, clean, keep and maintain in good, safe and sanitary order, condition and repair every part of the Premises.
     16.2 Compliance with Government Regulations. Tenant shall, at its cost, comply with, including the making by Tenant of any Alteration to the Premises, all present and future regulations, rules, laws, ordinances, and requirements of all governmental authorities (including state, municipal, County and federal governments and their departments, bureaus, boards and officials) arising from the use or occupancy of the Premises.
17. Liens. Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant and hereby indemnifies and holds Landlord and its Agents harmless from all liability and cost, including attorneys’ fees and costs, in connection with or arising out of any such lien or claim of lien. Tenant shall cause any such lien imposed to be released of record by payment or posting of a proper bond acceptable to Landlord within twenty (20) days after written request by Landlord. Tenant shall give Landlord written notice of Tenant’s intention to perform work on the Premises which might result in any claim of lien at least ten (10) days prior to the commencement of such work to enable Landlord to post and record a Notice of Non-responsibility or other notice reasonably deemed proper by Landlord. If Tenant fails to so remove any such lien within the prescribed twenty (20) day period, then Landlord may do so and Tenant shall reimburse Landlord upon demand. Such reimbursement shall include all sums incurred by Landlord including Landlord’s reasonable attorneys’ fees, with interest thereon at the Interest Rate.
18. [Intentionally Omitted]
19. Insurance.

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     19.1 Indemnification by Tenant. Subject to the provisions of Section 20, Tenant hereby agrees to defend, indemnify and hold harmless Landlord and Landlord’s Agents from and against any and all damage, loss, liability or expense including, without limitation, attorneys’ fees and legal costs suffered directly or by reason of any claim suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury and property damage sustained by such person or persons which arises out of, is occasioned by or in any way attributable to the use or occupancy of the Premises or any part thereof and adjacent areas by the Tenant, the acts or omissions of the Tenant, Tenant’s agents, or any contractors brought onto the Premises by Tenant. Tenant agrees that the obligations assumed herein shall survive this Lease.
     19.2 Indemnification by Landlord. Subject to the provisions of Section 20, Landlord hereby agrees to defend, indemnify and hold harmless Tenant and Tenant’s Agents from and against any and all damage, loss, liability or expense including, without limitation, attorneys’ fees and legal costs suffered directly or by reason of any claim suit or judgment brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury and property damage sustained by such person or persons which arises out of, is occasioned by or in any way attributable to the acts or omissions of the Landlord or Landlord’s agents. Landlord agrees that the obligations assumed herein shall survive this Lease.
     19.3 Tenant’s Insurance. Tenant agrees to maintain in full force and effect at all times during the Term, at its own expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a responsible carrier or carriers reasonably acceptable to Landlord which afford the following coverages:
          19.2.1 Liability. Commercial general liability insurance in an amount not less than Two Million and No/100 Dollars ($2,000,000) combined single limit for both bodily injury and property damage which includes blanket contractual liability, broad form property damage, personal injury, completed operations, products liability, or such greater amount as Landlord’s lender may reasonably require and fire damage legal (in the amount not less than Two Million and No/100 Dollars ($2,000,000), naming Landlord and Landlord’s Agents as additional insureds.
          19.2.2 Personal Property. All risk or causes of loss — special form property insurance (including, without limitation, vandalism, malicious mischief, inflation endorsement, and sprinkler leakage endorsement) on Tenant’s Personal Property located on or in the Premises. Such insurance shall be in the full amount of the replacement cost, as the same may from time to time increase as a result of inflation or otherwise, and shall be in a form providing coverage comparable to the coverage provided in the standard ISO All-Risk form.
     19.4 All-Risk Insurance. During the Term, Landlord shall maintain all risk or causes of loss-special form property insurance, including inflation endorsement, sprinkler leakage endorsement, building code upgrades endorsement, flood coverage, and, at Landlord’s option, earthquake coverage, on the Property, excluding coverage of all

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Tenant’s Personal Property located on or in the Premises. Such insurance shall also include insurance against loss of rents on an “All Risk” basis, including earthquake and flood, in an amount equal to the Monthly Rent and Additional Rent, and any other sums payable under the Lease for a period of twelve (12) months commencing on the date of loss. Such insurance shall name Landlord and its Agents as named insureds and include a lender’s loss payable endorsement in favor of Landlord’s lender
     19.5 Certificates. Tenant shall deliver to Landlord at least thirty (30) days prior to the time such insurance is first required to be carried by Tenant, and thereafter at least thirty (30) days prior to expiration of each such policy, certificates of insurance evidencing the above coverage with limits not less than those specified above. The certificates shall expressly provide that the interest of Landlord therein shall not be affected by any breach of Tenant of any policy provision for which such certificates evidence coverage. All certificates shall expressly provide that no less than thirty (30) days prior written notice shall be given Landlord in the event of cancellation of the coverage evidenced by such certificates.
     19.6 Insurance Requirements. All insurance shall be in a form reasonably satisfactory to Landlord and shall be carried with companies that have a general policy holder’s rating of not less than “A” and a financial rating of not less than Class “X” in the most current edition of Best’s Insurance Reports; shall provide that such policies shall not be subject to material alteration or cancellation except after at least thirty (30) days prior written notice to Landlord; and shall be primary as to Landlord. The policy or policies, or duly executed certificates for them, together with satisfactory evidence of payment of the premium thereon shall be deposited with Landlord prior to the Commencement Date, and upon renewal of such policies, not less than thirty (30) days prior to the expiration of the term of such coverage. If Tenant fails to procure and maintain the insurance required hereunder, Landlord may, upon not less than ten (10) days prior written notice to Tenant, order such insurance at Tenant’s expense and Tenant shall reimburse Landlord. Such reimbursement shall include all sums incurred by Landlord, including Landlord’s reasonable attorneys fees and costs, with interest thereon at the Interest Rate.
20. Waiver of Subrogation. Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant each hereby waive all rights of recovery against the other on account of loss or damage occasioned to such waiving party for its property or the property of others under its control to the extent that such loss or damage is insured against under any insurance policies which may be in force at the time of such loss or damage, even if such damage may have been caused by the negligence of the other party, its agents or employees. Tenant and Landlord shall, upon obtaining policies of insurance required hereunder, give notice to the insurance carrier that the foregoing mutual waiver of subrogation is contained in this Lease and Tenant and Landlord shall cause each insurance policy obtained by such part to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord or Tenant in connection with any damage covered by such policy.

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21. Damage or Destruction. If the Premises are partially or totally destroyed or the Premises cannot be reasonably restored under applicable laws and regulations or due to the presence of hazardous factors such as earthquake faults, chemical waste and similar dangers, notwithstanding the availability of insurance proceeds, this Lease shall be terminated effective the date of the damage. Landlord shall not be required to repair or to make any restoration or replacement of any panelings, decorations, partitions, railings, floor coverings, office fixtures which are Alternations or Personal Property installed in the Premises by Tenant or at the expense of Tenant, including Tenant’s Tenant Improvement Work. Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration; and Tenant shall not have the right to terminate this Lease as the result of any statutory provision now or hereafter in effect pertaining to the damage and destruction of the Premises, except as expressly provided herein.
22. Condemnation. If title to all of the Premises or so much thereof is taken or appropriated for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the-Premises will not, in Landlord’s and Tenant’s mutual reasonable judgment, result in the Premises being suitable for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date that possession of the Premises or Building or part thereof be taken, provided that if the parties disagree, the Lease shall not terminate and the issue as to whether the remaining Premises are suitable for Tenant’s continued occupancy for the uses permitted by this Lease shall be submitted to mediation and then arbitration, if necessary. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this section. If any part of the Premises is taken and the remaining part is reasonably suitable for Tenant’s continued occupancy for the purposes and uses permitted by this Lease, this Lease shall, as to the part so taken, terminate as of the date that possession of such part of the Premises is taken. If the Premises is so partially taken, the Rent and other sums payable hereunder shall be reduced in the same proportion that Tenant’s use and occupancy of the Premises is reduced. If the parties disagree as to the suitability of the Premises for Tenant’s continued occupancy or the amount of any applicable Rent reduction, the matter shall be resolved by mediation and then arbitration, if necessary. No award for any partial or entire taking shall be apportioned. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof. Nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant’s Personal Property, for the interruption of Tenant’s business, or its moving costs, or for the loss of its goodwill. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any abatement of Rent except to the extent of interference with Tenant’s use of the Premises; provided, however, that in any event Rent shall not be abated if Tenant is separately and directly compensated for such interference by the condemning authority. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein.

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Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this section.
23. Assignment and Subletting.
     23.1 Landlord’s Consent. Tenant shall not enter into a Sublet without Landlord’s prior written consent, in Landlord’s sole and absolute discretion. Tenant shall retain one hundred percent (100%) of all profits from an approved sublease. Any attempted or purported Sublet without Landlord’s prior written consent shall be void and confer no rights upon any third person and shall be deemed a material default of this Lease. Each Subtenant shall agree in writing, for the benefit of Landlord, to assume, to be bound by, and to perform the terms, conditions and covenants of this Lease to be performed by Tenant. Notwithstanding anything contained herein, Tenant shall not be released from liability for the performance of each term, condition and covenant of this Lease by reason of Landlord’s consent to a Sublet unless Landlord specifically grants such release in writing.
     23.2 Co-location. Notwithstanding the foregoing Section 23.1, so long as Tenant is operating in the Premises providing telecommunication services, Tenant may co-locate customer equipment in the Premises for the purpose of connecting such customer equipment to Tenant’s telecommunication or network facilities in order for each to provide services to its respective customers (each, a “Co-Location”). Tenant shall not be required to pay to or share with Landlord any profits or co-location fees or charges Tenant receives from the customers whose equipment is co-located. No tenancy or sub-tenancy shall be created by the co-location of equipment allowed under this Section 23.2, nor shall co-location under this section be considered an assignment or transfer under this Lease. Tenant shall fully and completely indemnify Landlord for any and all claims brought or threatened against Landlord in any way connected with a Co-Location. The indemnity set forth in this section shall survive the termination or expiration of this Lease.
24. Default.
     24.1 Tenant’s Default. A default under this Lease by Tenant shall exist if any of the following events shall occur:
          24.1.1 If Tenant fails to pay Rent or any other sum required to be paid hereunder within five (5) days of its due date; or
          24.1.2 If Tenant shall have failed to perform any term, covenant or condition of this Lease except those requiring the payment of money, and Tenant shall have failed to cure such breach within thirty (30) days after written notice from Landlord, where such breach could reasonably be cured within such thirty (30) day period; provided, however, that where such failure could not reasonably be cured within the thirty (30) day period, that Tenant shall not be in default it if commences such

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performance within the thirty (30) day period and diligently thereafter prosecutes the same to completion; or
          24.1.3 If Tenant assigns its assets for the benefit of its creditors; or
          24.1.4 If a court shall make or enter any decree or order other than under the bankruptcy laws of the United states adjudging Tenant to be insolvent; or approving as properly filed a petition seeking reorganization of Tenant; or directing the winding up or liquidation of Tenant and such decree or order shall have continued for a period of thirty (30) days.
     24.2 Remedies. Upon a default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:
          24.2.1 Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due.
          24.2.2 Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice in accordance with applicable laws, and upon such termination relet the Premises or any part thereof. On termination, Landlord has the right to remove all Tenant’s Personal Property and store same at Tenant’s cost and to recover from Tenant as damages:
          (a) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus
          (b) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus
          (c) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; plus
          (d) Any other amount necessary which is to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs of expenses incurred by Landlord; (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions;

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          (e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of Arizona.
The worth at the time of award of the amounts referred to in Sections 24.2.2(a) and 24.2.2(b) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 24.2.2(c) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
          24.2.3 Landlord may, upon termination of this Lease in accordance with applicable laws, re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.
     24.3 Landlord’s Default. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by it hereunder unless and until it has failed to perform such obligation within thirty (30) days after receipt of written notice by Tenant to Landlord specifying the nature of such default; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecute the same to completion. Upon a failure to cure by Landlord within the thirty (30) day period, Tenant may terminate this Lease. Upon such termination, each party shall be fully and forever released from any and all obligations under this Lease, except for those that expressly survive the termination or expiration of this Lease.
25. Subordination. This Lease is subject and subordinate to any ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrance”) which may now affect the Property and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) shall require that this Lease be prior and superior thereto, within ten (10) days of written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver any and all reasonable documents or instruments which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises, or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provision thereof, so long as Landlord obtains from the Holder of any such Encumbrance a non-disturbance agreement which provides that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust the Holder shall recognize Tenant’s rights under this Lease as long as Tenant is not then in default and continues to pay the Rent and observe and perform all the provisions of this Lease to be observed and performed by Tenant. Within ten (10) days

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after Landlord’s written request, Tenant shall execute any and all documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance so long as such documents contain non-disturbance provisions substantially in conformance with the foregoing. Notwithstanding anything to the contrary set forth in this section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Property at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such Encumbrance.
26. Notices. Any notice or demand required or desired to be given under this Lease shall be in writing and shall be personally served or in lieu of personal service may be given by mail or by Federal Express or other reputable overnight courier service. If given by mail, such notice shall be deemed to have been given when seventy-two (72) hours have elapsed from the time when such notice was deposited in the United States mail, registered or certified, and postage prepaid, addressed to the party to be served. If given by overnight courier service, such notice shall be deemed to be effective upon the next business day after deposit with the courier service. At the date of execution of this Lease, the address of Landlord and Tenant are as set forth in the first section of this Lease. After the Commencement Date, all notices to Tenant shall be sent to the Premises. Either party may change its address by giving notice of same in accordance with this section.
27. Attorneys’ Fees. If either party brings any action, legal proceeding or arbitration proceeding for damages for an alleged breach of any provision of this Lease, to recover rent, or other sums due, to terminate the tenancy of the Premises or to enforce, protest or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs.
28. Estoppel Certificates. Tenant shall, within ten (10) days after written request from Landlord, execute and deliver to Landlord any documents, including estoppel certificates, in the form prepared by Landlord: (a) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Rent and other charges are paid in advance, if any, and (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord, or, if there are uncured defaults on the part of the Landlord, stating the nature of such uncured defaults, and (c) otherwise evidencing the status of the Lease, as may be required by a lender making a loan to Landlord to be secured by deed of trust or mortgage covering the Premises or a purchaser of the Premises from Landlord.
29. Transfer of the Property by Landlord. In the event of any conveyance of the Property and assignment by Landlord of this Lease, Landlord shall be and is hereby entirely released from all liability under any and all of its covenants and obligations contained in or derived from this Lease occurring after the date of such conveyance and assignment, and Tenant agrees to attorn to such transferee. Landlord shall, upon any sale or conveyance of the Property, transfer the Security Deposit to such transferee.

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30. Landlord’s Right to Perform Tenant’s Covenants. If Tenant fails to make any payment or perform any other act on its part to be made or performed under this Lease, and after notice as provided in Section 24, Landlord may, but shall not be obligated to and without waiving or releasing Tenant from any obligation of Tenant under this Lease, make such payment or perform such other act to the extent Landlord may deem desirable, and in connection therewith, pay expenses and employ counsel. All sums so paid by Landlord and all penalties, interest and costs in connection therewith shall be due and payable by Tenant upon receipt of written demand by Landlord, together with interest thereon at the Interest Rate from the date Tenant receives Landlord’s written demand to the date of payment by Tenant to Landlord, plus collection costs and attorney’s fees. Landlord shall have the same rights and remedies for the nonpayment thereof as in the case of default in the payment of Rent.
31. Force Majeure. Except for the obligation of Tenant to pay Monthly Rent and any other charges due by Tenant to Landlord under this Lease, any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inclement weather, failure of electronic systems, governmental restrictions, judicial orders, acts of the public enemy or hostile governmental action, fire or other casualty, eminent domain and other causes beyond the reasonable control of the party obligated to perform shall excuse the performance by a party for a period equal to any such prevention, delay or stoppage.
32. Tenant’s Remedy. If, as a consequence of a default by Landlord under this Lease, Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Property and out of rent or other income from the Property received by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Property, and neither Landlord nor Landlord’s agent, employees, directors, or other members shall be liable for any deficiency.
32. Mortgage Protection. If Landlord defaults under this Lease, Tenant will notify by registered or certified mail to any beneficiary of a deed or trust or mortgagee of a mortgage covering the Premises, of whom Tenant has been notified in writing, and offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.
33. Brokers. Tenant and Landlord warrant and represent that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that they know of no other real estate broker or agent who is or might be entitled to a commission in connection with this Lease. Tenant and Landlord each agree to defend, indemnify and hold the other party and its Agents from and against any and all liabilities or expenses, including attorneys’ fees and costs, arising out of or in connection with claims made by any other broker or individual for commissions or fees on the basis of the acts or omissions of the indemnifying party.

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34. Acceptance. Delivery of this Lease, duly executed by Tenant, constitutes an offer to lease the Premises, and under no circumstances shall such delivery be deemed to create an option or reservation to lease the Premises for the benefit of Tenant. This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant.
35. Recording. Neither party shall record this Lease.
36. Modifications for Lender. If, in connection with obtaining financing for the Property or any portion thereof, Landlord’s lender shall request reasonable modification to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent thereto, provided such modifications do not materially, adversely or permanently affect Tenant’s rights hereunder.
37. Parking. Tenant shall have no right to use the Property’s parking facilities except in the event of inspecting or performing general maintenance to the Premises.
38. General.
     38.1 Captions. The captions and headings used in this Lease are for the purpose of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.
     38.2 Executed Copy. Any fully executed copy of this Lease shall be deemed an original for all purposes.
     38.3 Time. Time is of the essence for the performance of each term, condition and covenant of this Lease.
     38.4 Separability. If one or more of the provisions contained herein, except for the payment of Rent, is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.
     38.5 Choice of Law. This Lease shall be construed and enforced in accordance with the laws of the State of Arizona. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant. Any and all disputes shall be brought in the appropriate courts of Maricopa County, Arizona and Landlord and Tenant submit to the jurisdiction of such courts.
     38.6 Gender, Singular, Plural. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural.

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     38.7 Binding Effect. The covenants and agreement contained in this Lease shall be binding on the parties hereto and on their respective successors and assigns to the extent this Lease is assignable.
     38.8 Waiver. The waiver by Landlord or Tenant of any breach of any term, condition or covenant, of this Lease shall not be deemed to be a waiver of such provision or any subsequent breach of the same or any other term, condition or covenant of this Lease. The subsequent acceptance of Rent hereunder by Landlord or payment of Rent hereunder by tenant shall not be deemed to be a waiver of any preceding breach at the time of acceptance or making of such payment. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by Landlord or Tenant as applicable.
     38.9 Entire Agreement. This Lease is the entire agreement between the parties and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.
     38.10 Authority. If Tenant is a corporation or a partnership, each individual executing this Lease on behalf of said corporation or partnership, as the case may be, represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said entity in accordance with its corporate bylaws, statement of partnership or certificate of limited partnership, as the case may be, and that this Lease is binding upon said entity in accordance with its terms. Landlord, at its option, may require a copy of such written authorization to enter into this Lease. The failure of Tenant to deliver the same to Landlord within seven (7) days of Landlord’s request therefor shall be deemed a default under this Lease.
     38.11 Exhibits. All exhibits, amendments, riders and addenda attached hereto are hereby incorporated herein and made a part hereof.
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the date set forth above.

GO DADDY SOFTWARE INC.		CITYNET HOLDINGS, LLC, a
An Arizona corporation		Delaware limited liability company

By:	Robert R. Parsons	By:	Jeffrey A. Ray

Name:	ROBERT R. PARSONS	Name:	Jeffrey A. Ray

Its:	PRESIDENT	Its:	General Counsel

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EXHIBIT “A”
Description of Premises
The Premises shall consist of no more than thirty five hundred (3,500) square feet comprised generally of a seventy (70) foot by fifty (50) foot area; provided, however, that (i) Tenant shall use commercially reasonable efforts to minimize the size of the Premises as much as is commercially possible while complying with any and all applicable laws related to or applying to the Tenant Improvements, and (ii) Landlord and Tenant shall mutually approve the size of the Premises prior to Tenant’s commencement of the Tenant Improvements, which approvals shall not be unreasonably withheld, conditioned or delayed.

EXHIBIT “B”
Description of Tenant Improvements
(see attached)

ITEM LIST
(ILLEGIBLE)

EXHIBIT “C”
Option to Extend Term
A.	Tenant shall have the option (the “Option”) to extend the Lease Term for a period of five (5) years (the “Option Period”) from the expiration of the Lease Term, provided Tenant gives Landlord written notice (the “Option Notice”) of its election not exercise the Option at least one hundred eighty (180) days, but no more than three hundred sixty (360) days prior to the expiration of the Lease Term. The terms and conditions of the Lease during the Option Period shall remain the same and in full force and effect, except for the following, (1) Tenant shall not receive any rent concessions, allowance or abatements, (2) Tenant shall have no further right to extend the Lease Term beyond the expiration of the Option Period, and (3) the Monthly Rent shall be mutually determined by Landlord and Tenant and equal to the fair market value for the Premises.

B.	Tenant shall not have the right to exercise the Option, notwithstanding anything set forth above to the contrary:
a.	During the time commencing from the date Landlord gives to Tenant a written notice that Tenant is in breach under any provisions of this Lease, and continuing until the breach alleged in the notice is cured,

b.	During the period of time commencing on the day after a monetary obligation to Landlord is due from Tenant and unpaid (without any necessity for notice thereof to Tenant) and continuing until the obligation is paid, and

c.	In the event that Landlord has given Tenant three (3) or more notices of breach, whether or not such breaches are subsequently cured during the applicable cure period, during any twelve (12) month period during the Lease Term.
C.	The period of time within which the Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Option because of the provisions of paragraph B above.

D.	All rights of Tenant under the provisions of this Exhibit shall terminate and be of no further force or effect, even after Tenant due and timely exercise of the Option, if, after such exercise, but prior to the commencement date of the Option Period, (1) Tenant fails to pay Landlord a monetary obligation of Tenant for a period of five (5) days after such obligation becomes due (without the necessity of Landlord to give notice there of Tenant), (2) Tenant fails to commence to cure a default within five (5) days after the date Landlord gives notice to Tenant of such default, or (3) Landlord gives Tenant three (3) or more notices of default, whether or not such defaults are subsequently cured.

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EXHIBIT D
Form of Deed
SPECIAL WARRANTY DEED
WHEN RECORDED, RETURN TO:

Attn.:
SPECIAL WARRANTY DEED
     For good and valuable consideration, receipt of which is hereby acknowledged, STERLING BUCKEYE NETWORK EXCHANGE, LLC, a Delaware limited liability company, as the GRANTOR herein, does hereby convey to [                                        ], a [                                        ], as the GRANTEE herein, the real property situated in Maricopa County, Arizona described in Exhibit A attached hereto (the “Property”), SUBJECT TO:
     (a) current taxes and assessments, reservations in patents;
     (b) and all easements, rights-of-way, covenants, conditions, restrictions, obligations, liabilities and the matters set forth on Exhibit B attached hereto; and
     Grantor hereby binds itself and its successors to warrant and defend the title as against all acts of Grantor herein and no other, subject to the matters above set forth.
     DATED:                                         ,2005

STERLING BUCKEYE NETWORK EXCHANGE, LLC, a Delaware limited liability company

By:
Its:

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STATE OF ARIZONA	)
	)	ss.
County of Maricopa	)
     The foregoing instrument was acknowledged before me this                     day of                                         , 2005, by                                            , the                                            of STERLING BUCKEYE NETWORK EXCHANGE, LLC, a Delaware limited liability company, who acknowledged that he executed the foregoing instrument for the purposes contained therein.

Notary Public
My Commission Expires:

2

EXHIBIT F
List of Service and Management Agreements
1.	Service Contract dated January 17, 2002 between Seller and AME Southwest (landscaping services).

2.	Contract for Monitoring of Fire Protection Equipment dated July 9,2003 between Seller and Sierra Fire & Communications, L.L.C.

3.	Roof Warranty from FiberTite®, issued through Seaman Corporation.

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EXHIBIT G
List of Seller’s Permits
None
Note: Seller’s City of Phoenix Privilege License (License No. 05001770) is non-transferable.

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EXHIBIT H
Arbitration of Dispute regarding Definition of “Material” in Final Paragraph of Section 11
          a. Governing Rules. The arbitration shall be conducted in accordance with the AAA Rules, except to the extent modified herein.
          b. Qualification of Mediators and Arbitrators. Each proposed mediator and arbitrator shall have at least ten (10) years experience with real estate purchase agreements with respect to similar types of properties for similar or greater prices and, in the case of mediators, shall be chosen from panels or lists designated by the AAA and, in the case of an arbitrator, shall be selected by the AAA.
          c. Initiation of Proceeding. If any dispute pertaining to the interpretation of the word “material” in the final paragraph of Section 11 of the Agreement to which this Exhibit H is attached, then either party may initiate arbitration by serving written notice on the other party of its intention to arbitrate the dispute, provided that either party (the “Initiating Party”) may elect, within five (5) days of receipt of such notice, to notify the other party (the “Responding Party”) of such party’s election to submit any such dispute, first, to non-binding mediation. The Initiating Party shall include with such notice a list of no fewer than five (5) proposed mediators not affiliated with the Initiating Party, selected from panels or lists maintained by the AAA. Within two (2) business days of receipt of such notice, the Responding Party shall provide the Initiating Party with a list of one or more mediators from the list provided by the Initiating Party that are agreeable to the Responding Party whereupon the parties shall arrange for one of the mutually agreeable mediators to conduct the mediation as soon as possible, provided that in the absence of a timely response from the Responding Party the Initiating Party shall be entitled to make such arrangement with any of the mediators on the Initiating Party’s list. Prior to the mediation, the parties shall each provide the mediator with a statement setting forth such party’s description of the nature of the dispute and, if applicable, the remedy sought.
          d. Arbitration. If neither party elects to pursue mediation or if the mediation is not successful, the parties shall proceed to binding arbitration. A copy of the notice of arbitration shall be filed at the local office of the AAA together with this arbitration provision and the appropriate filing fee as required by the AAA, and the parties shall request that an arbitrator be appointed within the shortest possible period by the President or Chief Administrative Officer of the local branch or office of the AAA or any successor association or body of comparable standing if the AAA is not then in existence.
          e. Hearing. The arbitrator shall be sworn faithfully and fairly to determine the question at issue and, immediately following appointment, the arbitrator shall provide written notice to the parties indicating the time and location of the scheduled hearing. The hearing must be held as soon as possible and, in all events, within ten (10) days following the date on which the arbitrator is appointed. At least five (5) days prior to the commencement of the arbitration hearing, each party shall provide the other party and the arbitrator with a statement of its position respecting the dispute in question and a list of any witnesses whom such party expects to testify at such hearing on its behalf and any documents which such party may introduce as evidence at such hearing. The arbitration proceeding shall take place in Phoenix, Arizona and the scope of the arbitration proceeding shall be limited to the matters that are the basis of the dispute and shall include no other matters. The arbitrator shall afford to the parties a hearing and the right to conduct discovery in accordance with the Arizona Rules of Civil Procedure, submit evidence, with the privilege of cross-examination on the question at issue, provided that the applicable time periods shall be adjusted, as determined by the arbitrator, in order to permit the conclusion of such proceeding within the time frame contemplated by this Exhibit H. At the conclusion of the proceeding, each party shall provide the arbitrator and the other party with a statement of its “best and final” position respecting the disputed matter(s).
          f. Scope of Award. With the exception of damages other than actual damages (i.e., punitive, consequential, or other special damages, which are expressly precluded), the arbitrator shall have the authority to award any remedy or relief that a court of the State of Arizona could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process; provided, however, the arbitrator shall rule in favor of one party as to each disputed matter, with no comprises or alternative solutions permitted, i.e., shall select the position offered by one of the parties with respect to each issue presented for resolution, without variation, and shall give notice to the parties hereto of such determination within five business (5) days following the hearing.
          g. Conduct of Parties. The parties agree that with respect to all aspects of the arbitration they will conduct themselves in a manner intended to assure the integrity and fairness of that process. To that end, if a dispute is submitted to arbitration, the parties agree that they will not contact or communicate with the arbitrator with respect to any dispute either ex parte or outside of the contacts and communications contemplated by this Exhibit H, and the parties further agree that they will cooperate in good faith in the production of documentary and testimonial evidence in a prompt and efficient manner to permit the review and evaluation thereof by the other party. If a party fails or refuses to act within the time periods set forth above, such party shall be deemed to have approved the other party’s statement of position.
          h. Fees and Costs. The arbitrator shall assess its fees, all other reasonable fees and costs of any such arbitration proceeding and reasonable attorneys’ fees against the party who in the arbitrator’s opinion is not the prevailing party. For purposes of this Paragraph, the term “prevailing party” shall mean (i) with respect to the claimant, one who is successful in obtaining substantially all of the relief sought, and (ii) with respect to the respondent, one who is successful in denying substantially all of the relief sought by the claimant. If neither party substantially prevails, then the award for attorneys’ fees shall be apportioned in the arbitrator’s discretion.
          i. Appointment of Successor. If any arbitrator appointed pursuant to this Paragraph shall thereafter die or become unable or unwilling to act, his successor shall be appointed in the manner provided in paragraph (c) of this Exhibit H.
          j. Decision Binding. The decision or award by the arbitrator when made shall be final and non-appealable and the parties shall be bound by such arbitration decision or award for all purposes and judgment may be entered upon it in accordance with applicable law in the Maricopa County Superior Court.

2

EXHIBIT I
LIST OF DELIVERED REPORTS
1.	1998 ALTA Survey

2.	April 2000 UST letter from ADEQ

3.	May 2000 Phase I & II Environmental Site Assessment

4.	May 2000 Demolition Asbestos Survey

5.	July 2000 Dry Well Registration Form

6.	March 2001 Correspondence on Well Abandonment

7.	July 2001 Letter to AZ Dept. of Water Resources

8.	Feb 2003 Lease Assumption

9.	May 2003 Storage Lease

10.	Feb 2005 Storage Lease

11.	Service Contract with AME Southwest (Landscaping)

12.	Service Contract with Sierra (fire protection monitoring)

13.	Secor Phase I dated August 14,1997, delivered to Gary Bender at Bender Environmental.

14.	Letter from Secor dated April 13,2000, delivered to Gary Bender at Bender

Environmental.

15.	Exhibit A to Lease Termination Agreement.